UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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☐	Soliciting Material Pursuant to §240.14a-12
Och-Ziff Capital Management Group Inc.
(Name of Registrant as Specified in Its Charter)

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OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 2, 2019
Dear Shareholder:
You are invited to the annual meeting of Shareholders (the “Annual Meeting”) of Och-Ziff Capital Management Group Inc. (the “Company”). The Annual Meeting will be held solely online on July 2, 2019 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/OZM2019. At the 2019 Annual Meeting, the following items of business will be considered:

1.	The election of Messrs. Richard G. Ketchum and J. Morgan Rutman as Class III directors to serve for a term of three years and until their successors are duly elected or appointed and qualified.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

3.	Any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
The Board of Directors has set the close of business on May 7, 2019 as the record date for determining Shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Shareholders as of the record date will be available for inspection by Shareholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Shareholders electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OZM2019 when you enter the control number we have provided to you.
All Shareholders are cordially invited to attend the Annual Meeting. EVEN IF YOU CANNOT VIRTUALLY ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on July 2, 2019: the Proxy Statement and Annual Report
to Shareholders are Available at www.proxyvote.com

By Order of the Board of Directors,

Katrina Paglia
Secretary
May 15, 2019
New York, New York

OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.
9 West 57th Street
New York, New York 10019
PROXY STATEMENT
Our board of directors (the “Board of Directors” or the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies by Och-Ziff Capital Management Group Inc. on behalf of the Board for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Och-Ziff Capital Management Group Inc., which will take place at 9:00 a.m. Eastern Time on July 2, 2019, and any adjournment or postponement thereof. The Annual Meeting will be a completely “virtual meeting” of shareholders. You will be able to virtually attend the Annual Meeting, where you will be able to vote electronically and submit questions during the live webcast, by visiting www.virtualshareholdermeeting.com/OZM2019 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the voting instructions that accompanies your proxy materials.
The Company intends to make available this proxy statement and the accompanying proxy card on or about May 15, 2019 to all shareholders entitled to vote at the Annual Meeting.
In this proxy statement, references to “Oz Management,” “our Company,” “the Company,” “the firm,” “we,” “us,” or “our” refer, unless the context requires otherwise, to Och-Ziff Capital Management Group Inc. (the “Registrant”), a Delaware corporation, and its consolidated subsidiaries, including the Oz Operating Group. References to the “Operating Agreement” refer to our Bylaws, dated as of May 9, 2019.
References to the “Oz Operating Group” refer, collectively, to OZ Management LP, a Delaware limited partnership, which we refer to as “OZ Management,” OZ Advisors LP, a Delaware limited partnership, which we refer to as “OZ Advisors I,” OZ Advisors II LP, a Delaware limited partnership, which we refer to as “OZ Advisors II” and each of their consolidated subsidiaries. References to our “Operating Partnerships” refer, collectively, to OZ Management, OZ Advisors I and OZ Advisors II. References to our “intermediate holding companies” refer, collectively, to Och-Ziff Holding Corporation, a Delaware corporation and a wholly owned subsidiary of Och-Ziff Capital Management Group Inc. (“Oz Corp”), and Och-Ziff Holding LLC, a Delaware limited liability company (“Oz Holding”), which, prior to the merger referenced in the next sentence, had been a wholly-owned subsidiary of Och-Ziff Capital Management Group Inc. As previously disclosed and in connection with the Registrant’s change of its tax classification from a partnership to a corporation, effective April 1, 2019 (the “Corporate Classification Change”), Oz Holding merged with and into Oz Corp, with Oz Corp as the surviving entity. Accordingly, unless the context requires otherwise, references to our “intermediate holding company” refer to Oz Corp.
References to our “executive managing directors” refer to the current limited partners of the Oz Operating Group entities, other than our intermediate holding company, including our founder, Mr. Daniel S. Och, and, except where the context requires otherwise, include certain limited partners who are no longer active in the business of the Company. References to the ownership of our executive managing directors include the ownership of certain estate and personal planning vehicles, such as family trusts, of such executive managing directors and their immediate family members. References to our “active executive managing directors” refer to executive managing directors who remain active in our business. References to the “Ziffs” refer collectively to Ziff Investors Partnership, L.P. II and certain of its affiliates and control persons.
References to “Class A Shares” refer to our Class A Shares, representing Class A shares of Oz Management, which are publicly traded and listed on the New York Stock Exchange, which we refer to as the “NYSE.” References to “Class B Shares” refer to Class B Shares of Oz Management, which are not publicly traded, are currently held by our active and former executive managing directors and have no economic rights but entitle the holders thereof to one vote per share together with the holders of our Class A Shares. References to “Shares” refer to our Class A Shares and Class B Shares, collectively. References to our “shareholders” refer to holders of our Class A Shares and Class B Shares, collectively. The terms “Group A

Units,” “Group A-1 Units,” “Group B Units,” “Group D Units,” “Group E Units,” “Group E-1 Units,” “Group E-2 Units” and “Group P Units” refer to the aggregate of interests consisting of one Class A, Class A-1, Class B, Class D, Class E, Class E-1, Class E-2 or Class P, as applicable, common unit in each Oz Operating Group entity, and “Group Unit” or “Unit” refers generally to the aggregate of interests consisting of one common unit of any or all of the Group A, Group A-1, Group B, Group D, Group E, Group E-1, Group E-2 or Group P common units in each Oz Operating Group entity. The term “Profit Sharing Interests,” or “PSIs,” refers to non-equity, limited partner profits interests in the Oz Operating Group entities that participate in distributions of future profits of the Oz Operating Group.
At the close of trading on January 3, 2019, we effected the previously announced 1-for-10 reverse share split (the “Reverse Share Split”) of the Class A Shares. As a result of the Reverse Share Split, every ten issued and outstanding Class A Shares were combined into one Class A Share. Corresponding adjustments were also made to the Class B Shares. Share and unit amounts presented throughout this proxy statement have been adjusted to give effect to the Company’s Reverse Share Split.
References to our “IPO” refer to our initial public offering of 3.6 million Class A Shares that occurred in November 2007. References to the “2007 Offerings” refer collectively to our IPO and the concurrent private offering of approximately 3.8 million Class A Shares to DIC Sahir Limited, a wholly-owned subsidiary of Dubai International Capital LLC, which we refer to as “DIC.” References to the “2011 Offering” refer to our public offering of 3.3 million Class A Shares in November 2011. References to “funds” refer to the multi-strategy, dedicated credit, real estate and other single strategy funds, and other alternative investment vehicles for which we provide asset management services.
No statements made herein, on our website or in any of the materials we file with the United States Securities and Exchange Commission, which we refer to as the “SEC,” constitute, or should be viewed as constituting, an offer of any fund.
As of May 7, 2019, the Record Date for the Annual Meeting, the Class B Shares represent 58.7% of our total combined voting power. Holders of the Class B Shares have granted an irrevocable proxy to vote all of their Class B Shares to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, as it may determine in its sole discretion. This proxy will terminate on the “Transition Date,” which will be the 30th day following the completion of the Liquidity Redemption (as defined below), subject to extension in certain cases whereby Mr. Och or his related parties are not permitted to effect redemptions of their capital in funds managed by us. The Company expects the Transition Date to occur before the Annual Meeting. Accordingly, holders of Class B Shares should vote their shares by completing proxies online or by telephone or by mailing their proxy cards, or they may attend and vote via webcast at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have made available this proxy statement and proxy card because the Board of Directors of Oz Management is soliciting your proxy to vote at the Annual Meeting and at any adjournment or postponement thereof. The Annual Meeting will be held on July 2, 2019 at 9:00 a.m. Eastern Time via live webcast through the www.virtualshareholdermeeting.com/OZM2019. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). This solicitation is for proxies for use at the Annual Meeting or any reconvened meeting after an adjournment or postponement of the Annual Meeting.
You are invited to join the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to join the Annual Meeting to vote your Shares. Instead, you may simply complete, sign and return the proxy card or vote by telephone or Internet, as discussed below.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of printing and mailing our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide these materials to our shareholders over the Internet. On May 15, 2019, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a paper or email copy on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of this proxy statement and our 2018 Annual Report to Shareholders, which was sent on or about May 15, 2019.
Who is entitled to vote at and attend the Annual Meeting?
Only shareholders of record of our Shares at the close of business on the record date, May 7, 2019, are entitled to receive notice of, to vote at and join the Annual Meeting. Each outstanding Class A Share and Class B Share entitles its holder to cast one vote on each matter to be voted upon.
What is the difference between Class A Shares and Class B Shares?
The Class A Shares represent Class A shares of the Registrant and are listed on the NYSE. The holders of Class A Shares are entitled to one vote per share and any dividends we may pay. The Class A Shares vote together with the Class B Shares on all matters submitted to a vote of shareholders.
The Class B Shares are held by our active and former executive managing directors. They have no economic rights (and therefore no rights to any dividends or distributions we may pay) and are not publicly traded, but rather entitle the holders to one vote per share together with the Class A Shareholders. The Class B Shares are intended solely to provide our active and former executive managing directors with voting interests in Oz Management commensurate with their economic interests in the Oz Operating Group. The Class B Shares are not currently and are not expected to be registered for public sale or listed on the NYSE or any other securities exchange.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Most of the holders of our Class A Shares hold their shares beneficially through a broker or other nominee rather than directly in their own name. All of our Class B Shares are held directly by our active and former executive managing directors in their names. As summarized below, there are some distinctions between Shares owned beneficially and those held of record.
Beneficial Owner:    If your Class A Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of Class A Shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote. The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your Class A Shares.

Because a beneficial owner is not the shareholder of record, you may not electronically vote your Class A Shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your Shares giving you the right to vote the Shares at the Annual Meeting.
Shareholder of Record:    If your Shares are registered directly in your name with us or our share transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those Shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote electronically at the Annual Meeting. We have enclosed or sent a proxy card for you to use.
What will I need in order to virtually attend the Annual Meeting?
You are entitled to attend the virtual Annual Meeting only if you were a shareholder of record as of the record date for the Annual Meeting, or May 7, 2019 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OZM2019 and using your 16-digit control number to enter the meeting.
Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote electronically at the Annual Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to virtually attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
What constitutes a quorum?
The presence of a quorum is required for business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our Shares outstanding as of the Record Date and entitled to vote shall constitute a quorum. As of the May 7, 2019 Record Date, 49,798,889 Shares (comprised of 20,589,937 Class A Shares and 29,208,952 Class B Shares) were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum.
How do I vote my shares?
You may vote via webcast at the Annual Meeting or by mail. If you are a holder of record of Shares, you also can choose to vote by telephone or electronically through the Internet. If you hold your Shares in “street name” through a broker, trustee or other nominee, you also may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided to you by such broker, trustee or other nominee.
Voting by Mail:    If you are a holder of record of Shares and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Office of the Secretary prior to the Annual Meeting in order for your Shares to be voted. If you hold Shares beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.
Voting by Telephone or Internet:    If you are a holder of record of Shares, you can choose to vote by telephone or by Internet. You can vote by telephone by calling the toll-free telephone number on your proxy card. The website for Internet voting is listed on the proxy card. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on July 1, 2019. If you hold your Shares beneficially in street name, the availability of telephonic or Internet voting will depend on the voting process of your broker, trustee or other nominee. Please check with your broker, trustee or other nominee and follow the voting procedures your broker, trustee or other nominee provides to vote your Shares.
Voting at the Annual Meeting:    If you are a holder of record of Shares, you may attend and vote via webcast at the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote at the Annual

Meeting. Follow the instructions from your broker, trustee or other nominee included with these proxy materials or contact your broker, trustee or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to participate virtually at the Annual Meeting, we encourage shareholders to vote well before the Annual Meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Any vote properly cast at the Annual Meeting will supersede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.
How does the Board recommend I vote on the proposals?

The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:
“FOR” the election of Messrs. Richard G. Ketchum and J. Morgan Rutman as Class III directors to serve for three-year terms (see Proposal No. 1); and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 (see Proposal No. 2).
What vote is required to approve each proposal?
Election of Directors.    For Proposal No. 1, the election of directors, each Shareholder is entitled to vote for two nominees for Class III director. Directors are elected by a plurality of the votes cast at any duly convened meeting at which a quorum is present. Thus, the two nominees with the greatest number of votes will be elected. Abstentions will have no effect on the election of Class III directors, as they are not counted as votes cast.
Other Proposals.    For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, a majority of the votes cast will be required for approval. A majority of votes cast means that the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions are not counted as votes “for” or “against” this proposal and thus will have no effect on the outcome of the vote.
Notwithstanding the vote standards described herein, please be advised that Proposal No. 2 is advisory only and will not be binding on the Company or the Board and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Board and Audit Committee will take into account the outcome of the votes when considering what action, if any, should be taken in response to the advisory votes by Shareholders.
A “broker non-vote” would occur only if a broker, trustee or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such Shares. Brokers will have discretionary voting power to vote Shares for which no voting instructions have been provided by the beneficial owner with respect to Proposal No. 2. Brokers will not have discretionary voting power to vote Shares with respect to Proposal No. 1, and broker non-votes will have no effect on this proposal, as broker non-votes are not counted as votes cast.
As of May 7, 2019, the Record Date for the Annual Meeting, the Class B Shares represent 58.7% of our total combined voting power. Holders of the Class B Shares have granted an irrevocable proxy to vote all of their Class B Shares to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, as it may determine in its sole discretion. This proxy will terminate on the “Transition Date,” which will be the 30th day following the completion of the Liquidity Redemption (as defined below), subject to extension in certain cases whereby Mr. Och or his related parties are not permitted to effect redemptions of their capital in funds managed by us. The Company expects the Transition Date to occur before the Annual Meeting. Accordingly, holders of Class B Shares should vote their shares by completing proxies online or by telephone or by mailing their proxy cards, or they may attend and vote via webcast at the Annual Meeting.
How will my Shares be voted if I do not indicate a vote on my proxy card?
Your Shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your Shares will be voted as recommended by the Board. See the question above entitled “How does the Board recommend I vote on the proposals?”

Your Shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.
Can I change my vote or revoke my proxy after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record as of May 7, 2019, regardless of the way in which you submitted your original proxy, you may change it by:

•
returning a later-dated signed proxy card to us, prior to the Annual Meeting, at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;

•
delivering a later-dated written notice of revocation to us, prior to the Annual Meeting, at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary;

•	submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Annual Meeting; or

•	attending the Annual Meeting and properly voting via webcast.
If your Shares are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote via webcast at the Annual Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote my shares?—Voting at the Annual Meeting.”
Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.
What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your
Shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof. If, for any reason, our nominees for Class III directors are not available as candidates for director, the persons named as proxyholders will vote your proxy for such other candidates as may be nominated by the Board of Directors, or the size of the Board of Directors will be reduced.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, trustees and other nominees who hold Shares in their names furnish our proxy materials to the beneficial owners of the Shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules.

CORPORATE GOVERNANCE
Board of Directors
The primary functions of our Board of Directors are to:

•	provide oversight, counseling and direction to our management in the interest and for the benefit of our Shareholders;

•	monitor senior management’s performance;

•	actively oversee risks that could affect our Company;

•	oversee and promote the exercise of responsible corporate governance; and

•
perform the duties and responsibilities assigned to them under our Operating Agreement and other organizational documents, Corporate Governance Guidelines and the laws of Delaware, our state of formation.

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines as a framework for the governance of the Company. Our Corporate Governance Guidelines work together with our Operating Agreement and the Class B Shareholders Agreement (the “Class B Shareholders Agreement”) (which will be terminated effective as of the Transition Date), both of which contain certain processes and procedures relating to our corporate governance. Our Corporate Governance Guidelines describe additional processes and procedures that are intended to meet the listing standards of the NYSE and also provide reasonable assurance that our Board of Directors acts in the best interest of our Shareholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, Board leadership and meetings and procedures, as well as issues relating to the committees of the Board, such as structure, function, charters, membership and responsibilities. The full text of our Corporate Governance Guidelines can be found in the “Public Investors— Governance—Corporate Governance Documents” section of our website (www.ozm.com). A copy may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
Director Independence
Under our Corporate Governance Guidelines, a majority of the directors serving on our Board must qualify as independent directors and each of the Audit Committee, Compensation Committee and Nominating, Corporate Governance and Conflicts Committee must consist solely of independent directors. As described in the Corporate Governance Guidelines, our Board annually (or as circumstances warrant) makes an affirmative determination regarding the independence of each director. An “independent” director meets both the NYSE’s definition of independence, as well as the Board’s independence standards (the “Director Independence Standards”), in each case as determined by the Board in its business judgment. The Director Independence Standards, attached as Annex A to this proxy statement, are set forth in our Corporate Governance Guidelines and are also available on our website (www.ozm.com). Our Board undertook its annual review of director independence in May 2019, and in the process reviewed the independence of each director. In determining independence, our Board reviews, among other things, whether each director has any material relationship with us. An independent director must not have any material relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Based on the standards set forth by the NYSE and in our Director Independence Standards, the Board has affirmatively determined that Allan S. Bufferd, Marcy Engel, Michael D. Fascitelli, Richard G. Ketchum, Georganne C. Proctor and J. Morgan Rutman are each independent, and the Board had previously determined that former directors William P. Barr, J. Barry Griswell, and Jerome P. Kenney were independent. Robert S. Shafir is a member of management, and former directors Daniel S. Och and David Windreich formerly were members of management, and therefore are not independent.

Board Leadership Structure; Executive Sessions of the Independent Directors
Richard G. Ketchum is our Chairman of the Board, and Robert Shafir is our Chief Executive Officer (“CEO”). Our Operating Agreement permits the roles of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be separated in the future based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. Our Board periodically reviews the Company’s leadership structure and whether separating the roles of Chairman and CEO is in the best interests of the Company and its shareholders. When making this determination, the Board will consider any recommendation of the Nominating, Corporate Governance and Conflicts Committee, the current circumstances at the Company, the skills and experiences of the individuals involved and the leadership composition of the Board. Separating the positions of CEO and Chairman allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
In addition, our Board, in accordance with our Corporate Governance Guidelines, annually selects a Lead Independent Director. Currently Marcy Engel serves as our Lead Independent Director. The Lead Independent Director presides over all executive sessions of the independent members of the Board, has the authority to call unscheduled executive sessions and serves as a liaison between the Chairman and other senior members of the Company’s management team and the independent members of the Board.
Pursuant to our Corporate Governance Guidelines, the independent directors meet in executive sessions without management present at least once every quarter. Following these sessions, the Lead Independent Director provides management with specific feedback and input regarding information flow, agenda items and any other relevant matters, thereby enhancing the oversight function of the independent directors and the committees of the Board.
Committees of the Board
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Conflicts Committee and the Committee on Corporate Responsibility and Compliance. Our Corporate Governance Guidelines provide that the Board may establish and maintain other committees from time to time, as it deems necessary and appropriate. The following table provides a summary of the membership of the Board and each of its standing committees as of May 15, 2019:

Director	Audit Committee	Nominating, Corporate Governance and Conflicts Committee	Compensation Committee	Committee on Corporate Responsibility and Compliance
Daniel S. Och
Allan S. Bufferd	X	X	Chair
Marcy Engel	X	Chair	X	X
Michael D. Fascitelli			X
Richard G. Ketchum				Chair
Georganne C. Proctor	Chair	X		X
Robert S. Shafir
Each of the four standing committees operate under a written charter adopted by the Board. For additional information regarding each committee’s duties and responsibilities, please refer to the committee charters, which are available in the “Public Investors—Governance—Corporate Governance Documents” section of our website (www.ozm.com). Copies of the committee charters may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.

Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; and (iv) the performance of the Company’s internal audit function and our independent registered public accounting firm. Among its specific duties and responsibilities, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm;

•	considers and monitors the independence of the independent registered public accounting firm by:

◦
obtaining and reviewing a report by the independent registered public accounting firm which describes any relationships that may reasonably be thought to bear on the independence of such accounting firm;

◦	discussing with such accounting firm the potential effects of any such relationships on independence; and

◦	obtaining a description of each category of services provided by such accounting firm to the Company together with a list of fees billed for each category;

•
reviews and discusses with management and the independent registered public accounting firm our earnings press releases, financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, including any significant financial items and accounting policies or changes relating to such items or policies;

•
reviews and discusses with management, our Chief Compliance Officer, our internal audit department and the independent registered public accounting firm their reports regarding the adequacy and effectiveness of our financial reporting process and internal controls, including internal control over financial reporting and disclosure controls and procedures;

•
reviews and discusses with management and our internal audit department the scope of and the work performed under our internal audit program and our practices pertaining to risk assessment and risk management;

•	reviews significant tax, legal and regulatory matters;

•
oversees procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and

•
oversees the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents.

The Audit Committee operates under a written charter adopted by the Board. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee Charter, which is available in the “Public Investors—Governance—Corporate Governance Documents” section of our website (www.ozm.com). Copies of the Audit Committee Charter may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Audit Committee are Mr. Bufferd, Ms. Engel and Ms. Proctor. Ms. Proctor currently serves as Chair. The Board has determined that each of Mr. Bufferd, Ms. Engel, and Ms. Proctor is an “Audit Committee Financial Expert” for purposes of SEC rules, as each possesses accounting and related financial management expertise. The Board also has determined in its business judgment that each member of the Audit Committee is financially literate, as required by the NYSE. All members of our Audit Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines, the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Corporate Governance Guidelines and Audit Committee Charter restrict Audit Committee members from simultaneously serving on the audit committees of more than two other public companies without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on our Audit Committee. Currently, none of the members of the Audit Committee sits on the audit committees of more than two other public companies.
Nominating, Corporate Governance and Conflicts Committee
The primary responsibilities of the Nominating, Corporate Governance and Conflicts Committee are to: (i) identify individuals qualified to become members of our Board, in addition to those identified by the Class B Shareholder Committee; (ii) recommend to the Board director candidates for election at the Annual Meetings; (iii) develop and recommend to our Board a set of corporate governance guidelines; and (iv) oversee the evaluation of the Board and its committees. Among its specific duties and responsibilities, the Nominating, Corporate Governance and Conflicts Committee:

•
establishes processes and procedures for the selection and nomination of directors, subject to the rights of the Class B Shareholder Committee (for information on the Class B Shareholder Committee, please see “Certain

Agreements of the Registrant and the Oz Operating Group Entities—Class B Shareholder Agreement—Class B Shareholder Committee; Proxy and Approval Rights—Class B Shareholder Committee”);

•	periodically reviews the size and composition of the Board and its committees and recommends any appropriate changes to the Board;

•	recommends to the Board candidates for election or reelection to the Board at each annual Shareholders’ meeting, subject to the rights of the Class B Shareholder Committee;

•
annually reviews our Corporate Governance Guidelines to assess whether they are appropriate for the Company and comply with the requirements of the NYSE and other relevant requirements, and recommends to the Board changes as appropriate to these guidelines; and

•
oversees policies and procedures governing related person transactions, periodically reviews and updates as appropriate these policies and procedures and reviews and approves or ratifies any related person transactions, other than related person transactions that are pre-approved pursuant to our Related Person Transaction Policy, described under “Certain Matters and Related Person Transactions—Policy on Transactions and Arrangements with Related Persons.”

The Nominating, Corporate Governance and Conflicts Committee operates under a written charter adopted by the Board. The Committee does not have a formal policy with respect to the consideration of diversity in identifying nominees for director. However, the Committee seeks to have a Board that reflects the appropriate balance of knowledge, experience, skills, expertise and diversity (including, but not limited to, diversity of occupational and personal backgrounds) and considers these criteria when nominating individuals to serve on the Board. The Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process. For additional information regarding the Committee’s duties and responsibilities, please refer to the Nominating, Corporate Governance and Conflicts Committee Charter, which is available in the “Public Investors—Governance—Corporate Governance Documents” section of our website (www.ozm.com). Copies of the Nominating, Corporate Governance and Conflicts Committee Charter may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Nominating, Corporate Governance and Conflicts Committee are Mr. Bufferd, Ms. Engel and Ms. Proctor. Ms. Engel currently serves as Chair. All members of our Nominating, Corporate Governance and Conflicts Committee are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in matters relating to the compensation of our executive officers, employees and directors. Among its specific duties, the Compensation Committee:

•
oversees and makes recommendations regarding our overall compensation structure, and policies and practices, and assesses whether our compensation structure establishes appropriate incentives for our executive managing directors, management and employees;

•
reviews and approves corporate goals and objectives as relevant to the compensation of the executive officers, and determines and approves, or recommends to the Board, as appropriate, any compensation to be paid to the executive officers;

•
oversees the Och-Ziff Capital Management Group Inc. Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”), the Och-Ziff Capital Management Group Inc. 2013 Incentive Plan (the “2013 Plan”) and any other equity-based incentive compensation plans and other compensation and employee benefit plans;

•	reviews and discusses with management the Compensation Discussion and Analysis and related disclosures included in our annual proxy statement;

•	monitors compliance by the independent directors with the Company’s Class A Share ownership requirements; and

•	reviews the compensation of directors for service on our Board and its committees and recommends changes in compensation to our Board, to the extent warranted.

The Compensation Committee operates under a written charter adopted by the Board. For additional information regarding the Committee’s duties and responsibilities, please refer to the Compensation Committee Charter, which is available in the “Public Investors—Governance—Corporate Governance Documents” section of our website (www.ozm.com). Copies of the Compensation Committee Charter may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Compensation Committee are Mr. Bufferd, Ms. Engel and Mr. Fascitelli. Mr. Bufferd serves as the Chair. All members of our Compensation Committee are independent directors within the meaning of the Director Independence Standards included in the Company’s Corporate Governance Guidelines and the NYSE listing standards applicable to compensation committee members and are also “non-employee” directors as defined by Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(1) of the Internal Revenue Code of 1986.
Committee on Corporate Responsibility and Compliance
The primary responsibilities of the Committee on Corporate Responsibility and Compliance are to assist the Board in overseeing management’s efforts to ensure a culture of ethical business practices within the Company and to sustain an industry-leading legal and regulatory compliance program. The role of the Committee on Corporate Responsibility and Compliance is one of oversight, recognizing that management is responsible for instilling the Company’s ethics and compliance throughout the Company’s employee base.
The Committee on Corporate Responsibility and Compliance is responsible for overseeing and making recommendations regarding management’s efforts to instill and encourage ethical business practices, and the Company’s legal and regulatory compliance programs.
Among its specific duties and responsibilities relating to the oversight of management’s efforts to ensure a culture of ethical business practices and an industry-leading legal and regulatory compliance program, the Committee on Corporate Responsibility and Compliance:

•
reviews and evaluates management’s ethics and culture initiatives, including training on ethical decision-making, to determine if further enhancements are needed to reinforce business practices by employees that are ethical and fully compliant with legal and regulatory requirements;

•	reviews and evaluates the Company’s compliance initiatives, including training and the processes for the reporting and resolution of ethics and compliance issues;

•	reviews and evaluates management’s efforts to ensure that the Company’s investment decisions reflect the Company’s commitment to ethical business practices and compliance;

•
reviews and evaluates internal and external information (including government actions brought in the asset management industry) based on criteria to be developed by the committee, to assess whether there are significant concerns regarding the Company’s business practices or compliance practices;

•
may make recommendations to the Compensation Committee on possible employee compensation actions, such as clawbacks and other remedies, to reward ethical behavior and discourage unethical behavior; and

•
reviews the annual report prepared by the Chief Compliance Officer and provides an annual presentation to the Board that includes (i) an assessment of the state of the Company’s compliance functions; (ii) significant compliance issues involving the Company of which the committee has been made aware, including a summary of the results of any internal investigations conducted by the Company; (iii) any potential patterns of non-compliance identified within the Company; (iv) any significant disciplinary actions against any compliance or internal audit personnel or any Company personnel relating to ethics or compliance matters; and (v) any other issues that may reflect any systemic or widespread problems in compliance or regulatory matters exposing the Company to substantial compliance risk. In advance of such presentation, the Committee on Corporate Responsibility and Compliance and the Audit Committee, either through their respective chairs or otherwise, shall confer on any matters of mutual interest in light of their respective responsibilities.

The Committee on Corporate Responsibility and Compliance operates under a written charter adopted by the Board. For additional information regarding the duties and responsibilities of the Committee on Corporate Responsibility and Compliance, please refer to the Committee on Corporate Responsibility and Compliance Charter, which is available in the “Public Investors—Governance—Corporate Governance Documents” section of our website (www.ozm.com). Copies of the

Committee on Corporate Responsibility and Compliance Charter may also be obtained upon written request to us at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The current members of the Committee on Corporate Responsibility and Compliance are Ms. Engel, Mr. Ketchum, and Ms. Proctor. Mr. Ketchum serves as the Chair. All members of the Committee on Corporate Responsibility and Compliance are independent directors within the meaning of the Director Independence Standards, included in the Company’s Corporate Governance Guidelines and the NYSE listing standards.
Board Role in Risk Oversight
Our Board is responsible for overseeing the effectiveness of management’s overall risk management programs and processes and focuses on our overall risk management strategies. Management is responsible for the day-to-day assessment and management of risk and the development and implementation of related mitigation procedures and processes. In exercising this responsibility, management regularly conducts risk assessments of our business and operations, including our funds’ portfolios. Management’s risk management processes cover the full scope of our operations, are global in nature and designed to identify and assess risks as well as determine appropriate ways to mitigate and manage risks. Further, our Risk Committee, which is comprised of members of senior management, oversees portfolio risk management processes. Additionally, our Business Risk Committee, which is also comprised of members of senior management, reviews and evaluates proposed transactions prior to commitment that may present certain risks for our Company, including legal, compliance, reputational or other business risks.
Our Board has delegated to its committees specific risk oversight responsibilities as summarized below. The chairs of the committees report regularly to the Board on the areas of risk they are responsible for overseeing. Further, under our Corporate Governance Guidelines, each of our directors has full and free access to members of the Company’s management and, in accordance with our organizational documents and agreements, may consult with the Company’s management committees. The Board and its committees oversee risks associated with their respective principal areas of focus, summarized as follows:

•
The Board as a whole has primary responsibility for overseeing strategic, financial and execution risks associated with the Company’s operations and operating environment, including: (i) significant changes in economic and market conditions worldwide that may pose significant risk to our overall business; (ii) major legal, regulatory and compliance matters that may present material risk to the Company’s operations, plans, prospects or competitive position; (iii) strategic and competitive developments; and (iv) senior management succession planning. The Board reviews information concerning these and other relevant matters that are regularly presented by management, including our Risk Committee, our Head of Internal Audit, our Chief Legal Officer and our Chief Compliance Officer, as well as each of the committees of the Board.

•
The Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures, internal control over financial reporting and significant tax, legal and regulatory compliance matters. Our Chief Financial Officer regularly provides reports to the Audit Committee on these matters. Additionally, the Company’s Head of Internal Audit reports independently to the Audit Committee and our Chief Legal Officer and our Chief Compliance Officer independently report quarterly to the Audit Committee regarding legal matters, compliance matters, and the activities of the Business Risk Committee. In addition, our Board has delegated primary responsibility to the Audit Committee for the oversight of the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company's plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents. To assist in performing this oversight function, the Audit Committee is to receive semi-annual reports from the Company’s Cybersecurity Risk Oversight Committee. The Audit Committee will report in turn, at least annually, to the Board regarding the Company’s cybersecurity risk management.

•
The Compensation Committee has primary responsibility for addressing risks and exposures associated with the Company’s compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives and alignment of interests between our executives and the holders of our Class A Shares. Management has reviewed the Company’s compensation policies and practices for our executive managing directors and employees as they relate to our risk management and reported its findings to the Compensation Committee. The Compensation Committee has concluded that our compensation policies and practices, as described in the section below entitled “Compensation Discussion and Analysis,” encourage and reward prudent business judgment and appropriate risk-taking over the long term and do not create incentives for risk-taking that are reasonably likely to pose material risks to the Company.

•	The Nominating, Corporate Governance and Conflicts Committee oversees risks associated with the independence of the Board and potential conflicts of interest.

•	The Committee on Corporate Responsibility and Compliance oversees risks associated with our legal and regulatory compliance programs.

Director Attendance at the Annual Meeting and Board and Committee Meetings
Pursuant to our Corporate Governance Guidelines, all of our directors are expected to prepare for, attend and actively participate in all Board meetings and all meetings of any committee of the Board of which they are a member. Also, pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend the Company’s Annual Meetings. All of our then incumbent directors attended the 2018 Annual Meeting in person. During the year ended December 31, 2018, the Board held 26 meetings, the Audit Committee held eight meetings, the Compensation Committee held ten meetings, the Nominating, Corporate Governance and Conflicts Committee held eleven meetings and the Committee on Corporate Responsibility and Compliance held five meetings.
During 2018, each then incumbent member of the Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees on which he or she served during the period for which he or she was a director or committee member.
Selection of Director Nominees
The Nominating, Corporate Governance and Conflicts Committee makes a recommendation to the full Board as to any persons it believes should be nominated to serve as a member of the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The Nominating, Corporate Governance and Conflicts Committee will consider candidates for Board membership suggested by other members of the Board, management and holders of our Class A Shares. The Nominating, Corporate Governance and Conflicts Committee may retain the services of one or more third-party search firms to assist in identifying and evaluating potential candidates for Board membership. The Nominating, Corporate Governance and Conflicts Committee does not have a formal policy for consideration of director candidates recommended by our Shareholders, as our Corporate Governance Guidelines provide that such candidates will be evaluated using the same criteria as candidates recommended by members of our Board or management. Shareholders may recommend any person for consideration as a director nominee by writing to the Nominating, Corporate Governance and Conflicts Committee at Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary. Recommendations must include the name and address of the Shareholder making the recommendation, a representation that the Shareholder is a holder of our Shares, the full name of and biographical information about the individual recommended, including the individual’s business experience for at least the five previous years and qualifications as a director, and any other information the Shareholder believes would be helpful to the Nominating, Corporate Governance and Conflicts Committee in evaluating the individual recommended.
Once a director candidate is identified, the Nominating, Corporate Governance and Conflicts Committee evaluates the candidate by considering criteria that it deems to be relevant. Although there are no specific minimum qualifications, the criteria evaluated by the Nominating, Corporate Governance and Conflicts Committee may include, among others, business experience and skills, independence, judgment, integrity, diversity, the ability to commit sufficient time and attention to Board activities, and the absence of actual and/or potential conflicts of interest. The Nominating, Corporate Governance and Conflicts Committee considers these criteria in the context of the perceived needs of the Board as a whole at any given time.
In evaluating whether to nominate an incumbent director whose term of office is about to expire, and subject to the rights of the Class B Shareholder Committee, the Nominating, Corporate Governance and Conflicts Committee also reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contribution to the deliberation of the Board and its committees, independence matters, and the benefits of continuity among Board members. In the event such incumbent director is a member of the Nominating, Corporate Governance and Conflicts Committee, such director recuses himself or herself from that portion of the meeting.

In addition to the selection arrangements described above, Mr. Och, the Company, certain of the Company’s subsidiaries and the independent directors of the Company entered into a governance agreement, dated February 7, 2019 (the “Governance Agreement”), pursuant to which the parties agreed to various corporate governance arrangements, including with respect to the selection of director nominees. Please see “Certain Agreements of the Registrant and the Oz Operating Group Entities—Board Representation.”

Mr. Ketchum was recommended by our Chief Legal Officer and Chief Compliance Officer who in turn forwarded the recommendation to the Nominating, Corporate Governance and Conflicts Committee for consideration as a new director candidate.  Mr. Rutman was nominated by Mr. Och in accordance with the Governance Agreement.
In accordance with the selection process described above, including the terms of the Governance Agreement, the Nominating, Corporate Governance and Conflicts Committee recommended that the Board of Directors nominate Messrs. Ketchum and Rutman for election as Class III directors at the 2019 Annual Meeting. Mr. Rutman was selected as a nominee for election as a Class III director at the 2019 Annual Meeting by Mr. Och, with the approval of the Nominating, Corporate Governance and Conflicts Committee, in accordance with the terms of the Governance Agreement.
Communications with the Board
Any Shareholder or other interested party who wishes to communicate directly with the Board as a group or any individual member of the Board should write to: The Board of Directors, c/o Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary. Any Shareholder or other interested party who wishes to communicate directly with the independent directors as a group or any individual independent member of our Board should write to: Independent Directors, c/o Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication. In accordance with instructions from the Board, the Office of the Secretary reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, to the independent directors or to one or more individual members, as appropriate. In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution. Such excluded items include, among others, “spam,” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission. Any excluded communication will be made available to any director upon his or her request.
Code of Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our executive managing directors, including our Chief Executive Officer and our Chief Financial Officer, employees and officers, and all members of the Board. The Code of Ethics works in conjunction with the other compliance policies and procedures implemented by the Company. The Code of Ethics requires avoidance of conflicts of interest, compliance with all applicable laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Everyone subject to the Code of Ethics is required to report any suspected violation of the Code of Ethics or of any law, rule or regulation or internal corporate policy or any other unethical behavior to his or her supervisor or manager, our Chief Administrative Officer or a member of our Legal and Compliance Department. We intend to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on our corporate website. A copy of the Code of Ethics is available on our website (www.ozm.com) and may also be obtained upon written request to: Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
The Sarbanes-Oxley Act of 2002 requires companies to have procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place and our Audit Committee is responsible for overseeing them.

PROPOSAL NO. 1
ELECTION OF CLASS III DIRECTORS
General
Our Board currently consists of seven members. Our Board may consist of such other number of directors as may from time to time be determined by a majority of our Board to be appropriate in accordance with the terms of our Operating Agreement. Pursuant to the Operating Agreement, our Board is divided into three classes of approximately equal size. Each Class of directors is elected for a three-year term, and the election of the classes is staggered such that only one Class of directors is elected each year.
Directors Standing for Election
One of our current directors is standing for election, Mr. Richard G. Ketchum, a Class III director, who has consented to serve for an additional three-year term ending at the 2022 Annual Meeting and when his successor is duly elected or appointed and qualified. Additionally, Mr. J. Morgan Rutman, a new nominee standing for election as a Class III director, has consented to serve for a three-year term ending at the 2022 Annual Meeting and when his successor is duly elected or appointed and qualified. Mr. Daniel S. Och, a current Class III director, is not standing for re-election. Accordingly, he is not included as a nominee for election and his term will end at the Annual Meeting.
We do not know of any reason why either of the nominees would be unable to serve as Class III directors. However, if either of the nominees should become unavailable to serve, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxyholder will vote “FOR” that substitute nominee.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the election of Messrs. Ketchum and Rutman as Class III directors.
The following table sets forth biographical information as of May 15, 2019 with respect to each nominee for director:

Name	Director Class	Expiration of Term	Age	Position
Richard G. Ketchum	III	2019	68	Chairman, Independent Director
J. Morgan Rutman	III	N/A	57	Nominee
Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that the nominees should serve on the Board:
Richard G. Ketchum has been the Chairman of our Board since April 2019 and joined our Board in July 2018. Mr. Ketchum served as Chairman of the Board of Governors (2007-2016) and CEO (2009-2016) of the Financial Regulatory Authority, Inc. (FINRA).
Prior to joining FINRA, Mr. Ketchum served as Chief Executive Officer of NYSE Regulation from 2006 to 2009, and previously as Chief Regulatory Officer of the NYSE from March 2004. He has also served as Chief Legal Officer and General Counsel of the Global Corporate Investment Bank of Citigroup, Inc. from June 2003 to March 2004. Prior to that, Mr. Ketchum spent 13 years at the National Association of Securities Dealers Inc. (NASD) in various roles, including as President. Prior to working at the NASD and NASDAQ, Inc., he spent 13 years at the U.S. Securities and Exchange Commission, eight of those as Director of the Division of Market Regulation.
Since April 2017, Mr. Ketchum has been a director of MarketAxess Holdings Inc., where he serves as a member of the Risk Committee. Mr. Ketchum is also a board member of GSS, a subsidiary of BNY Mellon and SBH, the owner and operator of Saint Barnabas Hospital, New York. He is a member of the bar in both New York and the District of Columbia and earned his J.D. from the New York University School of Law in 1975 and his B.A. from Tufts University in 1972.
Mr. Ketchum has significant experience in the financial industry with extensive time in senior roles with various regulatory agencies. Through his background holding leadership and policy-making positions at these various regulatory agencies, he brings a deep understanding of the industry, regulations and financial markets that serve the Company well.
J. Morgan Rutman is currently President of Willoughby Capital Holdings, LLC, which was established to serve as a single family office for Daniel S. Och in January of 2009. In 1993, Mr. Rutman co-founded Harvest Management LLC, a multi-strategy hedge fund focused on event-driven situations. Mr. Rutman was a Managing Member of Harvest until his retirement in 2008.

Prior to establishing Harvest, Mr. Rutman was one of the four founding General Partners of Farallon Partners, a hedge fund specializing in merger arbitrage and distressed securities/bankruptcy investing. Previously, he had co-managed Steinhardt Partners' merger arbitrage portfolio. Mr. Rutman began his investment career at Dillon Read as an analyst in its merger arbitrage department.

Mr. Rutman graduated with honors from the Whittamore School of Business and Economics at the University of New Hampshire. He has served on the Board of the University of New Hampshire’s Foundation since 2001, heading its Investment Committee from 2008-2011 and becoming Chairman of the Board from 2014-2017. In 2016 Mr. Rutman joined the University System of New Hampshire Trustee Board, where he is the Chair of the Finance Committee for Investments and serves on the Executive Committee and the Governance Committee.

Mr. Rutman has significant experience in the asset management and finance industries. His background holding numerous senior positions at sophisticated asset managers will allow him to bring a deep understanding of the industry and financial markets which will serve our Company well. The Company anticipates Mr. Rutman will also join our Compensation Committee if he is elected to the Board.
Directors Continuing in Office
The following table sets forth information as of May 15, 2019 with respect to each director continuing in office beyond the Annual Meeting:

Name	Director Class	Expiration of Term	Age	Position
Allan S. Bufferd	I	2020	81	Independent Director
Marcy Engel	II	2021	59	Lead Independent Director
Michael D. Fascitelli	II	2021	62	Independent Director
Georganne C. Proctor	II	2021	62	Independent Director
Robert S. Shafir	I	2020	60	Chief Executive Officer and Director
Following are the biographies for our directors noted above, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that the director should serve on the Board:
Allan S. Bufferd joined our Board in November 2007. Mr. Bufferd has been Treasurer Emeritus of the Massachusetts Institute of Technology (“MIT”) since his retirement in May 2006 as MIT’s Treasurer and Chief Investment Officer. From July 2004 until his retirement from MIT, Mr. Bufferd served as the first president of the MIT Investment Management Company, which provides stewardship of MIT’s financial resources. Mr. Bufferd holds S.B., S.M. and Sc.D. degrees in Materials Engineering from MIT and a J.D. from Suffolk University.
Mr. Bufferd was a member of the Board of Directors of the City of London Investment Management Group from May 2008 until June 2017, serving as a member of the Audit Committee, the Remuneration Committee (also as Chair), and the Nominating and Governance Committee (also as Chair). From August 2006 until December 2009, he served as a director of RAM Holdings Ltd., where he was a member of the Nominating and Corporate Governance Committee and Risk Management Committee. Mr. Bufferd also serves on the advisory boards of various private investment funds and as a director or trustee of various non-profit organizations.
During his 30-year career at MIT, Mr. Bufferd supervised the formulation and implementation of investment policy for $12.0 billion of endowment and retirement fund assets of MIT. This experience provides him with a thorough understanding of institutional asset management and the hedge fund industry. Mr. Bufferd is a current or former member of a large number of corporate, foundation and investment advisory boards. Furthermore, his service on the audit, compensation and governance committees of other public companies gives him a strong background in corporate governance.
Marcy Engel joined our Board in June 2018 and serves as our Lead Independent Director. Ms. Engel is an Executive Vice President and General Counsel of a family office. Prior to this role, Ms. Engel was the Chief Operating Officer and

General Counsel of Eton Park Capital Management, L.P., a global alternatives investment firm, which she joined in 2005. In this role she was responsible for all of the non-investment aspects of Eton Park’s business including Investor Relations, Technology, Operations, Finance, Treasury, Risk, Legal and Compliance, and Human Resources and Facilities. In addition, she focused on strategy and other firm wide matters.
Prior to joining Eton Park, Ms. Engel worked for Citigroup and its predecessor firms, Salomon Smith Barney and Salomon Brothers, Inc., where, among other roles, she was Head of Planning and Operating Risk for its Fixed Income Division and served as General Counsel of Salomon Smith Barney and Managing Deputy General Counsel of Citigroup’s Global Corporate and Investment Bank and was a member of its Management Committee. Since 2003, Ms. Engel has been a member of the Board of Overseers of the University of Pennsylvania Law School and since 2007, she has been a member of the Dean’s Advisory Committee of the Literature, Science and the Arts School at the University of Michigan. Ms. Engel holds a B.A. from the University of Michigan and a J.D. from the University of Pennsylvania Law School.
Ms. Engel has significant experience in the financial services sector, including serving as a senior executive with an alternative investment firm and an investment bank. She has in depth knowledge and experience in financial services regulation, legal and compliance, risk management and controls, along with an overall strong background in management and operational aspects of such companies.
Michael D. Fascitelli joined our Board in March 2018. Mr. Fascitelli is the Chairman of the Investment Committee of Cadre, a technology-enabled real estate investment platform. He is also a managing partner and co-founder of the Imperial Companies and owner and managing member of MDF Capital LLC, an investment firm. Mr. Fascitelli has served as a member of the Invitation Homes (formerly, Starwood Waypoint Residential Trust) board from January 2014 to January 2016 and currently serves on the Board of Trustees. He is the former President (1996 - 2013) and Chief Executive Officer (2009 - 2013) of Vornado Realty Trust and former President of Alexander’s, Inc. He currently serves as a Trustee of the Board of Vornado Realty Trust. Early in his career, Mr. Fascitelli worked at the Bristol Myers Company and McKinsey & Company, Inc. Following these roles, in 1985, he joined Goldman, Sachs & Co. in the Real Estate Department. He became partner in 1992 and was head of the real estate investment banking business. He served on the Investment Committee for the Whitehall Real Estate Fund.
Mr. Fascitelli received a B.S. in Industrial Engineering, Summa Cum Laude, from the University of Rhode Island, an MBA with highest distinction from the Harvard Graduate School of Business Administration, and a J.D. from the University of Rhode Island. He is a Trustee and Director of the Urban Land Institute. He is past Chairman of the Wharton Real Estate Center and still serves on the Executive Committee. He serves on the Board of the Child Mind Institute and The Rockefeller University Board of Trustees.
Mr. Fascitelli has significant experience in the asset management industry with extensive time focused on real estate investing. Through his background holding senior roles at sophisticated asset managers and corporations, he brings a deep understanding of the industry, financial markets and helping lead organizations that serves our Company well.
Georganne C. Proctor joined our Board in June 2011. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. Ms. Proctor served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Ms. Proctor has been a director of Redwood Trust, Inc. since 2006, where she currently is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Proctor has been a director of Blucora, Inc. since 2017, where she currently is Chair of the Audit Committee and a member of the Compensation Committee. She served on the Board of Directors of SunEdison, Inc. from 2013 to 2017 and Kaiser Aluminum Corporation from 2006 to 2009. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.
Ms. Proctor has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as the chief financial officer of large financial institutions. This experience provides her with a thorough understanding of public company reporting obligations, Sarbanes-Oxley compliance and planning, and treasury and liquidity management. Furthermore, her service on the audit and compensation committees of another public company gives her a strong background in the oversight of financial and corporate governance matters.
Robert S. Shafir joined our Board in February 2018 and is our Chief Executive Officer. He is an Executive Managing Director and a member of the Firm’s Board of Directors. Prior to joining Oz Management in February 2018, Mr. Shafir served in various capacities at Credit Suisse Group AG from 2007 to 2016. Most recently, he served as Chairman and CEO of Credit Suisse Americas and Co-Head of Private Banking & Wealth Management, which included oversight of

Asset Management. He was a member of the Executive Board of Credit Suisse Group and Credit Suisse. Prior to joining Credit Suisse, in August 2007, Mr. Shafir worked at Lehman Brothers for 17 years serving as Head of Global Equities, as well as a member of their Executive Board. He also held other senior roles, including Head of European Equities and Global Head of Equities Trading, and played a key role in building Lehman’s equities business into a global, institutionally-focused franchise. Prior to that, he worked at Morgan Stanley in the preferred stock business within the fixed income division. Mr. Shafir received a B.A. in Economics from Lafayette College and an M.B.A. from Columbia Business School.
Mr. Shafir has decades of experience in the financial services industry, with extensive time focuses on asset and wealth management. This experience provides him with a thorough understanding of the industry, financial markets, along with an overall strong background in management and operational aspects of financial institutions. Mr. Shafir’s prior experience and deep understanding of the industry serve our Company well.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. In connection with this appointment, Ernst & Young LLP will examine and report to Shareholders on the consolidated financial statements of the Company and its subsidiaries for 2019. Ernst & Young LLP is an independent registered public accounting firm and has served as our independent registered public accounting firm since our IPO in 2007. Ernst & Young LLP also currently serves, and in prior years has served, as the independent auditors for our funds.
Although not required, the Board has put this proposal before the Shareholders because it believes that seeking Shareholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate governance practice. This vote is only advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the Shareholders’ vote when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its Shareholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from Shareholders. They also will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that Shareholders vote
“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.
Principal Accountant Fees and Services
The following table summarizes the aggregate fees billed for professional services provided to the Company by Ernst & Young LLP for the years ended December 31, 2018 and 2017:

Fee Category	2018	2017

	(dollars in thousands)
Audit Fees(1)	$4,028	$4,025
Audit-Related Fees(2)	73	92
Tax Fees(3)	2,708	2,741
Total Fees	$6,809	$6,858

(1)
Audit Fees.    Consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements, the annual audit of internal control over financial reporting and the services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements, such as attest services, comfort letters, consents and reviews of documents filed with or submitted to the SEC.

(2)	Audit-Related Fees. Consist primarily of fees for services rendered in connection with the audits of our employee benefit plans and agreed-upon procedures related to our term loans.

(3)
Tax Fees.    Consist of the aggregate fees billed for tax compliance, which generally involves assistance in preparing, reviewing or filing various tax related filings in the U.S. and in foreign jurisdictions, and tax consulting.

Ernst & Young LLP also provides audit and tax consulting and compliance services to funds that we do not consolidate. During 2018, fees for these services were approximately $10.4 million for audit fees and $4.1 million for tax fees. During 2017, fees for these services were approximately $11.3 million for audit fees and $5.0 million for tax fees. The fees for these services are provided to and paid by the funds and therefore are not included in the above table.

The Audit Committee determined that the non-audit services provided by Ernst & Young LLP during the year ended December 31, 2018 were compatible with maintaining the independence of Ernst & Young LLP.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has adopted a policy implementing the SEC’s rules requiring it to pre-approve all audit, audit-related and all permissible non-audit services performed by our independent registered public accounting firm. These pre-approval requirements are intended to comply with rules of the SEC and the Public Company Accounting Oversight Board, which are applicable to all public companies, and to help assure that the provision of services does not impair our independent registered public accounting firm’s independence from the Company. The policy specifically sets forth services that are pre-approved, as well as services that are prohibited. Any request to provide a service that has been pre-approved by the Audit Committee is submitted to the Chief Executive Officer or the Chief Financial Officer for authorization. If there is any question as to whether a service has been pre-approved, the Audit Committee or the Chair of the Audit Committee is consulted for a determination. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.
For services not specifically pre-approved pursuant to the policy, a written request will be submitted in advance to the Audit Committee by management along with documentation describing the scope of the proposed service, the fee structure for the service and any other relevant information. Prior to approving any service, the Audit Committee must discuss with the independent registered public accounting firm the potential effects of the proposed services on the independent registered public accounting firm’s independence and seek management’s views on whether the requested services are consistent with the policy as well as applicable law.
Our Audit Committee has delegated to Ms. Proctor, Chair of our Audit Committee, the authority to approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.
Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting. Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles in the United States, or U.S. GAAP, and the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited financial statements prepared for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2018 and our internal control over financial reporting with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also has reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. As part of that review, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP regarding communications with the Audit Committee concerning independence that are required by applicable rules of the Public Company Accounting Oversight Board and has discussed with Ernst & Young LLP its independence from management and the Company.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
Submitted by the members of the Audit Committee:
Georganne C. Proctor, Chair
Allan S. Bufferd
Marcy Engel

OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following tables set forth the beneficial ownership of our Class A Shares and Class B Shares, and, solely in respect of our Named Executive Officers, our directors, our nominee for director, and our directors and executive officers as a group, the beneficial ownership of our Group A Units and Group E Units. The information is presented as of May 7, 2019 with respect to (i) each person known to us to beneficially own more than 5% of either Class of our outstanding Shares; (ii) each of our directors and nominee; (iii) each of the Named Executive Officers (as set forth below); and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership shared with a spouse). Unless otherwise indicated, the address of each person named in the table is c/o Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019.

	Och-Ziff Capital Management Group LLC
	Class A Shares(1)		Class B Shares(1)(2)			Total Voting Power(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
Robert S. Shafir	373,256	1.8%	—	—%		*
Thomas M. Sipp	96,265	*				*
James Levin(4)	288,342	1.4%	—	—%		*
Wayne Cohen(5)	4,021	*	—	—%		*
David Levine	—	—%	—	—%		—%
Daniel S. Och(6)	195,707	*	29,208,952	100.0%	(7)	59.0%	(8)
Alesia Haas(9)	—	—%	—	—%		—%
Principal Shareholders
DIC Sahir Limited(10)	2,995,309	14.5%	—	—%		6.0%
Abrams Capital Management(11)	2,223,859	10.8%	—	—%		4.5%
Directors and Nominee
Allan S. Bufferd	4,182	*	—	—%		*
Marcy Engel	—	—%	—	—%		—%
Michael D. Fascitelli	—	—%	—	—%		—%
Richard G. Ketchum	—	—%	—	—%		—%
Georganne C. Proctor	2,413	*	—	—%		*
J. Morgan Rutman
All Directors and Executive Officers as a Group (11 persons)	964,186	4.7%	29,208,952	100.0%		60.6%
* Less than 1%

	Oz Operating Group
	Group A Units(1)		Group E Units(12)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
Robert S. Shafir	—	—%	1	*
Thomas M. Sipp	—	—%	250,001	1.8%
James Levin(4)	497,370	3.1%	3,918,863	28.9%
Wayne Cohen(5)	229,764	1.4%	705,272	5.2%
David Levine	—	—%	150,000	1.1%
Daniel S. Och(6)(13)	7,620,988	47.6%	—	—%
Alesia Haas(9)	—	—%	—	—%
Directors and Nominee
Allan S. Bufferd	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Michael D. Fascitelli	—	—%	—	—%
Richard G. Ketchum	—	—%	—	—%
Georganne C. Proctor	—	—%	—	—%
J. Morgan Rutman
All Directors and Executive Officers as a Group (11 persons)	8,348,122	52.1%	5,024,137	37.1%
* Less than 1%

(1)
Our executive managing directors are parties to an exchange agreement with the Registrant, our intermediate holding company and each of the Oz Operating Group entities (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their Group A Units for Class A Shares (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and book-up requirements. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of Group A Units for Class A Shares, an executive managing director’s corresponding Class B Shares will be automatically canceled and, as a result, there will be no effect on the number of voting Shares outstanding. Exchanges of vested Group A Units for our Class A Shares are subject to transfer restrictions that generally limit our executive managing directors’ ability to transfer or exchange Group A Units. For additional details with respect to the rights of our executive managing directors to exchange their Group A Units, please see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.”

(2)
The Class B Shares entitle the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding Group A Units holds one Class B Share for each Group A Unit. In addition, each of our executive managing directors holding Group P Units holds one Class B Share for each Group P Unit, and each of our executive managing directors holding Group A-1 Units (to the extent the associated Group E Units have not vested) holds one Class B Share for each Group A-1 Unit. One Class B Share will be issued to each holder of Group E Units upon the vesting of each such holder’s Group E Unit, at which time a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled. For additional details with respect to the Group P Units and the associated Class B Shares, please see “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units.” All of our Class B Shares are held by our executive managing directors, and each of our executive managing directors owning Class B Shares (including each of our Named Executive Officers) granted to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, an irrevocable proxy to vote all of their Class B Shares as such Committee shall determine. This proxy will terminate on the Transition Date,which is expected to occur before the Annual Meeting. See Note (12) below regarding the issuance of Class B Shares upon the vesting of Group E Units.

(3)	Based on 49,798,889 Shares, 20,589,937 Class A Shares and 29,208,952 Class B Shares issued and outstanding as of May 7, 2019.

(4)
Mr. Levin’s beneficial ownership includes 29,121 Class A Shares, 91,855 Group A Units and 651 Group E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. Mr. Levin also holds 1,771,048 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(5)
Mr. Cohen’s beneficial ownership includes 26,477 Group A Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen holds 1,024,949 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(6)	Mr. Och served as the Company’s Chief Executive Officer until February 5, 2018. In connection with the Recapitalization, Mr. Och resigned as Chairman effective March 31, 2019.

(7)
Mr. Och has direct beneficial ownership of 12,729,954 Class B Shares and, as the sole member of the Class B Shareholder Committee, has beneficial ownership of the 16,728,998 Class B Shares held by the other executive managing directors that are subject to the irrevocable voting proxy described in Note (2) above.

(8)	The total voting power percentage shown for Mr. Och reflects all Class B Shares subject to the irrevocable voting proxy described in Note (2) above.

(9)	Ms. Haas resigned from the Company effective June 1, 2018.

(10)
Based solely on a Schedule 13D, Amendment No. 3 filed with the SEC on August 12, 2014 (but giving effect to the Company’s 1-for-10 reverse share split that was effective following the close of trading on NYSE on January 3, 2019), DIC, Dubai Holding Investments Group LLC (“DHIG”), Dubai Holding LLC (“Dubai Holding”), Ahmad Abdulla Juma Bin Byat and HE Mohammad Abdullah Ali Al Gergawi reported shared dispositive power and shared voting power over these shares. DIC is a wholly owned indirect subsidiary of Dubai Holding, which is majority-owned by Mr. Gergawi. The address for DIC is c/o Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KYI-1104, Cayman Islands. The address for DHIG, Dubai Holding, Mr. Bin Byat and Mr. Gergawi is c/o Dubai Holding LLC, Emirates Towers, Offices, Level 49, P.O. Box 73311, Dubai, United Arab Emirates.

(11)
Based solely on a Schedule 13G, Amendment No. 2 filed with the SEC on January 26, 2017 (but giving effect to the Company’s 1-for-10 reverse share split that was effective following the close of trading on NYSE on January 3, 2019), Abrams Capital, LLC (“Abrams Capital”), Abrams Capital Management, LLC (“Abrams CM LLC”), Abrams Capital Management, L.P. (“Abrams CM LP”) and David Abrams reported combined shared voting power over 2,223,859 Class A Shares, shared dispositive power for 2,223,859 Class A Shares and aggregate beneficial ownership of 2,223,859 Class A Shares as of January 24, 2017. Abrams Capital Partners II, L.P. (“ACP II”), reported shared voting power for 1,887,640 Class A Shares, shared dispositive power for 1,887,640 Class A Shares, and aggregate beneficial ownership of 1,887,640 Class A Shares as of January 24, 2017. Shares reported for Abrams Capital and Abrams CM LP represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner and Abrams CM LP serves as investment manager. Shares reported for Abrams CM LLC represent shares beneficially owned by Abrams CM LP. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported for Mr. Abrams represent shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address for Abrams Capital, Abrams CM LLC, Abrams LP, ACP II and Mr. Abrams is 222 Berkeley Street, 21st Floor, Boston, MA 02116.

(12)
Group E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One Class B Share will be issued to each holder of Group E Units upon the vesting of each Group E Unit of such holder, at which time a corresponding number of Class B Shares held by holders of Group A-1 Units will be canceled and, as a result, there will be no effect on the number of voting Shares outstanding. For additional details, please see “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization.”

(13)	Mr. Och’s beneficial ownership includes 5,244,085 Group A Units beneficially owned by trusts that are for the benefit of members of the Och family.
Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either alone or shared with others, the power to vote or dispose of such securities. The rules also treat as beneficially owned all securities that would be receivable upon the conversion or vesting of derivative securities within 60 days as of the determination date. None of our executive officers or directors has received any equity grants that will vest in the 60 days after May 7, 2019.
The foregoing table does not reflect Group P Units, which are subject to both a Service Condition and a Performance Condition as further discussed below in “—Executive Officers Incentive Compensation Programs—Group P Units,” and which are disclosed below in “—Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End 2018.”
EXECUTIVE AND DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The Company provided proxy materials to Shareholders on or about April 3, 2019, in connection with the solicitation of proxies by the Company for use at a Special Meeting of Shareholders held on May 13, 2019 (the “Special
Meeting”). The Compensation Discussion and Analysis set forth below is substantially identical to the Compensation
Discussion and Analysis contained in the proxy statement for the Special Meeting, except to reflect certain non-substantive updates, including as result of the Special Meeting, and other immaterial revisions.

Executive Summary
Leadership Changes in 2018
On February 5, 2018, Mr. Shafir joined the Company as Chief Executive Officer, replacing Mr. Och who had previously served in such capacity. For the remainder of 2018, Mr. Och served as the Company’s Chairman and as an Executive Managing Director. In connection with the Recapitalization, Mr. Och will resign as Chairman effective March 31, 2019. For additional information regarding Mr. Och’s departure from the Board in connection with the Recapitalization, see “—Subsequent Events—Recapitalization.”
On April 16, 2018, Mr. Sipp joined the Company as Chief Financial Officer, replacing Ms. Haas who had previously served in such capacity. Ms. Haas resigned from the Company effective June 1, 2018.
Each of Messrs. Levin, Cohen, and Levine continued in their capacity as Co-Chief Investment Officer and Head of Global Credit, President and Chief Operating Officer, and Chief Legal Officer, respectively.
Messrs. Shafir, Och, Sipp, Levin, Cohen, and Levine and Ms. Haas are included in the “Summary Compensation Table for 2018” below (each, a “Named Executive Officer”).
Background and Evolution of Compensation Programs
Each of our Named Executive Officers, other than Ms. Haas, is a limited partner of each of the Oz Operating Group entities. The compensation of our executive managing directors is generally provided through their interests in the Oz Operating Group entities and pursuant to the issuance of Class A restricted share units (“RSUs”). For that reason, and except where otherwise provided, the discussion below addresses our compensation philosophy for our executive managing directors in general, including our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers.
Since our inception in 1994, our objective in setting compensation for our executive managing directors has been to align their interests with those of the investors in the funds by entering into agreements with our executive managing directors that provide for the payment of discretionary distributions on their interests in the Oz Operating Group as their primary form of compensation. To further align interests, we have offered them the opportunity to invest their own capital in our funds.
When we became a public company in November 2007, we continued implementing this objective and also sought to significantly align the interests of our executive managing directors with those of our Class A Shareholders by reclassifying each executive managing director’s interests in the Oz Operating Group as Group A Units, which represent common equity interests in the Oz Operating Group entities. The Group A Units are exchangeable for our Class A Shares on a one-for-one basis (subject to certain exchange rate adjustments for splits, unit distributions and reclassifications). The holders of such Group A Units generally receive distributions only when distributions are made to our Class A Shareholders. The Group A Units granted to our pre-IPO partners in connection with the reorganization of our business that took place prior to the 2007

Offerings generally became fully vested in 2012, although they remain subject to minimum retained ownership requirements and transfer restrictions. For details on the treatment of Group A Units in the Recapitalization, please see “—Subsequent Events—Recapitalization,” below.
In addition, all of our active executive managing directors hold a Class C non-equity interest in each of the Operating Partnerships (“Class C Non-Equity Interests”), in respect of which the Compensation Committee, together with the Chairman of the Partnership Management Committee, may determine to make discretionary income allocations to such active executive managing directors. These interests are issued to our executive managing directors to provide us with flexibility in compensating our executive managing directors and to help ensure our ability to attract and retain top executive talent. The terms of the Group A Units, Class C Non-Equity Interests and other interests in the Oz Operating Group entities that are and may be held by our executive managing directors are set forth in the Operating Group Limited Partnership Agreements.
New executive managing directors admitted to the Oz Operating Group following the IPO have in connection with their admission generally received grants of Group D Units, which represent non-equity profits interests in the Oz Operating Group entities. We have also issued Group D Units to certain executive managing directors, as distributions on PSIs, and in connection with other performance-related grants. Group D Units receive cash distributions equal in amount to, and at the same time as, distributions paid with respect to Group A Units, corresponding to the timing of dividends paid to holders of our Class A Shares, and each Group D Unit automatically converts into a Group A Unit when there has been sufficient appreciation (as described in “—Executive Officer Incentive Compensation Programs—Group D Units,” below) to result in such Group D Unit becoming economically equivalent to one Group A Unit. In 2018, we made grants of Group D Units to our executive managing directors, including some of our Named Executive Officers, as discussed in “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
Beginning in 2016, the Oz Operating Group began to issue PSIs to active executive managing directors. PSIs are non-equity, limited partner profits interests in the Oz Operating Group entities that generally participate in distributions of future profits of the Oz Operating Group on a pro rata basis with the Group A, B and D Units, with distributions payable in a combination of cash, deferred cash interests (“DCIs”) and Group D Units, and are described more fully in “—Executive Officer Incentive Compensation Programs—Profit Sharing Interests,” below. The Oz Operating Group has not granted any PSIs since March 2017.
Beginning in 2017, the Oz Operating Group entities began making grants of DCIs pursuant to the Och-Ziff Deferred Cash Interest Plan (the “DCI Plan”), discussed further in “—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” below. We believe that the vesting terms of DCIs, described further below, create retention incentives for Named Executive Officers. Also beginning in 2017, the Oz Operating Group entities began making grants of Group P Units pursuant to Operating Group Limited Partnership Agreements, discussed further in “—Executive Officer Incentive Compensation Programs—Group P Units,” below. We believe that the service portion of the vesting terms of Group P Units, described further below, create retention incentives for Named Executive Officers.  In addition, the associated performance threshold creates significant alignment with our Class A Shareholders.
We may grant RSUs to our executive managing directors, including grants of RSUs instead of the portion of distributions we make in respect of PSIs that would otherwise be made in the form of Group D Units as described above. In 2018, we granted Class A performance-based RSUs (“PSUs”) to Mr. Shafir and RSUs to Messrs. Shafir, Sipp and Levin, and in 2019, we granted RSUs to certain of our Named Executive Officers in respect of their 2018 annual bonus, in each case, pursuant to the 2013 Plan, as discussed further in “—Executive Officer Incentive Compensation Programs—PSUs and RSUs” below.
We believe that ownership of substantial interests in the Oz Operating Group by our executive managing directors, including each of our Named Executive Officers, creates significant alignment with our Class A Shareholders and investors in our funds and strengthens our culture of teamwork and collaboration. These ownership interests are also subject to transfer restrictions which are designed to ensure continuation of that ownership. Furthermore, we continue to encourage our Named Executive Officers and other executive managing directors to invest their own capital in the funds that we manage. As a result of these investments, our executive managing directors continue to have significant interests in our funds.
Highlights of 2018 Compensation
The compensation awarded in respect of 2018 to our executive managing directors, including each of the Named Executive Officers, was consistent with our long-term compensation philosophy of aligning the interests of our executive managing directors with those of the investors in the funds and our Class A Shareholders by providing them with income payments based primarily on their interests in our business.

For 2018, Mr. Och was not awarded any salary, bonus, cash compensation or other discretionary compensation except for personal security and certain other limited perquisites of the type that we have customarily paid to all of our executive managing directors.
Our other Named Executive Officers received the following cash and other incentive compensation for 2018:

•
Mr. Shafir received a base salary of $1,809,524 (which represents his prorated annual base salary of $2,000,000 per year since he joined the Company on February 5, 2018). In addition to his base salary, Mr. Shafir received a discretionary annual bonus in the amount of $2,000,000, of which $1,200,000 was paid in cash, and the remaining $800,000 was delivered in the form of DCIs awarded under the DCI Plan.

•
Mr. Sipp received aggregate quarterly payments totaling $331,044, (which represents his prorated quarterly payments of $500,000 per year since he joined the Company on April 16, 2018). In addition to those quarterly payments, Mr. Sipp received a guaranteed annual bonus in the amount of $1,500,000 and an additional discretionary bonus in the amount of $868,956. With respect to his guaranteed annual bonus, of which $767,582 was paid in cash, $366,209 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $366,209 was delivered in the form of RSUs under the 2013 Plan. The discretionary bonus was paid entirely in cash.

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Mr. Levin received aggregate quarterly payments totaling $4,000,000. In addition to those quarterly payments, Mr. Levin received a guaranteed annual bonus in the amount of $2,000,000, of which $200,000 was paid in cash, $900,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $900,000 was delivered in the form of RSUs under the 2013 Plan.

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Mr. Cohen received aggregate quarterly payments totaling $2,000,000. In addition to those quarterly payments, Mr. Cohen received a discretionary annual bonus in the amount of $700,000, of which $525,000 was paid in cash, $87,500 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $87,500 was delivered in the form of RSUs under the 2013 Plan.

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Mr. Levine received aggregate quarterly payments totaling $500,000. In addition to those quarterly payments, Mr. Levine received a guaranteed annual bonus in the amount of $1,500,000 and an additional discretionary bonus in the amount of $520,000. With respect to his guaranteed annual bonus, $1,000,000 was paid in cash, $250,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $250,000 was delivered in the form of RSUs under the 2013 Plan. The discretionary bonus was paid $390,000 in cash, $65,000 was delivered in the form of DCIs awarded under the DCI Plan, and the remaining $65,000 was delivered in the form of RSUs under the 2013 Plan.

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Each of Messrs. Sipp, Cohen and Levine received payments in the amounts of $49,587 for 2018 pursuant to the Partner Incentive Pool (the “Partner Incentive Pool”) which amounts were paid on January 31, 2019.

•	Ms. Haas, who resigned from the Company on June 1, 2018, received aggregate quarterly payments totaling $250,000.

•	Messrs. Levin and Cohen were awarded cash distributions with respect to their Group D Units of $215,091 and $228,624, respectively.

•	Messrs. Shafir, Sipp, Levin, Cohen and Levine each received limited perquisites of the type that we have customarily paid to all of our executive managing directors.
Our Named Executive Officers received the following additional equity or equity-based compensation in 2018:

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In connection with his appointment as Chief Executive Officer, Mr. Shafir received (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships, (ii) a one-time sign-on grant of 1,200,000 RSUs under the 2013 Plan (the “Shafir Sign-On RSUs”), (iii) a one-time sign-on grant of 1,000,000 PSUs under the 2013 Plan (the “Sign-On PSUs”), and (iv) a grant of 199,203 RSUs in connection with his first annual grant of RSUs, in each case, pursuant to the Shafir Employment Agreement (as defined below).

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In connection with his appointment as Chief Financial Officer, Mr. Sipp received (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships and (ii) a sign-on grant of 300,000 RSUs under the 2013 Plan (the “Sipp Sign-On RSUs”), in each case, pursuant to the Sipp Partner Agreements (as defined below).

•	Mr. Levin received a grant of 1,340,000 RSUs under the 2013 Plan pursuant to the 2018 Levin Partner Agreements (as defined below).

•	Pursuant to the 2018 Levin Partner Agreements, Mr. Levin forfeited his entire grant of 3,900,000 Group D Units that was previously made to him in 2017.
Summary of Compensation Program Changes for 2019
In connection with the Recapitalization, we made certain changes to our compensation program effective as of the closing of the Recapitalization (as described in “—Subsequent Events—Recapitalization” below).
Compensation Philosophy and Process
We believe that our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A Shareholders has been a key contributor to our historical growth and success. In furtherance of this philosophy, our compensation programs are designed to attract, retain and motivate executives and other professionals of the highest level of talent and effectiveness. Our Compensation Committee and management regularly reevaluate our compensation programs to ensure we are meeting these objectives.
The Compensation Committee reviews the goals and objectives relevant to our Chief Executive Officer’s compensation.
For the portion of 2018 during which Mr. Shafir served as Chief Executive Officer, Mr. Shafir’s annual compensation included a base salary, discretionary annual bonus and an annual RSU grant under the 2013 Plan. In addition, in connection with his appointment as Chief Executive Officer, Mr. Shafir received the following one-time awards: (i) a grant of one vested Group D Unit upon his admission as a limited partner of the Operating Partnerships, (ii) a sign-on grant of RSUs under the 2013 Plan, and (iii) a sign-on grant of PSUs under the 2013 Plan. For further information, see “—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” below. The Compensation Committee intends to evaluate Mr. Shafir’s performance annually to determine whether to provide any additional cash or equity-based compensation in recognition of his performance.
For the portion of 2018 during which Mr. Och served as Chief Executive Officer, Mr. Och’s compensation was limited to certain perquisites. Pursuant to the Operating Group Limited Partnership Agreements, Mr. Och has received, and may prior to the Transition Date receive, his pro rata portion of vested or unvested Group Units forfeited by executive managing directors who have withdrawn from the Oz Operating Group. Such forfeited Group Units are reallocated on a pro rata basis to the remaining active executive managing directors. Mr. Och did not receive any reallocated units in 2018. Considering these items, the Compensation Committee evaluates Mr. Och’s performance annually to determine whether to provide any additional cash or equity-based compensation in recognition of Mr. Och’s performance. The Compensation Committee determined that Mr. Och’s compensation remained appropriate in form and, with respect to perquisites, amount, and the Compensation Committee therefore made no changes to Mr. Och’s compensation for 2018.
The Compensation Committee, with input from the Chief Executive Officer, also reviews the goals and objectives relevant to each of our other Named Executive Officers and similarly undertakes annual performance evaluations to determine whether to provide any additional compensation to these executives. Furthermore, our Compensation Committee may, in its sole discretion, consider recommendations of the Chairman of the Partner Management Committee solely with respect to discretionary income allocations payable on Class C Non-Equity Interests to those of our executive managing directors who are also our Named Executive Officers.
The Compensation Committee is also provided with information concerning the Company’s practices for compensating its managing directors and other employees. In general, our managing directors execute a managing director agreement with us, which provides for a fixed annual salary and an annual discretionary bonus, generally payable in a mix of cash, RSUs and DCIs. Other employees, who do not have employment agreements with us, are compensated with a fixed salary, and may receive an annual discretionary bonus payable in cash and in some cases partly in RSUs. In general, our employee compensation programs are designed to enable us to attract and retain the most talented employees in our industry in keeping with our one-firm, team-based culture, which emphasizes employee collaboration and the success of our Company as a whole. These attributes foster alignment with our Class A Shareholders and investors in our funds. The annual discretionary cash bonuses we pay represent a significant element of our annual compensation and benefits program and are determined in accordance with our team-based culture and, for any given year, are based on a combination of individual performance and the Company’s annual financial performance.

Executive Officer Incentive Compensation Programs
We believe that ownership of substantial interests in the Oz Operating Group and RSUs held by our executive managing directors, including each of our Named Executive Officers, creates significant alignment with our Class A Shareholders and investors in our funds and strengthens our culture of teamwork and collaboration, and in alignment with that philosophy, we sponsor several equity and equity-based incentive plans for our executive managing directors, including our Named Executive Officers, as further described below. For additional information regarding the effects of the Recapitalization on our equity and equity-based incentive plans, please see “—Subsequent Events—Recapitalization.”
Group D Units
Beginning in 2013, executive managing directors have been eligible to receive grants of Group D Units under the Operating Group Limited Partnership Agreements and related plans. Group D Units represent non-equity profits interests in the Oz Operating Group entities and can be granted alone or as a PSI distribution. Generally, Group D Units are entitled to receive cash distributions in equal amounts and at the same time as distributions are paid with respect to Group A Units. Group D Units are only entitled to share in residual assets upon liquidation, dissolution or winding up, and become eligible to participate in any exchange right or tag along right in a change of control transaction to the extent that there has been a threshold amount of appreciation. Each Group D Unit automatically converts into one Group A Unit to the extent that they have become economically equivalent to one Group A Unit.
With respect to our Named Executive Officers, each of Messrs. Shafir and Sipp received a grant of one vested Group D Unit upon their admission as a limited partner in the Oz Operating Group entities. On February 16, 2018, each of the Operating Partnerships entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”). Pursuant to the 2018 Levin Partner Agreements, Mr. Levin forfeited his entire grant of 3,900,000 Group D Units that was previously made to him in 2017. For details on each of the Named Executive Officer’s Group D Units, including the terms of such grants that vary from the terms generally applicable under the Operating Group Limited Partnership Agreements, please see “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
The Recapitalization also provides for a “Group D Election” and a “Distribution Holiday,” each as defined and described below in “—Subsequent Events—Recapitalization.” For further details on the effect of the Recapitalization on the Group D Units, please see “—Subsequent Events—Recapitalization.”
Group P Units
In February 2017, the Board approved the 2017 incentive program and creation of Group P Units in order to provide awards which vest on performance metrics relating to total shareholder return. Group P Units entitle the holders to receive distributions of future profits of the Oz Operating Group once the Group P Units vest by satisfying both a Service Condition and a Performance Condition (further discussed below). Once vested, holders are entitled to receive the same distributions per unit on each Group P Unit as holders of the Group A Units and Group D Units. Each vested Group P Unit also becomes exchangeable for one Class A Share (or the cash equivalent thereof) on the terms described in the Group P Unit Exchange Agreement upon achievement of sufficient appreciation to meet a prescribed capital account book-up target. Generally upon a Class P Liquidity Event (as defined in the Operating Group Limited Partnership Agreements), the Service Condition will be waived and each Group P Unit will be entitled to participate pro rata with other Group Units to the extent that (i) the applicable Performance Condition is deemed satisfied based on the price implied by the Class P Liquidity Event; and (ii) sufficient appreciation has occurred to meet a prescribed capital account book-up target.
An award of Group P Units will generally vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant (the “Service Condition”), and (ii) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the date of grant (or for the month of January 2017 with respect to the Group P Units granted to the Named Executive Officers on March 1, 2017) equals or exceeds certain specified thresholds (expressed as percentages, “Performance Thresholds”) (the “Performance Condition”). The Performance Thresholds are set on the date of grant. The Performance Thresholds for the Group P Units granted on March 1, 2017 are as follows: 20% of the Group P Units vest upon a Performance Threshold of 25% being achieved; an additional 40% (for a total of 60%) of the Group P Units vest upon a Performance Threshold of 50% being achieved; an additional 20% (for a total of 80%) of the Group P Units vest upon a Performance Threshold of 75% being achieved; and an additional 20% (for a total of 100%) of the Group P Units vest upon a Performance Threshold of 125% being achieved. Generally, all of an executive managing director’s unvested Group P Units will be forfeited upon the earlier of (i) the termination of the executive managing director’s service for any reason and (ii) the last day of the sixth anniversary of the date of grant. If the executive managing director’s service is terminated for cause at any time, all of the executive managing director’s vested and unvested Group P Units will be forfeited. If the executive managing director retires on or after the date on which the Service Condition is satisfied but prior to the Performance Condition being satisfied, the executive managing director will conditionally retain all of the Group P Units subject to satisfaction of the Performance Condition. If the executive managing director resigns (other than for retirement) or is terminated for any reason other than for cause on or after the date on which the Service Condition is satisfied, any unvested Group P Units will be conditionally retained until the earlier of the first anniversary of the date of such termination and the sixth anniversary of the date of grant, subject to satisfaction of the Performance Condition.
With respect to our Named Executive Officers, Mr. Levin forfeited 2,900,000 Group P Units pursuant to the 2018 Levin Partner Agreements. None of the Named Executive Officers received grants of Group P Units in 2018.
For further details on the effect of the Recapitalization on the Group P Units, including the Distribution Holiday, please see “—Subsequent Events—Recapitalization.”
Profit Sharing Interests
Beginning in 2016, the Oz Operating Group began to grant PSIs to new executive managing directors upon their admission as limited partners to the Oz Operating Group entities. PSIs are non-equity, limited partner profits interests in the Oz Operating Group that participate in distributions of future profits of the Oz Operating Group on a pro rata basis with the Group A, B and D Units. Distributions on the PSIs are made in a combination of cash (which may include DCIs) and Group D Units, at such times and in such proportions as set forth in the Operating Group Limited Partnership Agreements, subject to the discretion of the Chairman of the Partner Management Committee (currently Mr. Och). The Company may grants RSUs to executive managing directors, instead of Group D Units for the portion of the distribution it makes in respect of PSIs that would otherwise be made in the form of Group D Units. PSIs are subject to forfeiture upon the departure of an executive managing director, and the number of PSIs held by an executive managing director can be increased or decreased each year at the PMC Chairman’s discretion. In the PMC Chairman’s sole discretion, PSIs may participate in a PSI Liquidity Event (as defined in the Operating Group Limited Partnership Agreements) on the same terms as Group A Units, but only to the extent that the PSIs have become economically equivalent to Group A Units, although PSIs do not convert into Group A Units upon becoming economically equivalent to them. PSIs may share in residual assets upon liquidation, dissolution or winding up to the extent that there has been a threshold amount of appreciation subsequent to issuance of the PSIs. The Oz Operating Group has not granted any PSIs since 2017.
For further details on the effect of the Recapitalization on the PSIs, including the Distribution Holiday, please see “—Subsequent Events—Recapitalization.”
Deferred Cash Interests
On February 27, 2017, the Board approved the DCI Plan, pursuant to which DCIs may be granted. DCIs reflect notional fund investments made by the Oz Operating Group on behalf of an executive managing director. Under the terms of the DCI Plan, unless otherwise provided for in an award agreement, DCIs vest in three equal portions over three (3) years commencing on January 1st of the calendar year following the applicable grant date, subject to an executive managing director’s continued service. Upon vesting, the Oz Operating Group pays the executive managing director an amount in cash equal to the notional investment represented by the DCIs, as adjusted for notional fund performance. Under the DCI Plan, except as otherwise provided in an award agreement or partner agreement, in the event of a termination of the executive managing director’s service, any portion of the DCIs that is unvested as of the date of termination will be forfeited.
With respect to our Named Executive Officers, each of Messrs. Shafir, Sipp, Levin, Cohen and Levine are eligible to receive DCIs as a component of payment of their respective annual bonus pursuant to their respective partner agreements, discussed further in “—Partner Agreements, Severance Benefits and Change in Control Provisions” below.
In 2018, each of Mr. Levine and Ms. Haas received a grant of DCIs in respect of their 2017 annual bonus in the amount of $945,000 and $1,400,000, respectively, pursuant to the DCI Plan. Ms. Haas subsequently forfeited her DCIs upon her departure in 2018.
In 2019, we granted DCIs to certain of our Named Executive Officers in respect of their 2018 annual bonus, in each case, pursuant to the DCI Plan.
PSUs and RSUs
In 2018, we granted to Mr. Shafir the Sign-On PSUs in connection with his appointment as Chief Executive Officer pursuant to the Shafir Employment Agreement (as defined below). PSUs entitle the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period, as well as satisfying certain performance conditions based on achievement of targeted total shareholder return on Class A Shares. PSUs do not begin to accrue dividend equivalents until the requisite service period has been completed and performance conditions have been achieved.
In addition, we have granted RSUs as a form of compensation to certain executive managing directors pursuant to the 2013 Plan. An RSU entitles the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of the requisite service period. All of the RSUs granted to date accrue dividend equivalents equal to the dividend amounts paid on our Class A Shares. To date, these dividend equivalents have been awarded in the form of additional RSUs that also accrue additional dividend equivalents. Delivery of dividend equivalents on outstanding RSUs is contingent upon the vesting of the underlying RSUs.
In 2018, Mr. Shafir received a grant of RSUs in connection with his first annual grant of RSUs pursuant to the Shafir Employment Agreement, Mr. Sipp received a sign-on grant of RSUs in connection with his appointment as Chief Financial Officer pursuant to the Sipp Partner Agreements (as defined below), and Mr. Levin received a grant of RSUs pursuant to the 2018 Levin Partner Agreements.
In 2019, we granted RSUs to certain of our Named Executive Officers in respect of their 2018 annual bonuses, in each case, pursuant to the 2013 Plan.
Partner Incentive Pool
In July 2018, the Board established the Partner Incentive Pool to further the retention of certain executive managing directors by providing for participation in a cash incentive pool for fiscal year 2018. Three of our Named Executive Officers, Messrs. Sipp, Cohen and Levine, along with certain other of our active executive managing directors, participated in the Partner Incentive Pool for fiscal year 2018. Any amount that becomes payable to participants under the Partner Incentive Pool is in addition to the compensation they are entitled to receive under their existing partner agreements. The Partner Incentive Pool will be calculated based on (i) the gross profit and loss of certain Oz funds multiplied by (ii) a percentage of the pool size, which is subject to a minimum amount of 25 basis points (which is equal to 0.25%). The Chief Executive Officer, in his sole discretion, will determine the amount of the pool based on each of these two factors. The CEO will also determine which active executive managing directors will participate in the Partner Incentive Pool and in what percentages, subject to approval by the Compensation Committee. For 2018, each of Messrs. Sipp, Cohen and Levine received payments in the amounts of $49,587 pursuant to the Partner Incentive Pool which amounts were paid on January 31, 2019. In connection with the Recapitalization, the Compensation Committee approved the extension of the Partner Incentive Pool to continue during the Distribution Holiday (as defined below). For additional information regarding the extension of the Partner Incentive Pool in connection with the Recapitalization, see “—Subsequent Events—Recapitalization—Extension of Partner Incentive Pool.”
Compensation Committee and Compensation Consultants
The Compensation Committee has the power and authority to oversee our compensation policies and programs and makes all compensation related decisions relating to our Named Executive Officers. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee reviews the charter on an annual basis. The Compensation Committee’s membership is determined by the Board. The Compensation Committee’s members are all independent directors under the rules of the NYSE.
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so.
In 2018, the Compensation Committee again retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as a third-party advisor to provide independent advice, research and evaluation in connection with: the terms of compensation for Mr. Shafir, as discussed under “Shafir Employment Agreement and Partner Agreements,” the terms of compensation for Mr. Sipp, as discussed under “Sipp Partner Agreements,” and the terms of compensation for Mr. Levin, as discussed under “Levin Partner Agreements.”
In 2018, Semler Brossy reported directly to the Compensation Committee. Semler Brossy did not provide services to the Company other than as described in the prior paragraph. Specifically, Semler Brossy did not provide, directly or indirectly through affiliates, any other consulting services to management or the Board. The Compensation Committee conducted a specific review of its relationship with Semler Brossy, and determined that Semler Brossy’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Compensation and Risk
Our compensation program includes elements that discourage excessive risk-taking and that align the compensation of our executive managing directors, managing directors and other employees with our long-term performance. For example, all Group Units held by our executive managing directors at the time of our IPO or issued to our executive managing directors that were admitted after our IPO upon their admission to the Oz Operating Group entities are, or have been, subject to multi-year service vesting conditions. Group Units held by our executive managing directors are also subject to transfer restrictions and a minimum retained ownership requirement. Similarly, the DCIs that may be granted as part of a distribution on an executive managing director’s PSIs or as part of a bonus paid to our executive managing directors or our employees are subject to transfer restrictions and multi-year service vesting conditions. In addition, the PSUs and RSUs held by our executive managing directors, managing directors and other employees are also generally subject to multi-year service vesting conditions. Because of these significant vesting provisions and because of the transfer restrictions applicable to our executive managing directors, the actual amount of compensation realized by our executive managing directors, managing directors and other employees is tied to our long-term performance.
Shareholder Vote on Named Executive Officer Compensation
At our 2017 annual meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every three (3) years. Consistent with that vote, the Board resolved to accept the shareholders’ recommendation, and will next hold an advisory vote on executive compensation at the 2020 annual meeting of shareholders. At our 2017 annual meeting of shareholders, our shareholders again expressed their support of the Company’s executive compensation programs. Approximately 95% of the votes cast supported our executive compensation policies and practices. The Compensation Committee viewed the vote as an expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result of the shareholder advisory vote, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs. However, in connection with the Recapitalization, the Compensation Committee determined to implement certain changes to our executive compensation, as discussed above in “Executive Summary—Summary of Compensation Program Changes for 2019” and below in “—Subsequent Events—Recapitalization.”
Partner Agreements, Severance Benefits and Change in Control Provisions
In furtherance of our long-term philosophy of seeking to align the interests of our executive managing directors with those of the investors in our funds and our Class A Shareholders, the Oz Operating Group entities have entered into partner agreements with certain of our executive managing directors. We have entered into partner agreements with each of our Named Executive Officers other than Mr. Och, which provide for certain advances, guaranteed payments and equity grants, as described further below.
Shafir Employment Agreement and Partner Agreements
In connection with Mr. Shafir’s appointment as Chief Executive Officer as of February 5, 2018, Mr. Shafir entered into an executive employment agreement, dated January 27, 2018, between Mr. Shafir and the Company (the “Shafir Employment Agreement”). In addition, Mr. Shafir was appointed to the Board as of February 5, 2018. Given that Mr. Shafir is a member of management, he will not receive any compensation with respect to his service as a director, but he will be reimbursed for reasonable costs and expenses incurred in attending meetings of the Board. The term of the Shafir Employment Agreement ends on February 5, 2022.
As required by the terms of the Shafir Employment Agreement, on March 6, 2018, Mr. Shafir was admitted as a limited partner of each of the Oz Operating Group entities and entered into the Operating Group Limited Partnership Agreements and partner agreements with each such entity (the “Shafir Partner Agreements”), the terms of which are substantially similar to those in the Shafir Employment Agreement, which are described below. The Shafir Partner Agreements superseded and replaced the Shafir Employment Agreement.
Cash Compensation. The Shafir Employment Agreement provides that Mr. Shafir will receive an annual base salary of $2,000,000 and a discretionary annual bonus with a minimum annual bonus equal to 100% of his base salary and a maximum annual bonus equal to 200% of his base salary, which may be paid in a combination of cash, deferred cash or equity awards of the Company; provided, that no less than 60% of each annual bonus will be paid in cash.

Equity Compensation. In connection with entering into the Shafir Employment Agreement, on February 5, 2018, Mr. Shafir received (i) the Shafir Sign-On RSUs, and (ii) the Sign-On PSUs, in each case, subject to the terms of the 2013 Plan.
The Shafir Employment Agreement also provides that Mr. Shafir will receive an annual grant of RSUs equal to $5,000,000 in value at grant (the “Shafir Annual RSUs”) for each year of the term of the Shafir Employment Agreement, subject to the terms of the 2013 Plan. The grant of Shafir Annual RSUs may be reduced in the sole discretion of the Board to no less than 250,000 RSUs in the event that the fair market value of Class A Shares of the Company is less than $20.00 on the date of grant, in which case the remainder of the value of the annual grant will be made in the form of cash-based awards subject to the same terms and conditions as the Shafir Annual RSUs. The first grant of Shafir Annual RSUs was made on February 5, 2018.
The Shafir Sign-On RSUs and the Shafir Annual RSUs will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date.
The Sign-On PSUs will conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date (the “PSUs Service Condition”), and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds (the “PSUs Performance Condition”) as follows: 20% of the Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Sign-On PSUs vest if a total shareholder return of 125% is achieved.
If the Sign-On PSUs have not satisfied both the PSUs Service Condition and the PSUs Performance Condition by the sixth anniversary of the grant date, it will be forfeited and canceled immediately.
The Shafir Employment Agreement also provides that for so long as Mr. Shafir is employed by the Company, he will continue to hold at least 50% of the after-tax portion of Class A Shares of the Company delivered in respect of any equity awards (including on settlement of the Shafir Annual RSUs, Shafir Sign-On RSUs and Sign-On PSUs). This restriction will lapse on a termination of employment for any reason or upon a Change in Control.
Change in Control. In the event of a Change in Control (as defined in the Shafir Employment Agreement), all outstanding Shafir Sign-On RSUs and Shafir Annual RSUs will remain outstanding and continue to vest subject to Mr. Shafir’s continued employment with the Company or successor entity in a Substantially Equivalent Position (as defined in the Shafir Employment Agreement); provided, that (A) if Mr. Shafir’s employment with the Company or successor entity is terminated by the Company without cause or by Mr. Shafir because his position has ceased to be a Substantially Equivalent Position, in each case during the period beginning six (6) months prior to a Change in Control and ending on the earlier of the two-year period following a Change in Control and February 5, 2022, or (B) if Mr. Shafir is not offered a Substantially Equivalent Position in such Change in Control and terminates his employment within 30 days following such Change in Control, in each case, then Mr. Shafir will be entitled to the payments and benefits payable on a termination without cause as described below.
In the event of a Change in Control, the PSUs Service Condition with respect to the Sign-On PSUs will be waived (if not already satisfied) but only to the extent that the applicable PSUs Performance Condition has been satisfied pursuant to the price per Class A Share of the Company implied by the Change in Control and the Sign-On PSUs will become vested to the extent the PSUs Performance Condition has been so satisfied, and the remaining unvested Sign-On PSUs, if any, will be forfeited on such date.
Termination of Employment. The Shafir Employment Agreement provides that upon a termination of Mr. Shafir’s employment by the Company without cause, or by Mr. Shafir by reason of his position no longer being a Substantially Equivalent Position, in each case, prior to the expiration of the term, Mr. Shafir will be entitled to receive the following severance benefits (the “Severance Benefit”): (1) a lump sum cash payment equal to (A) if such termination occurs prior to February 5, 2020, the lower of (x) the Base Severance Benefit (as defined below) and (y) $18,000,000, and (B) if such termination occurs on or after February 5, 2020, the lower of (x) the Base Severance Benefit, multiplied by a fraction, the numerator of which is the number of full months remaining in the initial term, and the denominator of which is 24, and (y) $18,000,000; (2) his minimum annual bonus, pro-rated for the fiscal year in which the termination occurs through the termination date; and (3) his annual bonus earned for the most recently completed fiscal year, to the extent such annual bonus was not previously paid. For purposes of the Shafir Employment Agreement, “Base Severance Benefit” means the product of (x) base salary and maximum annual bonus, multiplied by (y) 3.0.
In addition, upon Mr. Shafir’s termination without cause or by reason of his position no longer being a Substantially Equivalent Position as described above, his outstanding equity awards will also be treated as follows: (A) (i) the next two installments of the Shafir Sign-On RSUs will become vested on the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control), and in addition, to the extent unvested following application of the previous clause, a portion of an additional installment of Shafir Sign-On RSUs, pro-rated for the year of the employment term in which the termination occurs through the termination date, shall also become vested as of such date (and the remaining unvested Shafir Sign-On RSUs, if any, will be forfeited on such date); and (ii) the next two installments of the Shafir Annual RSUs will become vested as of the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control) and the remaining unvested Shafir Annual RSUs, if any, will be forfeited on such date; and (B) the PSUs Service Condition with respect to the Sign-On PSUs will be waived and Mr. Shafir will conditionally retain any remaining Sign-On PSUs for a period of up to twenty-four (24) months following the termination date, at which time any such Sign-On PSUs that have not satisfied the PSUs Performance Condition will be forfeited.
If the Company does not offer to renew the Shafir Employment Agreement at the expiration of its term on substantially similar terms, (i) all unvested Shafir Annual RSUs and all unvested Shafir Sign-On RSUs then-held by Mr. Shafir will vest, (ii) Mr. Shafir will retain all of his remaining Sign-On PSUs until the sixth anniversary of the grant date, at which time any such Sign-On PSUs that have not satisfied the Performance Condition will be forfeited, (iii) all equity and deferred awards granted in payment of any annual bonuses then-held by Mr. Shafir will vest and he will receive his annual bonus earned for the most recently completed fiscal year, to the extent such annual bonus was not previously paid, and (iv) Mr. Shafir will receive his minimum annual bonus, pro-rated for the fiscal year in which the termination occurs.
The payment of the Severance Benefit and the treatment of the equity awards upon a qualifying termination of employment as described above under “Change in Control” and “Termination of Employment” in each case, is subject to Mr. Shafir’s execution of a general release of claims against the Company.
Restrictive Covenants. The Shafir Employment Agreement contains non-competition and non-solicitation restrictions, ending on the second anniversary of the date of Mr. Shafir’s termination for any reason (or on the 18-month anniversary in the case of a termination of employment upon or following the expiration of the term of the Shafir Employment Agreement in the case of the restrictions on competition and solicitation of the Company’s investors), as well as confidentiality and other restrictions that are generally consistent with those applicable to the Company’s other executives.
Sipp Partner Agreements
In connection with Mr. Sipp’s appointment as Chief Financial Officer and admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Sipp on July 19, 2018, effective as of May 3, 2018 (the “Sipp Partner Agreements”). The Sipp Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
Under the terms of the Sipp Partner Agreements, upon admission, Mr. Sipp was granted one vested Group D Unit. The term of the Sipp Partner Agreements continues through December 31, 2020 or such earlier date as Mr. Sipp ceases to serve as an active limited partner, which may be extended by mutual agreement of Mr. Sipp and the Oz Operating Group entities pursuant to the terms thereof.
Pursuant to the Sipp Partner Agreements, Mr. Sipp is entitled to a quarterly cash payment, paid to him at a rate of $500,000 per year (as prorated for 2018 to reflect his partial year of service). In addition to those quarterly cash payments, each year during the term, Mr. Sipp is eligible to receive conditional performance-based discretionary awards under the Sipp Partner Agreements (i.e. an annual bonus), which may be paid in a combination of cash, DCIs or RSUs; provided, that no less than 60% of the total annual amount of compensation (consisting of quarterly cash payments and annual bonus) will be paid in cash; provided, further, that minimum total annual amount may be no less than $1,831,043 for fiscal year 2018 or $2,000,000 for each of fiscal years 2019 and 2020. Any RSUs granted in respect of Mr. Sipp’s annual bonus will be subject to three-year annual vesting; provided, that if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause or as a result of his death or disability, then any unvested RSUs will remain outstanding and continue to vest on the applicable vesting date, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements. In addition, for any DCIs awarded in respect of Mr. Sipp’s annual bonus, if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause, then any unvested DCIs will remain outstanding and continue to vest on the applicable vesting date, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements.
On May 3, 2018, pursuant to the Sipp Partner Agreements, Mr. Sipp received the Sipp Sign-On RSUs. The Sipp Sign-On RSUs will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. Notwithstanding the foregoing, if (i) Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause at any time prior to the end of the term, then 50% of any unvested Sipp Sign-On RSUs will remain outstanding and continue to vest on the applicable vesting date and the remaining 50% of any unvested Sipp Sign-On RSUs will be forfeited, or (ii) Mr. Sipp’s service is terminated due to his death or disability at any time prior to the end of the term or if the term is not extended, in either case, then any unvested Sipp Sign-On RSUs will remain outstanding and continue to vest on the applicable vesting date, in each case, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements.
Pursuant to the Sipp Partner Agreements, if Mr. Sipp’s service is terminated by the Oz Operating Group entities without cause at any time prior to the end of the term and subject to his execution of a general release of claims and compliance with the restrictive covenants set forth therein, Mr. Sipp will be entitled to receive a lump-sum cash severance payment within 60 days following the date of termination in an amount equal to the product of (i) fifty percent (50%) and (ii) the difference between (x) an amount equal to the sum of (A) the pro-rated portion of his quarterly cash payments in respect of the second quarter of fiscal year 2018 and (B) $5,750,000, less (y) the aggregate amount of quarterly cash payments and annual bonuses paid or awarded (based on their grant date fair value as applicable) to Mr. Sipp prior to the date of termination; provided that no amount of annual bonus will be deemed to be more than $1,500,000 for purposes of computing this severance payment.
Levin Partner Agreements
General. In connection with Mr. Levin’s admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Levin on November 10, 2010 (the “Initial Levin Partner Agreements”). In addition, (i) on January 28, 2013 each of the Oz Operating Group entities entered into an additional agreement with Mr. Levin reflecting certain additional terms and conditions of his arrangements with the Oz Operating Group entities (the “2013 Levin Partner Agreements”); and (ii) on February 14, 2017, each of the Oz Operating Group entities entered into an additional agreement with Mr. Levin, in connection with Mr. Levin’s commitment to remain with the Oz Operating Group entities for ten (10) years and serve as Co-Chief Investment Officer (the “2017 Levin Partner Agreements”). On February 16, 2018, each of the Oz Operating Group entities entered into a partner agreement with Mr. Levin (the “2018 Levin Partner Agreements”) in order to more closely align Mr. Levin’s potential compensation with his then current role and responsibilities as Co-Chief Investment Officer and importantly strongly align his economic interests with our clients. The 2018 Levin Partner Agreements, as summarized below, replaced and superseded the Initial Levin Partner Agreements, the 2013 Levin Partner Agreements and the 2017 Levin Partner Agreements. The 2018 Levin Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
Term. The 2018 Levin Partner Agreements are effective as of January 1, 2018, and include provisions that are applicable for the period ending on December 31, 2019. The term shall be subject to extension by mutual agreement of Mr. Levin and the intermediate holding company, as general partners of the Oz Operating Group entities (the “General Partners”), upon approval by the majority of the Board.
Responsibility and Reporting. Mr. Levin shall serve as a Co-Chief Investment Officer (or sole Chief Investment Officer) of the Company, and shall report to the Chief Executive Officer of the Company. The Chief Executive Officer shall have ultimate authority over investment activities and the Co-Chief Investment Officers (or sole Chief Investment Officer) shall have day-to-day management responsibility for such activities.
Compensation. Mr. Levin shall be entitled to $4,000,000 in cash annually (the “Annual Draw”). The Annual Draw shall be distributed in advance on a quarterly basis and shall be treated as a non-refundable credit against the annual bonus (as defined below) that Mr. Levin may receive in respect of such fiscal year.
The annual bonus shall be calculated as the product of (i) the gross profit and loss for such fiscal year based on the performance of certain specified Oz funds and (ii) the Participation Ratio (as defined in the 2018 Levin Partner Agreements) for such fiscal year, subject to a high water mark adjustment. The Participation Ratio shall range from 1.1% to 1.5%, as determined by the Compensation Committee based on a recommendation of the Chief Executive Officer. The minimum annual bonus for any year shall be $7,500,000 inclusive of the Annual Draw.

The annual bonus (including the Annual Draw) shall be paid consistent with the following percentages: 70% in cash, 15% in RSUs under the 2013 Plan (such RSUs, the “Bonus Equity”), and 15% in DCIs. The Bonus Equity and DCIs shall generally vest over three (3) years from the time of grant, subject to various exceptions. In the event Mr. Levin is terminated or resigns, then all or a portion of these RSUs and DCIs may be forfeited in accordance with the terms of the 2018 Levin Partner Agreements as described below.
Equity Interests. The 2018 Levin Partner Agreements provide the following with respect to Mr. Levin’s outstanding equity interests in the Oz Operating Group entities and the Company:

•
Mr. Levin shall retain 1,100,000 vested Group A Units and Group D Units that he received under the Initial Levin Partner Agreements and the 2013 Levin Partner Agreements (the retained units he received under the 2013 Levin Partner Agreements, the “Retained 2013 Units”) and forfeit an aggregate of 4,850,000 unvested Group A Units and Group D Units that he received under the 2013 and the 2017 Levin Partner Agreements;

•	Mr. Levin shall retain 1,000,000 of the Group P Units (the “Retained P Units”) and forfeit 2,900,000 of the Group P Units that he received under the 2017 Levin Partner Agreements; and

•
Mr. Levin shall receive 1,340,000 RSUs, of which 390,000 shall vest on December 31, 2018 and the remainder generally vest over the next five (5) years, subject to his continued service on the applicable vesting dates and various exceptions.

In the event Mr. Levin’ is terminated or resigns, then all or a portion of the Group Units and RSUs described above may be forfeited in accordance with the terms of the 2018 Levin Partner Agreements as described below.
Treatment of Equity in the Event of Withdrawal. The 2018 Levin Partner Agreements provide that in the event of Mr. Levin’s withdrawal from the Oz Operating Group entities:

•	The Retained 2013 Units shall be treated as follows:
◦If Mr. Levin is terminated with cause, then he forfeits 50% of the Retained 2013 Units and retains the other 50% of the Retained 2013 Units;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer (as described below)), then he forfeits 30% of the Retained 2013 Units and retains the other 70% of the Retained 2013 Units; and
◦If Mr. Levin is terminated without cause or the General Partners elect not to make a Company Extension Offer, then he retains 100% of the Retained 2013 Units;

•	The Retained P Units shall be treated as follows:
◦If Mr. Levin is terminated with cause during the term of the 2018 Levin Partner Agreements, then he forfeits 100% of his vested and unvested Retained P Units;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer), then he forfeits 100% of his unvested Retained P Units;
◦If Mr. Levin is terminated without cause prior to March 1, 2020, or the General Partners elect not to make a Company Extension Offer, then he conditionally retains 75% of the Retained P Units; and
◦In the case of any other withdrawal, the Retained P Units shall be treated the same as other Group P Units under the Operating Group Limited Partnership Agreements;

•	The 2013 RSUs shall be treated as follows:
◦If Mr. Levin is terminated with cause, then he forfeits 100% of any 2013 RSUs he holds, 50% of any Class A Shares of the Company delivered to him upon settlement of such RSUs (the “Related Class A Shares”), 50% of the after-tax proceeds from any sale of any Related Class A Shares and 50% of any distributions received in respect of any Related Class A Shares;

◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer), then he forfeits 30% of any Related Class A Shares, 30% of the after tax proceeds from any sale of any Related Class A Shares and 30% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns (other than due to the General Partners not making a Company Extension Offer or following a Change in Position (as defined in the 2018 Levin Partner Agreements)), then he forfeits 100% of the 2013 RSUs;
◦If Mr. Levin is terminated without cause, resigns following a Change in Position or the General Partners elect not to make a Company Extension Offer, then the next two installments of the 2013 RSUs scheduled to vest shall vest upon the occurrence of such event; and
◦If Mr. Levin does not accept a Company Extension Offer, then he forfeits all 2013 RSUs;

•	The 2017 RSUs shall be treated as follows:
◦If Mr. Levin is terminated with cause, then he forfeits 100% of any 2017 RSUs he holds, 50% of any Related Class A Shares, 50% of the after-tax proceeds from any sale of any Related Class A Shares and 50% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns prior to March 1, 2021 (other than due to the General Partners not making a Company Extension Offer), then he forfeits 32.5% of the Related Class A Shares, 32.5% of the after-tax proceeds from any sale of any Related Class A Shares and 32.5% of any distributions received in respect of any Related Class A Shares;
◦If Mr. Levin resigns for any reason, then he forfeits 100% of any 2017 RSUs he holds; and
◦If Mr. Levin is terminated without cause, then the 2017 RSUs continue to vest;

•	Any unvested Bonus Equity and DCIs shall be treated as follows:
◦If Mr. Levin is terminated with cause or resigns during the term of the 2018 Levin Partner Agreements (other than following a Change in Position), then he forfeits the Bonus Equity and DCIs;
◦If Mr. Levin is terminated without cause or resigns following a Change in Position, in each case during the term of the 2018 Levin Partner Agreements, then the Bonus Equity and DCIs continue to vest;
◦If Mr. Levin is terminated without cause within twelve (12) months of a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements), then the Bonus Equity fully vests; and
◦If Mr. Levin remains with the Oz Operating Group entities until the end of the Term, then the Bonus Equity and DCIs generally continue to vest.
Restrictive Covenants. Mr. Levin shall be prohibited from competing with us or soliciting our fund investors or employees for a two-year period upon Mr. Levin’s withdrawal from the Oz Operating Group entities for any reason prior to December 31, 2019, subject to the provisions described below solely in the case of the non-compete. The non-compete may be reduced to one (1) year upon Mr. Levin’s withdrawal from the Oz Operating Group entities (i) for any reason on or after December 31, 2019 or (ii) as a result of (x) the termination of Mr. Levin during the term of the 2018 Levin Partner Agreements without cause or (y) a resignation following (A) a Change of Control in which his role or the 2018 Levin Partner Agreements are not continued or (B) a Change in Position, unless in the case of this clause (ii) the Oz Operating Group entities elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period. Mr. Levin is also subject to confidentiality and other restrictions that are generally consistent with those applicable to our other executive managing directors. For the avoidance of doubt, the prohibition on Mr. Levin’s ability to solicit our fund investors or employees shall continue until the end of the two-year period after his withdrawal from the Oz Operating Group entities, regardless of when he leaves the firm and under what circumstances.
Rights in Connection with Liquidity Events. In connection with a Tag-Along Sale (as defined in the 2018 Levin Partner Agreements) for 50% or less of the Class A Shares and Group Units, all of Mr. Levin’s vested Group A Units and 10% of his unvested Group A Units may participate regardless of whether he is offered a Substantially Similar Position (as defined in the 2018 Levin Partner Agreements) following the Tag-Along Sale. In connection with a Tag-Along Sale for more than 50% of the Class A Shares and Group Units, then at the option of the Tag-Along Purchaser (as defined in the 2018 Levin Partner Agreements) either (a) all of Mr. Levin’s vested and unvested Group A Units may participate or (b) only vested

Group A Units may participate provided that Mr. Levin must be offered a Substantially Similar Position and may be required to enter into an employment contract following the Tag-Along Sale. In the event of a Drag-Along Sale (as defined in the 2018 Levin Partner Agreements), at the option of the General Partners, either (a) all of Mr. Levin’s vested and unvested Group A Units and Group D Units may participate or (b) only vested Group A Units and Group D Units may participate provided that Mr. Levin must be offered a Substantially Similar Position and may be required to enter into an employment contract following the Drag-Along Sale. The Tag-Along Sale and Drag-Along Sale provisions above do not apply to the Retained P Units.
Generally in the event of a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements), 75% of Mr. Levin’s Group P Units shall be entitled to participate on the same terms and to the same extent as other holders of Group P Units and the remaining 25% of his Group P Units shall vest on the second anniversary of the Change of Control, subject to Mr. Levin’s continued service in a Comparable Position (as defined for this purpose in the 2018 Levin Partner Agreements). The service condition shall be waived and each Group P Unit shall be entitled to participate pro rata with other Group Units to the extent that (i) the applicable performance condition is deemed satisfied based on the price implied by the Change of Control, and (ii) sufficient appreciation has occurred with respect to each Oz Operating Group entity for such Group P Unit to have become economically equivalent to one Group A Unit.
Generally, in the event of a Change of Control, 50% of Mr. Levin’s 2017 RSUs shall vest upon the Change of Control, and the remaining 50% of Mr. Levin’s unvested 2017 RSUs shall convert into RSUs relating to the same form of consideration paid to the other Class A Shareholders and shall vest on the second anniversary of the Change of Control, subject to his continued service in a Comparable Position.
Severance. Upon Mr. Levin’s withdrawal from the Oz Operating Group entities during the term of the 2018 Levin Partner Agreements as a result of (x) the termination of Mr. Levin during the term without cause or (y) a resignation following (A) a Change of Control in which his role or the 2018 Levin Partner Agreements are not continued or (B) a Change in Position, Mr. Levin shall (i) receive the annual bonus for the portion of the year in which the termination occurs; (ii) receive vesting of the next two installments of the 2013 RSUs scheduled to vest (as described above); (iii) receive either (x) a reduction in his non-compete from two (2) years to one (1) year or (y) a $30,000,000 cash payment payable in three installments over a 24-month period (as described above); (iv) conditionally retain 75% of the Group P Units to the extent provided in the 2018 Levin Partner Agreements in the case of a withdrawal without cause; and (v) receive continued vesting of any Bonus Equity and DCIs (as described above), including the Bonus Equity and DCIs granted in respect of the annual bonus for the year in which the termination occurs.
End of Term. Whether or not the term of the 2018 Levin Partner Agreements is extended beyond December 31, 2019, and provided that Mr. Levin has not withdrawn from the Oz Operating Group entities as of such date, Mr. Levin shall receive his annual bonus for 2019 and continued vesting of any Bonus Equity and DCIs (as described above). In addition, (x) if the General Partners elect not to make a Company Extension Offer, then Mr. Levin shall vest in the next two installments of the 2013 RSUs scheduled to vest (as described above), and (y) if the General Partners elect to make a Company Extension Offer and Mr. Levin elects not to accept such offer, then Mr. Levin is not entitled to vest in the next two installments of the 2013 RSUs. Any non-extension of the term shall be treated as a withdrawal from the Oz Operating Group entities effective as of the last day of the term for all purposes under the 2018 Levin Partner Agreements.
The payment of severance and the treatment of the equity awards upon a withdrawal from the Oz Operating Group entities as described above under “Severance,” “Equity in the Event of Withdrawal” and “End of Term,” in each case, is subject to Mr. Levin’s execution of a general release of claims against the Oz Operating Group entities.
Cohen Partner Agreements
General. In connection with Mr. Cohen’s admission as a limited partner of the Oz Operating Group entities, each of the Oz Operating Group entities entered into an agreement with Mr. Cohen on November 10, 2010 (the “Initial Cohen Partner Agreements”). In addition, (i) on April 15, 2013, each of the Oz Operating Group entities entered into an additional agreement with Mr. Cohen reflecting certain additional terms and conditions of his arrangements with the Oz Operating Group entities (the “2013 Cohen Partner Agreements”), and (ii) on February 22, 2017, each of the Oz Operating Group entities entered into an additional agreement with Mr. Cohen, in connection with Mr. Cohen’s commitment to remain with the Oz Operating Group entities for six (6) years and serve as the President and Chief Operating Officer (the “2017 Cohen Partner Agreements” and, together with the Initial Cohen Partner Agreements and the 2013 Cohen Partner Agreements, the “Cohen Partner Agreements”). The 2017 Cohen Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”

2013 Cohen Retention D Units. The 2013 Cohen Partner Agreements provided for the grant of 262,367 Group D Units to Mr. Cohen (the “2013 Cohen Retention D Units”), which will vest, subject to Mr. Cohen’s continued active involvement with us, in seven equal annual installments commencing on April 15, 2014, and ending on April 15, 2020. Mr. Cohen will forfeit his unvested 2013 Cohen Retention D Units if he departs from the firm prior to April 15, 2020. In addition, in the event that Mr. Cohen is terminated with cause, he will retain only 50% of his vested 2013 Cohen Retention D Units, and forfeit the remaining 2013 Cohen Retention D Units.
2017 Cohen Incentive D Units. Under the terms of the 2017 Cohen Partner Agreements, on March 1, 2017, Mr. Cohen received a grant of 380,000 Group D Units (the “2017 Cohen Incentive D Units”). Subject to Mr. Cohen’s continued service, 50% of the 2017 Cohen Incentive D Units will vest on the third anniversary of the grant date, and the remaining 50% will vest in equal annual installments on each of the following three anniversaries of the grant date, ending on March 1, 2023. Upon a termination, Mr. Cohen generally retains his vested 2017 Cohen Incentive D Units and forfeits his unvested 2017 Cohen Incentive D Units, with the following exceptions: (i) if Mr. Cohen is terminated for cause prior to the sixth anniversary of the grant date, all of Mr. Cohen’s unvested 2017 Cohen Incentive D Units and 50% of his vested 2017 Cohen Incentive D Units will be forfeited upon such termination; (ii) if Mr. Cohen is terminated without cause, then all then-vested 2017 Cohen Incentive D Units will be retained, and a portion of the then-unvested 2017 Cohen Incentive D Units (determined based on years of service since the grant date) will become vested as of the date of termination (with the remaining unvested 2017 Cohen Incentive D Units forfeited); and (iii) if Mr. Cohen resigns at any time, he forfeits all unvested 2017 Cohen Incentive D Units and a portion of his vested 2017 Cohen Incentive D Units (determined based on years of service since the grant date).
2017 Cohen Incentive P Units. Under the terms of the 2017 Cohen Partner Agreements, Mr. Cohen was also granted 670,000 Group P Units on March 1, 2017 (the “2017 Cohen Incentive P Units”). The 2017 Cohen Incentive P Units will generally be subject to the same Service Condition and Performance Condition vesting and forfeiture conditions applicable to the Group P Units of other executive managing directors (see “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units”), except as follows: (i) if Mr. Cohen is terminated without cause, all then-vested 2017 Cohen Incentive P Units will be retained, and a portion of the then-unvested 2017 Cohen Incentive P Units (determined based on years of service since the grant date) will become eligible to vest as of the date of termination (with the remaining unvested 2017 Cohen Incentive P Units forfeited) and, depending on length of service, remain outstanding and eligible to vest for a specified period following such termination; (ii) if Mr. Cohen resigns at any time, he forfeits all unvested 2017 Cohen Incentive P Units and a portion of his vested 2017 Cohen Incentive P Units (determined based on years of service since the grant date); and (iii) upon a Change of Control (as defined in the Operating Group Limited Partnership Agreements), as described below. In addition, at such time as the 2017 Cohen Incentive P Units have satisfied the conditions for exchangeability applicable to the other Group P Units (as described in “Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Group P Units”), (I) (x) at any time on or after the third anniversary of the grant date, 50% of the 2017 Cohen Incentive P Units will be immediately exchangeable, and (y) on and after each of the fourth, fifth and sixth anniversaries of the grant date, an additional portion of the 2017 Cohen Incentive P Units may be exchanged such that up to a cumulative percentage of the 2017 Cohen Incentive P Units equal to 66.67%, 83.33% and 100%, respectively, may be exchanged on and after such anniversary, and (II) on a termination without cause after the third, fourth and fifth anniversaries of the grant date, up to a cumulative percentage of the 2017 Cohen Incentive P Units equal to 66.67%, 83.33% and 100%, respectively, may be exchanged on and after such anniversary.
Change of Control (2017 Cohen Incentive Units). With respect to the 2017 Cohen Incentive D Units, generally in the event of a Change of Control, 50% of Mr. Cohen’s unvested 2017 Cohen Incentive D Units will vest and participate in the Change of Control to the extent provided in the Operating Group Limited Partnership Agreements, and the remaining 50% of Mr. Cohen’s unvested 2017 Cohen Incentive D Units will remain outstanding following such Change of Control and will vest on the second anniversary of such Change of Control, subject to Mr. Cohen’s continued service in a Comparable Position (as defined for this purpose in the 2017 Cohen Partner Agreements) (and subject to acceleration upon certain qualifying terminations within two (2) years of the Change of Control). With respect to the 2017 Cohen Incentive P Units, generally in the event of a Change of Control prior to the third anniversary of the grant date, 50% of the 2017 Cohen Incentive P Units that would otherwise be entitled to participate under the terms of the Limited Partnership Agreements (as defined for this purpose in the 2017 Cohen Partner Agreements) shall vest and participate on the same terms and to the same extent as other Group P Units (see “Partner Agreements, Severance Benefits and Change in Control Provisions—Cohen Partner Agreements—2017 Cohen Incentive P Units”), and the remaining 50% of the 2017 Cohen Incentive P Units that would otherwise be entitled to participate under the terms of the Limited Partnership Agreements will vest on the second anniversary of the Change of Control, subject to his continued service in a Comparable Position (and subject to acceleration upon certain qualifying terminations within two (2) years of the Change of Control), and any remaining unvested 2017 Cohen Incentive P Units shall be forfeited. If Mr. Cohen is not offered a Comparable Position upon a Change of Control, then 100% of his 2017

Cohen Incentive D Units and 2017 Cohen Incentive P Units vest as of such Change of Control. In the event of a Change of Control on or after the third anniversary of the grant date, the 2017 Cohen Incentive P Units will participate to the same extent as other Group P Units.
Additional Payments. Under the terms of the 2017 Cohen Partner Agreements, Mr. Cohen will receive cash payments for each of fiscal years 2017, 2018 and 2019 in the aggregate amount of $2,000,000 per year, which will reduce quarterly distributions for such years on an after-tax basis.
Other Provisions. Upon vesting, all of the Group Units granted to Mr. Cohen continue to be subject to transfer restrictions, and, to the extent applicable to such Units, the conditions to conversion into Group A Units (except with respect to Mr. Cohen’s rights to exchange his 2017 Cohen Incentive P Units, to the extent described above).
Levine Partner Agreements
In connection with Mr. Levine’s appointment as Chief Legal Officer and admission as a limited partner of the Oz Operating Group entities, Mr. Levine received an offer letter, dated November 21, 2016 (the “Levine Offer Letter”), outlining the terms and conditions of his service with us. On December 9, 2016, each of the Oz Operating Group entities entered into an agreement with Mr. Levine (the “Initial Levine Partner Agreements”), pursuant to which Mr. Levine was admitted as a limited partner of the Oz Operating Group entities on January 23, 2017, and which superseded and replaced the Levine Offer Letter. On June 2, 2017, each of the Oz Operating Group entities entered into an agreement with Mr. Levine (the “Amended and Restated Levine Partner Agreements”), which amended and restated the Initial Levine Partner Agreements in their entirety. Mr. Levine entered into the Amended and Restated Levine Partner Agreements to align the terms applicable to him with the updated terms applicable to certain of our other executive managing directors which were adopted subsequent to Mr. Levine’s joining the Company. The Amended and Restated Levine Partner Agreements were subsequently amended in connection with the Recapitalization by an omnibus agreement described below in “—Subsequent Events—Recapitalization—Management Arrangements.”
In consideration of his forfeiture of certain compensation from his former employer, Mr. Levine received a sign-on cash bonus payment totaling $98,136 which was paid on May 16, 2017, and a sign-on grant of 49,557 RSUs on January 23, 2017. The RSUs are scheduled to vest in periodic installments through March 1, 2021, subject to Mr. Levine’s continued service with us on each vesting date, provided, that in the event of a withdrawal by Mr. Levine other than for cause or Mr. Levine’s resignation, any unvested RSUs will become vested on the date that the RSUs would have vested if Mr. Levine had otherwise remained in service through such date, subject to Mr. Levine’s execution of a release of claims and continued compliance with his restrictive covenant obligations.
Under the terms of the Amended and Restated Levine Partner Agreements, upon admission, Mr. Levine received a grant of 100,000 PSIs as of January 23, 2017, which number of PSIs may be increased or reduced from time to time, in accordance with the terms of the Operating Group Limited Partnership Agreements.
Under the Amended and Restated Levine Partner Agreements, Mr. Levine receives variable distributions (i.e. an annual bonus) consisting of PSI distributions and additional performance-based discretionary distributions. Mr. Levine’s variable distributions are paid partly in Group D Units and partly in cash and DCIs. Any such Group D Units granted to Mr. Levine will vest in three equal annual installments. Upon vesting, all of the Group D Units granted to Mr. Levine continue to be subject to transfer restrictions, and the conditions to conversion into Group A Units. Any DCIs granted to Mr. Levine as a part of his variable distribution in respect of 2017 will generally be subject to four-year vesting and forfeiture conditions, and DCIs granted thereafter will generally be subject to three-year vesting and the forfeiture terms contained in the DCI Plan (described above in “—Executive Officer Incentive Compensation Programs—Deferred Cash Interests”). Upon vesting, Mr. Levine will receive an amount equal to the notional investment represented by the DCIs.
Under the Amended and Restated Levine Partner Agreements, Mr. Levine is entitled to quarterly cash payments, paid to him at a rate of $500,000 per year, which amounts are paid in addition to the amounts of distributions that are made in respect of his variable distributions.
Non-Competition, Non-Solicitation and Confidentiality Restrictions
We believe that each of our executive managing directors, including all of the Named Executive Officers, should be subject to certain obligations and restrictions to not compete with us, not solicit our employees or the investors in our funds, not disparage us, and not disclose confidential information about our business and related matters. The following is a description of the material terms of such obligations and restrictions contained in the Operating Group Limited Partnership Agreements applicable to each of our executive managing directors as limited partners of the Oz Operating Group entities.
Term of Service or Employment; Full-Time Commitment. Each executive managing director has agreed to devote substantially all of his business time, skill, energy and attention to his responsibilities at the Company in a diligent manner.
Confidentiality. Each executive managing director is required, both during and after his service with us, to protect and only use confidential information in accordance with strict restrictions placed by us on its use and disclosure. Every employee of ours is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service with us.
Non-Competition. During the term of service of each executive managing director and during the Restricted Period (as such term is defined below for this purpose), no executive managing director may, directly or indirectly:

•	engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;

•	render any services to any competing business; or

•	acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).
Pursuant to the Governance Agreement, dated as of February 7, 2019, among the Company, intermediate holding companies, Operating Partnerships and Mr. Och, certain non-competition restrictions included in the Operating Group Limited Partnership Agreements applicable to the limited partners during the Restricted Period will not apply to any investment related activities or other activities of Willoughby Capital Holdings, LLC (“Willoughby Capital”), Mr. Och’s family office, its employees or related trusts or affiliates (collectively, “Willoughby”) or Mr. Och or his related trusts, affiliates or related parties (collectively, the “DSO Parties”); provided that (i) for so long as Mr. Och is on the Board, the DSO Parties will be subject to restrictions with respect to investment related activities that are no more restrictive than those applicable to any other non-employee director and (ii) during the Restricted Period, Willoughby and the DSO Parties may not invest in an operating entity of, or in the case of Mr. Och, serve as a director, officer, employee or consultant of, any hedge fund or real estate private equity fund except (a) as a passive investor holding less than 2% of the issued and outstanding stock of public companies or (b) as an investor in any operating entity that invests solely on behalf of Willoughby or the DSO Parties.
So long as Willoughby Capital qualifies for the “family office” exemption under the Investment Advisers Act of 1940 (the “Advisers Act”), certain non-competition and non-solicitation restrictions included in the Operating Group Limited Partnership Agreements applicable to the limited partners during the Restricted Period will not prohibit Willoughby or the DSO Parties from engaging in any investment activities alongside any of the Company, its subsidiaries and their respective affiliates’ current or prospective investors.
Non-Solicitation and Non-Interference. Generally, during the term of service of each executive managing director and during the Restricted Period, no executive managing director may, directly or indirectly, in any manner solicit any of our other executive managing directors, directors, officers or employees to terminate their relationship or service with us, or hire any person who was employed by us or was one of our executive managing directors or directors as of the date of such executive managing director’s termination or whose service or relationship with us terminated within two (2) years prior to or after the date of such executive managing director’s termination. Additionally, in general, no executive managing director may solicit, or encourage ceasing to work with us, any consultant, agent or senior adviser who the individual knows or should know is under contract with us.
In addition, generally during the term of service of each executive managing director and during the Restricted Period, such executive managing director may not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his or its relationship with us for any other reason.
Non-Disparagement. During the term of service of each executive managing director, and at all times following the termination of the executive managing director’s service, the executive managing director is prohibited from disparaging us in any way or making any defamatory comments regarding us.

Restricted Period. For purposes of the foregoing covenants, the “Restricted Period” for each of our Named Executive Officers (other than Mr. Och) and for most of our other executive managing directors, means the two-year period immediately following the date of termination of his association with us for any reason. With respect to Mr. Och and his related trusts, affiliates and related parties, the “Restricted Period” ends on December 5, 2020.
Intellectual Property. Each executive managing director is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by the executive managing director’s service with us.
Other Provisions. In the case of any breach of the non-competition or non-solicitation provisions described above by an executive managing director, all of such executive managing director’s vested and unvested Group Units and any Class A Shares issued upon exchange of Group A Units, will be reallocated to the remaining active executive managing directors. In addition, in the case of any breach of the non-competition or non-solicitation provisions described above by an executive managing director, the executive managing director will be required to pay us an amount equal to the total after-tax proceeds received from the sale of any Class A Shares, and any distributions thereon, issued upon exchange of Group A Units during the two-year period prior to the date of such breach, along with the after-tax portion of any performance cash awards conditionally granted to our executive managing directors under the Partner Incentive Pool in respect of the two-year period prior to the date of such breach. In addition, such breaching executive managing director will no longer be entitled to receive payments under the Tax Receivable Agreement we executed with our executive managing directors and the Ziffs in connection with our IPO. We may elect to waive enforcement of any or all of the foregoing consequences in our sole discretion.
Resignation of Chief Executive Officer During 2018
On January 30, 2018, we announced that Mr. Shafir was succeeding Mr. Och as Chief Executive Officer of the Company, as of February 5, 2018. Pursuant to the Recapitalization, Mr. Och recently delivered a resignation as Chairman of the Board effective March 31, 2019. Mr. Och also delivered a resignation as a member of the Board of Directors to become effective as of the next annual meeting of shareholders that occurs at least 30 days following the Transition Date. In addition, Mr. Och delivered a resignation (to become effective as of the Transition Date) from all officer positions of, and from the internal committees, boards of directors, boards of managers and similar governing bodies of, all subsidiaries of the Company and all investment funds or accounts managed by us.
Resignation of Chief Financial Officer During 2018
On April 12, 2018, Ms. Haas submitted her resignation as Chief Financial Officer of the Company and her service with us ended on June 1, 2018. Ms. Haas did not receive an annual bonus for 2018.
Modification to Relinquishment Agreement
The General Partners entered into a Relinquishment Agreement with Daniel S. Och and certain family trusts over which Mr. Och has investment control (the “Och Trusts”) effective as of March 1, 2017 (the “Relinquishment Agreement”). Pursuant to the terms of the Relinquishment Agreement, Mr. Och and the Och Trusts agreed to cancel, in the aggregate, 3.0 million of their vested Group A Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split). The Relinquishment Agreement also provided that if any of the Group D Units granted to James S. Levin on March 1, 2017 were forfeited, such forfeited units would be reallocated to Mr. Och and the Och Trusts pursuant to the terms of the limited partnership agreements of the Operating Partnerships, up to an aggregate amount of 3.0 million Group Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split).
The Company and the parties to the Relinquishment Agreement subsequently entered into a Cancellation, Reallocation and Grant Agreement, dated March 28, 2018 and effective as of February 16, 2018, which replaced and superseded the Relinquishment Agreement in its entirety (the “Reallocation Agreement”). Pursuant to the Reallocation Agreement, Mr. Och and the Och Trusts relinquished their rights to receive the 3.0 million Group Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split) forfeited by Mr. Levin described above, which have been canceled, and Mr. Och instead was provided with the right to direct the General Partners to issue, for strategic hires and/or other business initiatives, up to 2.7 million Group Units (equivalent to 27.0 million prior to adjustment for the Reverse Share Split) (the “Reallocable Group Units”). Subsequently, as part of the Recapitalization, Mr. Och waived his right to reallocate (and, under certain circumstances, be reissued) the Reallocable Group Units.

Subsequent Events
Recapitalization
As previously disclosed, on December 6, 2018, the Company announced that the Company and certain of its subsidiaries, and Daniel S. Och, the Chairman of the Board and its largest shareholder, entered into the Letter Agreement providing for, among other things, the Recapitalization. On February 7, 2019, the Company and certain of its subsidiaries entered into the Implementing Agreements providing for the consummation of the Recapitalization (the “Recapitalization Closing”).
Pursuant to the Recapitalization, Mr. Och and the other holders of Group A Units in each of the Operating Partnerships have collectively reallocated 35% of their Group A Units to existing members of senior management and for potential grants to new hires (the “Class A Reallocation”). The Class A Reallocation has been effected by (i) recapitalizing such Group A Units into Group A-1 Units held by the holders of the Group A Units and (ii) creating and making grants to existing members of senior management (and reserving for future grants to active executive managing directors and new hires) of Group E Units. As more fully described below, the Group A-1 Units will be canceled at such time and to the extent as such Group E Units vest and achieve a book-up. Upon vesting, holders of Group E Units will be entitled to vote a corresponding number of Class B Shares. Following the Liquidity Redemption and Mr. Och’s receipt of the Credit Fund Balance Redemption (as defined below), and until such time as the relevant Group E Units become vested, the Class B Shares corresponding to the Group A-1 Units will be voted pro rata in accordance with the vote of the Class A Shares held by non-affiliates (the “Class A-1 Voting Holiday”). The Recapitalization also provided holders of Group D Units with a one-time election (the “Class D Election”) to convert such holders’ Group D Units into Group E Units, discussed further below.
The receipt by Mr. Och and his related parties of redemption proceeds associated with the redemption of all of their liquid balance in the investment funds or accounts managed by the Company, its subsidiaries and their respective affiliates (other than their liquid balances in the OZ Credit Opportunities Master Fund, Ltd.), for which redemption notices were delivered to effect such redemptions for the quarters ended December 31, 2018 and March 31, 2019 is referred to as the “Liquidity Redemption.” Mr. Och submitted redemption notices for all liquid balances of Mr. Och and his related parties to effect the Liquidity Redemption. The redemption by Mr. Och and his related parties of all their liquid balances in the OZ Credit Opportunities Master Fund, Ltd., which is expected to be redeemed in full on September 30, 2019, for which redemption notices have been delivered is referred to as the “Credit Fund Balance Redemption.”
In the Recapitalization, (i) $200 million of the existing preferred units issued by the Operating Partnerships (the “Existing Preferred”) was restructured into new debt of the Operating Partnerships (the “Debt Securities”) and (ii) the remaining $200 million of Existing Preferred was restructured into new preferred equity securities of the Operating Partnerships (the “New Preferred Securities”), each as described below (collectively, the “Existing Preferred Restructuring”). In addition, the holders of the Existing Preferred have forfeited an additional 749,813 Group A Units (which were recapitalized into Group A-1 Units).
In addition, as part of the Recapitalization, Oz Operating Group initiated a distribution holiday (the “Distribution Holiday”) on the Group A Units, Group D Units, Group E Units, Group P Units, PSIs, and on certain RSUs that will terminate on the earlier of (x) 45 days after the last day of the first calendar quarter as of which the achievement of $600 million of Distribution Holiday Economic Income (as defined in the Operating Group Limited Partnership Agreements) is realized and (y) April 1, 2026.
The Implementing Agreements for the Recapitalization include, among others:

•
Agreements and Plans of Merger (providing for, among other things, the mergers which give effect to the Class A Reallocation and the Existing Preferred Restructuring and pursuant to which the Operating Group Limited Partnership Agreements will be amended and restated, in each case, effective upon the Recapitalization Closing);

•
Restated Operating Group Limited Partnership Agreements (providing for, among other things, changes with respect to the terms of the classes of units of the Operating Partnerships, including the Class D Election, liquidity events, book-up provisions, the Distribution Holiday and withdrawal rights);

•
Distribution Holiday Agreements, as defined below (providing for, among other things, the application of the Distribution Holiday to the RSUs held by the Company’s Chief Executive Officer and the independent directors of the Board);

•	Amended and Restated Class A Exchange Agreement (providing for, among other things, rights and procedures relating to the exchange of vested and booked-up Group A Units);

•	Amended and Restated Registration Rights Agreement (providing for, among other things, the registration and resale of Class A Shares delivered in exchange for Operating Partnership units);

•	New Preferred Unit Designations (providing for, among other things, the terms of the New Preferred Securities issued in the mergers to effect, in part, the Existing Preferred Restructuring);

•	Subordinated Credit Agreement (providing for, among other things, the terms of the Debt Securities issued in the mergers to effect, in part, the Existing Preferred Restructuring);

•	Amended Credit Agreement (providing for, among other things, the consent of the applicable lenders to the Recapitalization pursuant to an amendment to the 2018 Credit Facility (as defined therein));

•	TRA Amendment (amending the Tax Receivable Agreement in connection with the Recapitalization);

•
Governance Agreement (providing for, among other things, the redemption by Mr. Och and related parties of certain balances in the Company funds, certain proxies and voting arrangements, changes to Mr. Och’s director, officer, committee and other positions at the Oz Operating Group entities, certain non-competition and non-solicitation matters, name changes, waiver of general release requirements and escrow arrangements);

•	Consent Agreements (providing for, among other things, release and indemnification arrangements in connection with the Recapitalization); and

•
Management Arrangements (as defined below) and other compensation arrangements (providing for certain compensation and other agreements between the Oz Operating Group and certain members of senior management).

Set forth below is a summary of the Implementing Agreements for the Recapitalization as they relate to executive compensation matters.
Group D Units. Pursuant to the Class D Election, each Group D Unit converted into one Group E-2 Unit. Group E-2 Units are only entitled to future profits and gains and generally vest (i) with respect to Group E-2 Units issued to former executive managing directors, on the date of grant and (ii) with respect to Group E-2 Units issued to active executive managing directors that (a) were converted from vested Group D Units, on December 31, 2019, (b) were converted from unvested Group D Units that were scheduled to vest within 12 months of January 31, 2019, on December 31, 2019, or (c) were converted from any other unvested Group D Units, on the date such Group D Units would have vested; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service.
Group E Units. The Operating Group Limited Partnership Agreements set forth the terms of the Group E-1 Units and Group E-2 Units. Group E-1 Units are only entitled to future profits and gains and generally vest (i) with respect to Group E-1 Units issued to a limited partner holding Group A-1 Units, up to and including the number of Group A-1 Units held by such limited partner immediately following the Recapitalization, on December 31, 2019 and (ii) with respect to all other Group E-1 Units, one-third on each of December 31, 2020, December 31, 2021, and December 31, 2022; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service. The vesting terms of Group E-2 Units are described above in the immediately preceding paragraph. The Operating Partnerships will cause the Company to issue one Class B Share to each holder of Group E Units upon the vesting of each such Group E Unit.
At the Recapitalization Closing, the Oz Operating Group conditionally issued (subject to certain vesting and forfeiture conditions) an aggregate of 9,655,232 Group E-1 Units to certain active executive managing directors. The general partner of the applicable Operating Partnership (“General Partner”) may conditionally issue additional Group E Units (“Additional Group E Units”) in each Operating Partnership to active individual limited partners, in an aggregate number not to exceed the amount described in the Operating Group Limited Partnership Agreements, as specified by the Chief Executive Officer of the Company (with the approval of the Compensation Committee, if applicable).
The Operating Group Limited Partnership Agreements generally prohibit the Oz Operating Group, without the consent of the holders of a majority of Group E Units (until Group E Units representing less than 10% of the Group E-1 Units and Group E-2 Units remain outstanding), from: (A) taking any action that is adverse to the holders of Group E Units in a manner disproportionate to the holders of the Class A Shares; (B) creating any new class of equity securities that would be senior or pari passu to the Group E Units or creating any equity securities in any subsidiary of any of the Operating Partnerships (or amending the terms of an existing class of equity securities to become such equity securities) until the achievement of book-up for all Group E Units following the end of the Distribution Holiday; or (C) amending the book-up provisions of the Operating Group Limited Partnership Agreements in a manner that is adverse to the Group E Units, except as required by a change in applicable law or upon the written advice of outside counsel to the Oz Operating Group. In connection with any such consents to be obtained from the holders of Group E Units, no consent fee or other consideration shall be offered to such holders.
Distribution Holiday. The Operating Group Limited Partnership Agreements have been revised to provide for the Distribution Holiday, which shall terminate on the earlier of (x) 45 days after the last day of the first calendar quarter in which an aggregate of $600 million of Distribution Holiday Economic Income (as defined in the Operating Group Limited Partnership Agreements) has been realized and (y) April 1, 2026. During the Distribution Holiday, (i) the Operating Partnerships shall only make distributions with respect to Group B Units, (ii) the performance thresholds of Group P Units shall be adjusted to take into account performance and distributions during such period, (iii) RSUs will receive in-kind distributions in respect of dividends or distributions paid on the Company’s Class A Shares, in each of the foregoing clauses (i) and (ii) in an aggregate amount not to exceed $4.00 per Group P Unit or RSU (equivalent to $0.40 prior to adjustment for the Company’s reverse share split that was effective as of January 3, 2019), as applicable, cumulatively during the Distribution Holiday, and in accordance with their existing terms (provided that such $4.00 cap shall not apply to any RSUs held by non-executive managing director employees or executive managing directors who are not receiving Group E Units) and (iv) income shall be allocated for book and tax purposes to reflect the revised distribution entitlements of the Group A / B / D / E / P Units. Following the termination of the Distribution Holiday, Group A Units, Group D Units and Group E Units (whether vested or unvested) shall receive distributions even if such Group A Units, Group D Units and Group E Units, as applicable, have not been booked-up.
Distribution Holiday Agreements. In connection with the Distribution Holiday, at the Recapitalization Closing, the Company entered into (i) a letter agreement with Robert Shafir, the Company’s Chief Executive Officer (the “Shafir Distribution Holiday Agreement”), and (ii) letter agreements with each of the independent directors of the Board who holds RSUs (each, a “Director Distribution Holiday Agreement”), in each case, to provide that the Distribution Holiday applies to the RSUs owned by Mr. Shafir and the independent directors of the Board, respectively (the Shafir Distribution Holiday Agreement and each Director Distribution Holiday Agreement, collectively, the “Distribution Holiday Agreements”).
Management Arrangements. In connection with the Recapitalization, at the Recapitalization Closing, each of Messrs. Sipp, Levin, Cohen and Levine and certain other executive managing directors of the Company, each of whom is a member of senior management and a limited partner of the Operating Partnerships, entered into certain omnibus agreements with each of the Operating Partnerships (the “Management Arrangements”) in order to implement the transactions contemplated by the Letter Agreement.
Management Arrangement with Thomas Sipp. The omnibus agreement between Mr. Sipp and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the Sipp Partner Agreements to provide for, among other things, the following:

•
The term of the Sipp Partner Agreements was modified to end on December 31, 2022 (from a term ending on December 31, 2020). If Mr. Sipp’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Sipp Partner Agreements, as amended, that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Sipp is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $3,000,000 for the 2018 fiscal year (as prorated to reflect his partial year of service in 2018) and $2,500,000 for the 2019 fiscal year and thereafter and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that Mr. Sipp’s minimum annual amount of compensation (inclusive of his annual draw) will be equal to $2,000,000 effective for the 2018 fiscal year and thereafter during the term; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Sipp for any fiscal year, inclusive of his annual draw, will be reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•
Mr. Sipp’s omnibus agreement provides that if Mr. Sipp remains in service through December 31, 2022, irrespective of whether the term is extended, any RSUs then held by Mr. Sipp will continue to vest on the date such RSUs are scheduled to vest as if Mr. Sipp were to remain in service on each applicable vesting date.

•
In connection with the Recapitalization, Mr. Sipp received an additional grant of 250,000 Group E-1 Units, subject to the vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Sipp Partner Agreements as in effect prior to the omnibus agreement, Mr. Sipp was subject to a non-compete covenant for a one-year period upon his withdrawal from the Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) twelve (12) months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.

Management Arrangement with James Levin. The omnibus agreement between Mr. Levin and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the 2018 Levin Partner Agreements to provide for, among other things, the following:

•
The term of the 2018 Levin Partner Agreements was extended to December 31, 2022 (from a term ending on December 31, 2019), subject to certain provisions in the 2018 Levin Partner Agreements, as amended, that will survive the expiration of the term.

•
Mr. Levin’s minimum annual amount of compensation (inclusive of his annual draw) was reduced by 20% to $6,000,000 (from $7,500,000) effective for the 2018 fiscal year and thereafter during the term. In addition, Mr. Levin’s Participation Ratio for purposes of calculating his annual bonus during such period was reduced by 20% to a range of 0.88% to 1.2% (from the range of 1.1% to 1.5%) of the Company’s gross profit and loss for the applicable fiscal year.

•
In connection with the Recapitalization, Mr. Levin received a grant of 269,867 Group E-1 Units in respect of his recapitalization of an equal number of Group A-1 Units and an additional grant of 3,290,511 Group E-1 Units, in each case, subject to the respective applicable vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”). Notwithstanding the foregoing, if Mr. Levin remains in service through December 31, 2022 and the General Partner elects not to make a Company Extension Offer (as defined in the 2018 Levin Partner Agreements, as amended by the omnibus agreement, as described below) to extend the term beyond December 31, 2022, then any unvested Group E-1 Units issued in respect of his forfeited Group A-1 Units will become vested on the regularly scheduled vesting date and a number of Additional Group E Units that are scheduled to vest during the subsequent 12 months will become vested on December 31, 2022.

•
Pursuant to the 2018 Levin Partner Agreements as in effect prior to the omnibus agreement, Mr. Levin was subject to a non-compete covenant for a two-year period upon his withdrawal from the Operating Group entities for any reason prior to December 31, 2019, which was subject to a reduction to one (1) year upon his withdrawal (i) for any reason on or after December 31, 2019 or (ii) as a result of (A) his withdrawal without cause during the term or (B) a resignation following a Change of Control (as defined for this purpose in the 2018 Levin Partner Agreements) in which his role or the 2018 Levin Partner Agreements were not continued or a Change in Position (as defined in the 2018 Levin Partner Agreements), unless in the case of this clause (ii) the General Partner elects to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period.

•	The omnibus agreement modified the duration of this non-compete covenant to provide for the following:

◦
Upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board, unless for a withdrawal on or prior to December 31, 2021 the General

Partner elects to make a $30,000,000 payment to Mr. Levin (as described above) in exchange for a 24 month non-compete period.

◦
Upon a withdrawal for any reason other than without cause, the non-compete period is (i) twenty-four (24) months if the withdrawal occurs any time prior to December 31, 2021, or (ii) 12 months if the withdrawal occurs on or after December 31, 2021, except that, (A) if a Trigger Event (as defined below) occurs on or prior to December 31, 2019, then the non-compete period is (x) twenty-four (24) months if the withdrawal occurs prior to January 1, 2020, or (y) twelve (12) months if the withdrawal occurs on or after January 1, 2020; or (B) if a Trigger Event occurs on or after January 1, 2020 and prior to December 31, 2021, then the non-compete period is twelve (12) months. A “Trigger Event” means a breach of any of the terms in the sections labeled “Class B Shareholder Committee,” “DSO Continuing Role,” and the second bullet of the section labeled “DSO Titles” of the Governance Agreement by and among Daniel S. Och and certain Och-Ziff entities, dated February 5, 2018.

◦
The non-compete period is twelve (12) months if Mr. Levin experiences a withdrawal due to his resignation following a Change in Position, unless for a withdrawal on or prior to December 31, 2021 the General Partner elects to make a $30,000,000 payment to Mr. Levin in exchange for a 24 month non-compete period.

•
The definition of a “Company Extension Offer” under the 2018 Levin Partner Agreements was modified to refer to an offer by the General Partner to Mr. Levin to extend the term of the 2018 Levin Partner Agreements beyond December 31, 2022 for at least one (1) year pursuant to the terms and conditions set forth in the 2018 Levin Partner Agreements.

•	Other conforming changes were made to the 2018 Levin Partner Agreements to reflect the extension of the term to December 31, 2022.
Management Arrangement with David Levine. The omnibus agreement between Mr. Levine and each of the Operating Partnerships, which is effective as of Recapitalization Closing, amends the Amended and Restated Levine Partner Agreements to provide for, among other things, the following:

•
The term of the Amended and Restated Levine Partner Agreements was modified to end on December 31, 2022 (from an unspecified term). If Mr. Levine’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Amended and Restated Levine Partner Agreements, as amended, that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Levine is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $2,300,000 and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that Mr. Levine’s minimum annual amount of compensation (inclusive of his annual draw) will be equal to $2,000,000 effective for the 2018 fiscal year (reduced from $2,200,000 for such fiscal year) and thereafter during the term; provided, further, that current cash will not represent less than 75% of the annual compensation for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Levine for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•
In connection with the Recapitalization, Mr. Levine received an additional grant of 150,000 Group E-1 Units, subject to the vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Amended and Restated Levine Partner Agreements as in effect prior to the omnibus agreement, Mr. Levine was subject to a non-compete covenant for a one-year period upon his withdrawal from the Oz Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-

four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) twelve (12) months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.
Management Arrangement with Wayne Cohen. The omnibus agreement between Mr. Cohen and each of the Operating Partnerships, which is effective as of the Recapitalization Closing, amends the Cohen Partner Agreements to provide for, among other things, the following:

•
The term of the Cohen Partner Agreements was modified to end on December 31, 2022 (from a term continuing through at least March 1, 2023). If Mr. Cohen’s service continues following the expiration of the term, his service will be on an at-will basis, subject to certain provisions in the Cohen Partner Agreements that will survive the expiration of the term.

•
Effective for the 2018 fiscal year and thereafter during the term, Mr. Cohen is eligible to receive a discretionary annual bonus, which may be paid in a combination of current cash, deferred cash or RSUs, as determined by the Compensation Committee, and targeted in the amount of $1,000,000 and in the form of 75% current cash and 25% in a combination of deferred cash or RSUs; provided, that current cash will not represent less than 75% of the annual bonus for any fiscal year, unless the Company adopts a uniform system of break points for high earners applicable to all executive managing directors subject to approval by the Compensation Committee and the Chief Executive Officer. Notwithstanding the foregoing, the total annual amount of compensation payable to Mr. Cohen for any fiscal year, inclusive of his annual draw, is reduced by 10% from the total annual amount of compensation that would otherwise be payable in respect of such fiscal year; provided, that such reduction will apply to the amount of the annual bonus (and will not reduce the annual draw) for such fiscal year.

•	Mr. Cohen is eligible to participate in the Partner Incentive Pool, as extended through the Distribution Holiday, commencing with the 2018 fiscal year and thereafter during the Distribution Holiday.

•
In connection with the Recapitalization, Mr. Cohen received a grant of 124,232 Group E-1 Units in respect of his recapitalization of an equal number of Group A-1 Units and an additional grant of 200,000 Group E-1 Units, in each case, subject to the respective vesting and other terms and conditions of the applicable award agreement and the Operating Group Limited Partnership Agreements (as described above under “Executive and Director Compensation—Compensation Discussion and Analysis—Subsequent Events—Recapitalization”).

•
Pursuant to the Cohen Partner Agreements as in effect prior to the omnibus agreement, Mr. Cohen was subject to a non-compete covenant for a two-year period upon his withdrawal from the Operating Group entities for any reason. The omnibus agreement modified the duration of this non-compete covenant to provide that (i) upon a withdrawal for any reason other than without cause, the non-compete period is (A) twenty-four (24) months if the withdrawal occurs any time on or prior to December 31, 2020, or (B) 12 months if the withdrawal occurs on or after January 1, 2021, and (ii) upon a withdrawal without cause, the non-compete period is twelve (12) months or such lesser period as may be determined by the Board.

Extension of Partner Incentive Pool. In connection with the Recapitalization, effective as of the Recapitalization Closing, the Compensation Committee approved the extension of the Partner Incentive Pool to continue during the Distribution Holiday, providing for payment of bonuses to participants upon allocation of a pool calculated based on (i) the gross profit and loss of certain Oz funds multiplied by (ii) a percentage of the pool size, which is subject to a minimum amount of 0.25%. The extension of the Partner Incentive Pool will not be on terms more favorable than those in effect under the 2018 Partner Incentive Pool as originally adopted. For additional information regarding the Partner Incentive Pool as originally adopted, see “Executive and Director Compensation—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool.”
Amendment to 2013 Plan. In connection with the Recapitalization, effective as of the Recapitalization Closing, the Board approved the adoption of the second amendment to the 2013 Plan, which the Company’s shareholders approved at the Special Meeting held on May 13, 2019, to increase the number of Class A Shares authorized for issuance thereunder in order to implement the issuance of the Group E Units in connection with the Recapitalization.
For additional information concerning the Recapitalization and the applicable Implementing Agreements, see the Company’s Current Report on Form 8-K, filed February 11, 2019.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
Submitted by the members of the Compensation Committee:

Allan S. Bufferd, Chair
Marcy Engel
Michael D. Fascitelli
Summary Compensation Table for 2018
The following table provides summary information concerning the compensation of our Named Executive Officers, who include our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated employees who served as executive officers for the fiscal year ended December 31, 2018 and who were serving as executive officers at the end of such fiscal year. In addition, the following table provides summary information concerning the compensation of Daniel S. Och, who was our Chief Executive Officer until February 5, 2018, and Alesia Haas, who was our Chief Financial Officer until April 12, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Robert S. Shafir(5)(6)	2018	1,809,524	1,200,000	47,779,522	—	1,547	50,790,593
Chief Executive Officer, Executive Managing Director

Thomas M. Sipp(7)(8)	2018	331,044	1,686,125	6,330,000	—	38,698	8,385,867
Chief Financial Officer, Executive Managing Director

James Levin(9)(10)	2018	—	4,200,000	32,294,000	215,091	36,744	36,745,835
Chief Investment Officer, Executive Managing Director	2017	—	4,000,000	48,750,000	3,016,030	2,800,536	58,566,566
	2016	—	4,000,000	3,174	70,000	10,941,483	15,014,657

Wayne Cohen(11)(12)	2018	—	2,574,587	—	228,624	35,399	2,838,610
President, Chief Operating Officer, Executive Managing Director	2017	—	2,000,000	8,375,000	495,352	1,196,057	12,066,409
	2016	—	2,000,000	543	—	1,723,686	3,724,229

David Levine(13)(14)(15)	2018	500,000	1,439,587	—	—	31,211	1,970,798
Chief Legal Officer, Executive Managing Director	2017	500,000	1,353,136	1,824,284	—	22,154	3,699,574

Daniel S. Och(16)(17)(18)	2018	—	—	—	—	661,773	661,773
Former Chairman of the Board of Directors, Executive Managing Director, Former Chief Executive Officer	2017	—	—	376,823	—	932,063	1,308,886
	2016	—	—	23,370	—	1,186,369	1,209,739

Alesia Haas(19)(20)	2018	250,000	—	—	2,651	13,004	265,655
Former Chief Financial Officer	2017	500,000	2,100,000	625,000	17,231	47,768	3,289,999
	2016	229,169	572,916	—	—	40,534	842,619

(1)
The “Bonus” column reflects 2018 annual cash bonuses paid to Messrs. Shafir, Sipp, Levin, Cohen and Levine pursuant to their respective partner agreements and, solely with respect to each of Messrs. Sipp, Cohen and Levine, amounts paid for 2018 under the Partner Incentive Pool. For further information concerning the respective Partner Agreements, see “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions” above. For further information concerning the Partner Incentive Pool, see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Partner Incentive Pool” above.

(2)
The dollar amounts in the “Stock Awards” column do not reflect cash or other compensation actually received by the Named Executive Officers, but instead represent the aggregate grant date fair value of equity calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC Topic 718”). More information regarding the 2018 stock awards is shown in the “2018 Grants of Plan-Based Awards” table below. Also, see Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards.

(3)
With respect to Mr. Shafir, the “Stock Awards” column for 2018 includes the grant date fair value of the following grants: $30,840,000 representing the grant of the Shafir Sign-On RSUs; $11,820,000 representing the grant of the Sign-On PSUs (which grant date fair value was determined based on the probable outcome of the performance condition to which such Sign-On PSUs are subject which assumes maximum level of achievement of the performance condition); and $5,119,522 representing the grant of RSUs in connection with his first annual grant of RSUs under the Shafir Employment Agreement. With respect to Mr. Sipp, the amount shown in the “Stock Awards” column for 2018 represents the grant date fair value of the Sipp Sign-On RSUs. With respect to Mr. Levin, the amount shown in the “Stock Awards” column for 2018 represents the grant date fair value of 1,340,000 RSUs granted pursuant to the agreements described under “—Partner Agreements, Severance Benefits and Change in Control Provisions—Levin Partner Agreements.” Because the RSUs awarded to Messrs. Sipp, Levin, Cohen and Levine in respect of their 2018 annual bonuses were granted in 2019, SEC disclosure rules do not require that they be reflected in the “Summary Compensation Table” or the “Grants of Plan-Based Awards” table below. We describe these grants in the “Executive and Director Compensation—Compensation Discussion and Analysis—Highlights of 2018 Compensation” section of this proxy statement because they were awarded to Messrs. Sipp, Levin, Cohen and Levine in respect of their 2018 annual bonuses.

(4)
The “Non-Equity Incentive Plan Compensation” column for 2018 represents compensation expense recognized with respect to Group D Units, which are non-equity profits interests in the Oz Operating Group entities. These Units receive cash distributions equal in amount to, and at the same time as, distributions paid with respect to Group A Units, corresponding to the timing of the dividends paid to holders of our Class A Shares. Thus, the distribution occurs in the following quarter from when the compensation expense is recognized.

The dollar amounts in the “Non-Equity Incentive Plan Compensation” column for 2018 do not reflect the portion of the 2018 annual bonuses payable to each of Messrs. Shafir, Sipp, Levin, Cohen and Levine in the amount of $800,000, $366,000, $900,000, $87,500, and $315,000, respectively, in each case, in the form of DCIs awarded under the DCI Plan. For additional information regarding the DCIs, please see “—Compensation Discussion and Analysis—Executive Officer Incentive Compensation Programs—Deferred Cash Interests” above.

(5)	Mr. Shafir joined the Company as Chief Executive Officer on February 5, 2018.

(6)	With respect to Mr. Shafir, the “All Other Compensation” column for 2018 reflects a payment of $1,547 for medical insurance.

(7)	Mr. Sipp joined the Company as Chief Financial Officer on April 16, 2018.

(8)	With respect to Mr. Sipp, the “All Other Compensation” column for 2018 reflects: (i) a payment of $20,807 for medical insurance; and (ii) a payment of $17,891 for relocation reimbursement.

(9)
With respect to Mr. Levin, the “All Other Compensation” column for 2018 reflects: (ii) a payment of $31,211 for medical insurance; and (ii) a payment of $5,533 made on behalf of Mr. Levin with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

(10)
With respect to Mr. Levin, the “All Other Compensation” column for 2017 reflects: (i) a net distribution of $2,755,024 on his Class C Non-Equity Interests to adjust for allocations of 2017 taxable income previously made to Mr. Levin; (ii) $24,168 for medical insurance; and (iii) a payment of $21,344 made on behalf of Mr. Levin with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

With respect to Mr. Levin, the “All Other Compensation” column for 2016 increased by $4,188,785, from the amount reported in our 2017 annual proxy statement to reflect additional discretionary distributions to Mr. Levin on his Class C Non-Equity Interests to adjust for allocations of 2016 taxable income previously made to Mr. Levin that were paid in 2017 after the filing of our 2017 annual proxy statement.

(11)
With respect to Mr. Cohen, the “All Other Compensation” column for 2018 reflects: (i) a payment of $31,211 for medical insurance; and (iii) a payment of $4,188 made on behalf of Mr. Cohen with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

(12)
With respect to Mr. Cohen, the “All Other Compensation” column for 2017 reflects: (i) a net distribution of $1,165,521 on his Class C Non-Equity Interests to adjust for allocations of 2017 taxable income previously made to Mr. Cohen; (ii) $24,168 for medical insurance; and (iii) a payment of $6,368 made on behalf of Mr. Cohen with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors.

With respect to Mr. Cohen, the “All Other Compensation” column for 2016 was increased by $635,810, from the amount reported in our 2017 annual proxy statement to reflect additional discretionary distributions to Mr. Cohen on his Class C Non-Equity Interests to adjust for allocations of 2016 taxable income previously made to Mr. Cohen that were paid in 2017 after the filing of our 2017 annual proxy statement.

(13)	Mr. Levine joined the Company in 2017.

(14)	With respect to Mr. Levine, the “All Other Compensation” column for 2018 reflects a payment of $31,211 for medical insurance.

(15)	With respect to Mr. Levine, the “All Other Compensation” column for 2017 reflects $22,154 for medical insurance.

(16)
Mr. Och ceased to serve as Chief Executive Officer on February 5, 2018, at which time Robert Shafir joined the Company as Chief Executive Officer. Mr. Och ceased to serve as the Chairman of the Board on March 31, 2019.

(17)
With respect to Mr. Och, the “All Other Compensation” column for 2018 reflects: (i) payments of $625,391 for security; (ii) $5,171 made on behalf of Mr. Och with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors; and (iii) $31,211 for medical insurance. We consider the expenses for certain of Mr. Och’s security in 2018 to be for our benefit, and the Board of Directors considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Och; however, 100% of Mr. Och’s security has been reported for Mr. Och as “All Other Compensation” whether they were incurred for personal or business reasons.

(18)
With respect to Mr. Och, the “All Other Compensation” column for 2017 reflects: (i) payments of $808,257 for security; (ii) $86,658 made on behalf of Mr. Och with respect to his share of estate and tax preparation and planning services provided to all of our executive managing directors; and (iii) $37,148 for medical insurance. We consider the expenses for certain of Mr. Och’s security in 2017 to be for our benefit, and the Board of Directors considers the related expenses to be appropriate business expenses rather than personal benefits for Mr. Och; however, 100% of Mr. Och’s security has been reported for Mr. Och as “All Other Compensation” whether they were incurred for personal or business reasons.

(19)	Ms. Haas submitted her resignation as our Chief Financial Officer on April 12, 2018, and her service with us ended on June 1, 2018.

(20)	With respect to Ms. Haas, the “All Other Compensation” column for 2018 reflects $13,004 for medical insurance.

2018 Grants of Plan-Based Awards
This section provides additional information about the equity awards that are described in the “Stock Awards” column of the “Summary Compensation Table for 2018” above.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units(#)	Grant-Date Fair Value of Stock Awards($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Robert S. Shafir	2/5/2018	200,000	—	1,000,000	—	11,820,000	(2)
	2/5/2018	—	—	—	1,200,000	30,840,000	(3)
	2/5/2018	—	—	—	199,203	5,119,522	(4)
Thomas M. Sipp	5/3/2018	—	—	—	300,000	6,330,000	(5)
James Levin	2/16/2018	—	—	—	950,000	22,895,000	(6)
	2/16/2018	—	—	—	390,000	9,399,000	(7)

(1)
These dollar amounts do not represent cash compensation actually received in 2018. Instead, the amounts reflect the grant date fair value of the equity awards granted. The fair value of the awards in each case was computed in accordance with ASC Topic 718. See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for equity awards. For RSU awards, the grant date fair value was calculated by multiplying the closing price of the underlying Class A Shares on the last business day prior to the date of grant by the number of RSUs granted. For Mr. Shafir, the amount shown includes the grant date fair value of the Sign-On PSUs of $11,820,000, which was determined based on the probable outcome of the performance condition to which such Sign-On PSUs are subject assuming maximum level of achievement of the performance condition.

(2)
The amounts shown for Mr. Shafir represent the Sign-On PSUs awarded in 2018. The Sign-On PSUs will conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date, and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds as described more fully in “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements,” above. The amount shown in the “Threshold” column represents 20% of the Sign-On PSUs awarded that would be eligible to vest upon a Performance Threshold of 25% being achieved. The amount shown in the “Maximum” column represents 100% of the of the Sign-On PSUs awarded that would be eligible to vest upon a Performance Threshold of 125% being achieved. There is no target amount specified in the vesting schedule for the Sign-On PSUs. Pursuant to SEC rules, however, the amount shown in the “Target” column is representative of the amount of Sign-On PSUs that would be eligible to vest based on the total shareholder return on Class A Shares as of December 31, 2018.

(3)
The amount shown represents the Shafir Sign-On RSUs which will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. See “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” for additional information.

(4)
The amount shown represents the grant of RSUs in connection with Mr. Shafir’s first annual grant of RSUs pursuant to the Shafir Employment Agreement, which will vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. See “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Shafir Employment Agreement and Partner Agreements” for additional information.

(5)
The amount shown represents the Sipp Sign-On RSUs which will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. See “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Sipp Partner Agreement” for additional information.

(6)
The amount shown represents the 2013 RSUs granted to Mr. Levin pursuant to the 2018 Levin Partner Agreements, of which 190,000 vested on December 31, 2018 and the remainder generally vests over the next four (4) years, subject to his continued service on the applicable vesting dates and various exceptions. See “—Compensation Discussion and

Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions—Levin Partner Agreements” for additional information.

(7)	The amount shown represents the 2017 RSUs granted to Mr. Levin pursuant to the 2018 Levin Partner Agreements, all of which vested on December 31, 2018.

Outstanding Equity Awards at Fiscal Year End 2018
The following table summarizes the equity awards made to our Named Executive Officers that were outstanding and had not vested as of December 31, 2018. The dollar amounts shown in the table below do not reflect compensation actually received by the Named Executive Officers, but instead are calculated by multiplying the number of unvested equity units held by the Named Executive Officers by the closing price of $9.20 per Class A Share on December 31, 2018.

	Stock Awards
Name	Number of Shares, Units or Other Rights That Have Not Vested(#)		Market Value of Shares, Units or Other Rights That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert S. Shafir	1,493,024	(2)	13,735,823	1,000,000	9,200,000
Thomas M. Sipp	311,878	(3)	2,869,273	—	—
James Levin	810,958	(4)	7,460,815	200,000	1,840,000
Wayne Cohen	74,962	(5)	689,652	134,000	1,232,800
David Levine	26,343	(6)	242,356	10,000	92,000
Daniel S. Och	—		—	—	—
Alesia Haas	—		—	—	—

(1)
For each of Messrs. Cohen, Levin and Levine, the amount shown represents the Group P Units awarded in March 2017 that would be eligible to vest upon a performance threshold of 25% being achieved. The Group P Units vest if: (i) the executive managing director has continued in uninterrupted service until the third anniversary of the date of grant, and (ii) on or after such date, the total shareholder return on Class A Shares based on the average closing price on the NYSE for the calendar month prior to the month in which the date of grant occurred equals or exceeds certain specified thresholds as described more fully in “Executive Officer Incentive Compensation Programs—Group P Units,” above. Pursuant to the 2018 Levin Partner Agreements, Mr. Levin subsequently forfeited 2,900,000 Group P Units in respect of his 2017 grant of 3,900,000 Group P Units. For Mr. Shafir, the amount shown represents the Sign-On PSUs awarded on February 5, 2018. The Sign-On PSUs conditionally vest if: (i) Mr. Shafir has continued in uninterrupted service until the third anniversary of the grant date and (ii) on or after such date, the total shareholder return on Class A Shares of the Company based on the average closing price on the NYSE for the 10 trading days immediately following the date of the public announcement of the appointment of Mr. Shafir as CEO equals or exceeds certain performance thresholds as follows: 20% of the Sign-On PSUs vest if a total shareholder return of 25% is achieved; an additional 40% of the Sign-On PSUs vest if a total shareholder return of 50% is achieved; an additional 20% of the Sign-On PSUs vest if a total shareholder return of 75% is achieved; and the final 20% of the Sign-On PSUs vest if a total shareholder return of 125% is achieved.

(2)
The amount shown represents the Shafir Sign-On RSUs and the Shafir Annual RSUs awarded on February 5, 2018. The Shafir Sign-On RSUs and the Shafir Annual RSUs vest in four equal installments on each of the first four anniversaries of the grant date, provided that Mr. Shafir is employed by the Company on each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(3)
The amount shown represents the Sipp Sign-On RSUs. The Sipp Sign-On RSUs will vest in three equal annual installments on each of May 3, 2019, 2020 and 2021, so long as Mr. Sipp is an active limited partner on each vesting date and has not provided notice of his intention to resign on or before each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(4)
The amount shown represents the unvested portion (totaling 760,000 RSUs) of the 1,340,000 RSUs awarded on February 16, 2018 pursuant to the 2018 Levin Partner Agreements, of which 580,000 vested on December 31, 2018 and the remainder generally vests over the next four (4) years, subject to his continued service on the applicable vesting dates and various exceptions. The number of RSUs shown also includes any dividend equivalents accrued on such units, which vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

(5)
Represents 74,962 unvested Group A Units. A total of 262,367 of Group A Units were issued to Mr. Cohen upon the conversion of an equal number of Group D Units pursuant to the terms of such Units and are subject to minimum retained ownership requirements and transfer restrictions; such Group A Units vest in seven equal annual installments that commenced on April 15, 2014 and will end on April 15, 2020.

(6)
Represents the RSUs awarded to Mr. Levine as a sign-on grant in consideration of his forfeiture of certain compensation from his former employer in connection with his appointment as Chief Legal Officer. The RSUs are scheduled to vest in periodic installments through March 1, 2021, subject to Mr. Levine’s continued service with us on each vesting date. The number of RSUs shown also includes any dividend equivalents accrued on such units, that vest, subject to certain limited exceptions, in tandem with the underlying RSUs.

Stock Vested in 2018
The following table shows the number of Class A Shares and Group A Units that vested in 2018, and the fair value of such Shares and Units, by the Named Executive Officers. The amounts shown in the second column below do not reflect compensation actually received by the Named Executive Officers, but instead are calculations of the number of equity units that vested during 2018 based on the closing price of our Class A Shares on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)
James Levin	738,892	(1)	8,941,360
Wayne Cohen	37,481	(2)	877,058
David Levine	14,505	(3)	347,968
Daniel S. Och	8,623	(4)	82,781

(1)
Represents 618,892 of the RSUs vested on December 31, 2018 and 120,000 of Group A Units vested January 1, 2018, pursuant to the 2013 and 2018 Levin Partner Agreements, these vested shares remain subject to minimum retained ownership requirements and transfer restrictions.

(2)
Represents 37,481 of the Group A Units granted to Mr. Cohen pursuant to the 2013 Cohen Partner Agreements that vested on April 15, 2018, but remain subject to minimum retained ownership requirements and transfer restrictions.

(3)
Represents the vesting of the RSUs (including dividend equivalent units accrued as of the date of vesting) awarded to Mr. Levine as a sign-on grant in consideration of his forfeiture of certain compensation from his former employer in connection with his appointment as Chief Legal Officer.

(4)
On December 31, 2018, portions of the Group A Units forfeited by a former executive managing director and reallocated to Mr. Och (which Units continued to vest according to the original vesting schedule) became vested. Vested Group A Units remain subject to minimum retained ownership requirements and transfer restrictions.

Potential Payments Upon Termination or Change in Control
None of our Named Executive Officers, except for Messrs. Shafir, Sipp and Levin, is eligible to receive any cash payments upon his or her termination or a change of control of the Company, assuming that the triggering event took place on December 31, 2018.
If on December 31, 2018, Mr. Shafir had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Shafir Partner Agreements, Mr. Shafir would have been to receive a lump-sum cash severance payment in an amount equal to $19,809,524, which represents the sum of (i) the lower of (x) his base salary and maximum annual bonus, multiplied by 3.0, and (y) $18,000,000, and (ii) his minimum annual bonus, pro-rated through December 31, 2018. In addition, Mr. Shafir’s outstanding equity awards would be treated as follows: (A) (i) the next two installments of the Shafir Sign-On RSUs would become vested on the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control), and in addition, to the extent unvested following application of the previous clause, a portion of an additional installment of Shafir Sign-On RSUs, pro-rated for the year of the employment term in which the termination occurs through the termination date, would also become vested as of such date (and the remaining unvested Shafir Sign-On RSUs, if any, would be forfeited on such date); and (ii) the next two installments of the Shafir Annual RSUs would become vested as of the termination date (or, for a qualifying termination in connection with a Change in Control, the later of the termination date and the date of the Change in Control) and the remaining unvested Shafir Annual RSUs, if any, would be forfeited on such date; and (B) the PSUs Service Condition with respect to the Sign-On PSUs would be waived and Mr. Shafir would conditionally retain any remaining Sign-On PSUs for a period of up to twenty-four (24) months following the termination date, at which time any such Sign-On PSUs that have not satisfied the PSUs Performance Condition would be forfeited. On December 31, 2018, those Shafir Sign-On RSUs, the Shafir Annual RSUs and the Sign-On PSUs (inclusive of dividend equivalents accrued thereon) that would be subject to such continued or accelerated vesting had a market value of $16,067,920.
If on December 31, 2018, Mr. Sipp had been subject to a withdrawal without cause, then, subject to his execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements, Mr. Sipp would have been to receive a lump-sum cash severance payment in an amount equal to $2,000,000, which represents an amount equal to the product of (i) fifty percent (50%) and (ii) the difference between (x) an amount equal to the sum of (A) the pro-rated portion of his quarterly cash payments in respect of the second quarter of fiscal year 2018 and (B) $5,750,000, less (y) the aggregate amount of quarterly cash payments and annual bonuses paid or awarded (based on their grant date fair value as applicable) to Mr. Sipp prior to December 31, 2018 (provided that no amount of annual bonus will be deemed to be more than $1,500,000 for purposes of computing this severance payment). In addition, 50% of any unvested Sipp Sign-On RSUs would remain outstanding and continue to vest on the applicable vesting date and the remaining 50% of any unvested Sipp Sign-On RSUs would be forfeited, subject to Mr. Sipp’s execution of a general release of claims and compliance with the restrictive covenants set forth in the Sipp Partner Agreements. On December 31, 2018, those Sipp Sign-On RSUs (inclusive of dividend equivalents accrued thereon) that would be subject to such continued vesting had a market value of $1,434,639.
If on December 31, 2018, Mr. Levin had been subject to a withdrawal without cause, then, (i) the next two installments of the 2013 RSUs scheduled to vest would vest upon the occurrence of such event, (ii) the 2017 RSUs would continue to vest, and (iii) his Bonus Equity and DCIs would continue to vest (or, if Mr. Levin were terminated without cause within twelve (12) months of a Change of Control, then his Bonus Equity would fully vest). On December 31, 2018, those 2013 RSUs, 2017 RSUs, Bonus Equity and DCIs (inclusive of dividend equivalents accrued on any such RSUs) that would be subject to such continued or accelerated vesting had a market value of $5,332,698. In addition, pursuant to the 2018 Levin Partner Agreements, the Oz Operating Group entities may elect to make a $30,000,000 payment to Mr. Levin payable in installments over a 24-month period in exchange for an increase in the duration of his non-compete period to two (2) years (from one (1) year) following the date of his withdrawal.
If on December 31, 2018, Mr. Levine had been subject to a withdrawal other than for cause or resignation, any unvested RSUs held by Mr. Levine in respect of his sign-on grant would continue to vest and become nonforfeitable on the date they would otherwise have vested, provided, that Mr. Levine executed a release of claims and continued to comply with his restrictive covenant obligations. On December 31, 2018, these RSUs (inclusive of dividend equivalents accrued thereon) had a market value of $242,356.
For a description of the vesting and forfeiture conditions applicable to the Group Units held by the Named Executive Officers, please refer to “—Compensation Discussion and Analysis—Partner Agreements, Severance Benefits and Change in Control Provisions.”
Chief Executive Officer Compensation and Employee Compensation
In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer.
Our median employee’s 2018 annual total compensation was $201,500.
Our Chief Executive Officer’s 2018 annual total compensation was $51,452,366. During our last fiscal year, two individuals served as non-concurrent Chief Executive Officers. Mr. Och, who served as our Chief Executive Officer from January 1, 2018 to February 5, 2018, had 2018 annual total compensation of $661,773, as reflected in the Summary Compensation Table. Mr. Shafir, who served as our Chief Executive Officer from February 6, 2018 to the end of the fiscal year ended December 31, 2018, had 2018 annual total compensation of $50,790,593, as reflected in the Summary Compensation Table. We calculated the annual total compensation of our Chief Executive Officer by adding the compensation for each person who served as Chief Executive Officer during 2018.
Based on this information, the ratio of the annual total combined compensation of Messrs. Och and Shafir to the annual total compensation of our median employee for 2018 was estimated to be 255 to 1.

Our Chief Executive Officer pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. We identified our median employee by examining the 2018 total compensation consisting of base salary (including overtime pay), annual cash bonus amounts and equity-based compensation (reflecting the grant date fair value of equity awards and deferred fund interests), in each case, earned or awarded in respect of services performed in 2018 for our global employee population, excluding our Chief Executive Officer, as of December 31, 2018. We included all of our employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates in determining total compensation. After identifying the median employee based on total compensation, we calculated the annual total compensation for such employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this proxy statement.
Director Compensation
Director compensation is set by the Board based upon the recommendation of the Compensation Committee. The Compensation Committee periodically reviews the compensation of the independent directors in light of current industry conditions and compensation practices.
Upon initial election to the Board, an independent director receives an annualized portion of the annual compensation the incumbent independent directors are entitled to receive. Incumbent independent directors receive annual equity-based and cash compensation. As of January 1, 2018, at the beginning of each year, each incumbent independent director receives a grant of RSUs with a value of $125,000. The RSUs vest on the first anniversary of the date of grant. With respect to each vested RSU, the independent director receives one Class A Share on or before the third business day following the independent director’s departure from our Board of Directors.
As of January 1, 2018, an annual cash retainer is paid to each incumbent independent director in the amount of $95,000, and the chairs of the committees of our Board receive additional annual cash retainers as follows: the chairs of the Audit Committee and Committee on Corporate Responsibility and Compliance receive $20,000 and the chairs of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee each receive $10,000. Our lead independent director also receives an additional annual cash retainer of $20,000.
Directors who are members of management (including Mr. Shafir, who is an executive officer but not a Named Executive Officer) do not receive any compensation with respect to their services as a director. All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.
The following table sets forth the total cash and equity-based compensation paid to our independent directors for their service on the Board and its committees during 2018:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)
Allan S. Bufferd	105,722	137,627	243,349
Marcy Engel	68,470	130,500	198,970
Michael D. Fascitelli	54,361	130,500	184,861
Richard G. Ketchum	48,226	130,473	178,699
Georganne C. Proctor	124,028	137,627	261,655
William Barr	28,750	—	28,750
Barry J. Griswell	64,528	—	64,528
Jerome Kenney	76,250	—	76,250

(1)	Amounts in this column include all cash retainers and fees for committee assignments and meetings paid to our non-employee directors in 2018.

(2)
The dollar amounts in this table do not reflect cash or other compensation actually received by the independent directors, but instead represent the aggregate grant-date fair value of equity calculated in accordance with ASC Topic 718. See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for further information concerning the assumptions underlying our ASC Topic 718 calculations for RSUs. Each director who was a director as of January 2, 2018 received a grant of 46,642 RSUs on January 2, 2018. To the extent that an independent director on our Board has received Class A Shares related to vested RSUs granted prior to December 31, 2011, we have established minimum Class A Share ownership requirements such that each independent director must hold 50% of the Class A Shares received after vesting of any grant of RSUs

(or other equity awards) at all times, without regard to any dispositions. With respect to each vested RSU which was granted after December 31, 2011, the director shall receive one Class A Share on or before the third business day following the director’s departure from the Board of Directors. As of December 31, 2018, the aggregate number of RSUs, including dividend equivalent units granted thereon, held by each continuing independent director was as follows: 16,987 for Mr. Bufferd; 6,278 for Ms. Engel; 6,278 for Mr. Fascitelli; 6,247 for Mr. Ketchum; and 16,987 for Ms. Proctor.

CERTAIN MATTERS AND RELATED PERSON TRANSACTIONS
A number of organizational documents and agreements set forth our internal capital, organizational and governance structures, including the terms of interests in the Oz Operating Group owned by our executive managing directors, payments due to our executive managing directors pursuant to those interests and other contractual rights. These documents and agreements include the Class B Shareholders Agreement, the Limited Partnership Agreements of the Oz Operating Group entities, the Class A Unit Exchange Agreement, the Class P Unit Exchange Agreement, the Registration Rights Agreements, the Tax Receivable Agreement, the Expense Allocation Agreement, the Indemnification Agreements, the Relinquishment Agreement and the partner agreements with our executive managing directors. Summaries of these agreements are provided in “—Certain Agreements of the Registrant and the Oz Operating Group Entities,” below, and, in the case of certain partner agreements with our executive managing directors, in “Executive and Director Compensation,” above. Pursuant to these agreements, we may make payments to related persons or engage in transactions that are deemed “Interested Transactions” under our Related Person Transaction Policy (the “Policy”). During 2018, there were no Interested Transactions under the Policy except for those described below under “Related Person Transactions.”
Policy on Transactions and Arrangements with Related Persons
The Board has adopted a written Related Person Transaction Policy that is administered by our Nominating, Corporate Governance and Conflicts Committee and applies to any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has or will have a direct or indirect material interest (any such transaction or series of transactions an “Interested Transaction”).
Under the Policy, all Interested Transactions with a related person are subject to pre-approval or ratification by the Nominating, Corporate Governance and Conflicts Committee. The Policy requires a related person to promptly disclose to the Chief Legal Officer any Interested Transaction as well as all material facts about the transaction. The Chief Legal Officer will then assess and notify the Nominating, Corporate Governance and Conflicts Committee of the material facts of any Interested Transaction that requires the Committee’s pre-approval. In addition, the Board has delegated authority to the Chair of the Nominating, Corporate Governance and Conflicts Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1.0 million. Moreover, the Nominating, Corporate Governance and Conflicts Committee has considered and adopted standing pre-approvals under the Policy for limited transactions with related persons that are or may be considered to be “Interested Transactions.” Such pre-approved transactions include: (i) business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and our Director Independence Standards; (ii) charitable contributions to organizations where a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the greater of $1.0 million or 2% of the organization’s total annual revenues; (iii) transactions required or permitted under our organizational documents and agreements entered into in connection with our IPO in November 2007; and (iv) investments by one of our executive managing directors or any immediate family member in any of our funds.
A summary of any new transactions pre-approved by the Chair or pursuant to the Policy is provided to the full Nominating, Corporate Governance and Conflicts Committee for its review in connection with each regularly scheduled Committee meeting. If we become aware of an existing Interested Transaction that has not been pre-approved under this policy, we will provide relevant information to the Nominating, Corporate Governance and Conflicts Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
Related Person Transactions
In 2018, the Board pre-approved or considered and approved or ratified all of the following related person transactions:
In relation to the Recapitalization, the Company will pay for Mr. Och’s expenses incurred in connection with these transactions up to $5.0 million. In addition, the Company will pay for reasonable expenses, if any, incurred by holders of the New Preferred Securities in connection with protecting the interests or enforcing the rights of such securities.

CERTAIN AGREEMENTS OF THE REGISTRANT AND THE OZ OPERATING GROUP ENTITIES
Governance Letter Agreement

Mr. Och, the Registrant, certain of the Registrant’s subsidiaries and the independent directors of the Registrant entered into a letter agreement, dated January 27, 2018 and effective as of February 5, 2018 (the “Governance Letter
Agreement”), pursuant to which the parties agreed to implement various corporate governance arrangements. The arrangements set forth in the Governance Letter Agreement regarding Mr. Och’s position on the Board and his ability to select and replace other directors on the Board were superseded by the Governance Agreement (as discussed below).
Governance Agreement
In connection with the Recapitalization, at the Recapitalization Closing, the Registrant, Oz Corp, Oz Holding, the Oz Operating Partnerships and Mr. Och entered into the Governance Agreement, pursuant to which the parties agreed to implement certain new corporate governance arrangements. The Governance Agreement provides for, among other things:
Redemptions
On December 31, 2018, Mr. Och submitted redemption notices for 50% of all liquid balances of Mr. Och and his related parties. The receipt by Mr. Och and his related parties of redemption proceeds associated with the redemption of all of their liquid balance in the investment funds or accounts managed by the Registrant, its subsidiaries and their respective affiliates (other than their liquid balances in the OZ Credit Opportunities Master Fund, Ltd.), for which redemption notices were delivered to effect such redemptions for the quarters ended December 31, 2018 and March 31, 2019 is referred to as the “Liquidity Redemption.” The Registrant, the intermediate holding companies and the Oz Operating Partnerships agreed that, subject to the occurrence of certain restrictions on the withdrawal by Mr. Och and his related parties of their capital in the funds managed by us, the Liquidity Redemption will be made as to the remainder of Mr. Och’s liquid balances effective as of March 31, 2019 (with payment to be made in the normal course consistent with regular practice in accordance with the applicable fund documents). Mr. Och agreed not to revoke any previously submitted redemption notices giving effect to the Liquidity Redemption and the redemption by Mr. Och and his related parties of all their liquid balances in the OZ Credit Opportunities Master Fund, Ltd. which is expected to be redeemed in full on September 30, 2019, for which redemption notices have been delivered (the “Credit Fund Balance Redemption”).
Proxies and Voting Agreements
Mr. Och agreed to use his voting proxy under the Class B Shareholders Agreement to vote the applicable Class B Shares at a Registrant shareholders meeting in favor of increasing the number of shares available under the Company 2013 Incentive Plan by the number of Group E Units issuable in connection with the Recapitalization. Such proxy shall terminate on the 30th day following the completion of the Liquidity Redemption, subject to extension in certain cases whereby Mr. Och or his related parties are not permitted to effect redemptions of their capital in funds managed by us.The voting proxy in the Class B Shareholders Agreement is amended effective as of the earlier of the Transition Date and the commencement of the Class A-1 Voting Holiday, whereby the holders of Class B Shares corresponding to Group A-1 Units appoint our Chief Executive Officer and Chief Financial Officer as their proxies and such proxies are required to vote such Class B Shares in the same proportion that the Class A Shares are voted on any matters.
Director and Officer Positions
Mr. Och delivered a resignation as Chairman of the Board, effective March 31, 2019.In addition, Mr. Och delivered a resignation as a member of the Board to become effective as of the next annual meeting of shareholders that occurs at least 30 days following the Transition Date, but, following the effective date of his resignation as a director, Mr. Och will have the right to designate a director, who is not required to meet the NYSE director independence requirements, to serve in his place as a director on the Board for as long as Mr. Och continues to own either (i) New Preferred Securities and Debt Securities with an initial liquidation preference not less than 33% of the initial liquidation preference of the New Preferred Securities and Debt Securities owned by Mr. Och or (ii) a number of common equity units (on an as-converted basis) of the Company not less than 33% of the number of common equity units (on an as-converted basis) of the Company owned by Mr. Och, in each case, immediately after the Recapitalization.If any director on the Board who was designated by Mr. Och (as the sole member of the Class B Shareholder Committee established under the Class B Shareholders Agreement) (“Class B Director”), other than Mr. Och or his replacement as contemplated by the preceding paragraph, resigns or otherwise ceases to serve on the Board at or prior to Annual Meeting, such director shall be replaced by an individual who qualifies as an independent director under the NYSE listing standards and is designated by Mr. Och (in his capacity as the sole member of the Class B Shareholder Committee) as a Class B Director with the approval, which may not be unreasonably withheld, of the Nominating, Corporate Governance and Conflicts Committee. If any member of the Board other than a Class B Director resigns at or prior to the Annual Meeting, the Nominating, Corporate Governance and Conflicts Committee will designate a successor, subject to approval by Mr. Och, which may not be unreasonably withheld.Effective as of the Transition Date, (i) the Chief Executive Officer and Chief Financial Officer will be appointed as the sole directors of Oz Corp and the sole members of the board of managers of Oz Holding, (ii) the Chief Executive Officer will replace Mr. Och as PMC Chairman (as defined in the limited partnership agreements of the Oz Operating Partnerships) and Chairman of the Partner Management Committee, (iii) the Chief Executive Officer and/or Chief Financial Officer of the Company will replace Mr. Och as a member of all internal committees, boards of directors, boards of managers and similar governing bodies of, and as an officer of, and, as applicable, member of, the Company (other than the Board), and (iv) the then-current director(s) of the fund boards other than Mr. Och and, if appointed by the then-serving directors on such boards, the Chief Executive Officer and/or the Chief Financial Officer, will serve as directors of the fund boards.In addition, Mr. Och delivered a resignation (to become effective as of the Transition Date) from all officer positions of, and from the internal committees, boards of directors, boards of managers and similar governing bodies of, all subsidiaries of the Registrant and all investment funds or accounts managed by the Oz Operating Group.
Non-Competition; Non-Solicitation
Certain non-competition restrictions included in the limited partnership agreements of the Oz Operating Partnerships applicable to the limited partners during the Restricted Period (as defined therein) will not apply to any investment related activities or other activities of Willoughby or the DSO Parties; provided that (i) for so long as Mr. Och is on the Board, the DSO Parties shall be subject to restrictions with respect to investment related activities that are no more restrictive than those applicable to any other non-employee director and (ii) during the Restricted Period, Willoughby and the DSO Parties may not invest in an operating entity of, or in the case of Mr. Och, serve as a director, officer, employee or consultant of, any hedge fund or real estate private equity fund except (a) as a passive investor holding less than 2% of the issued and outstanding stock of public companies or (b) as an investor in any operating entity that invests solely on behalf of Willoughby or the DSO Parties.So long as Willoughby Capital qualifies for the “family office” exemption under the Advisers Act, certain non-competition and non-solicitation restrictions included in the limited partnership agreements of the Oz Operating Partnerships applicable to the limited partners during the Restricted Period will not prohibit Willoughby or the DSO Parties from engaging in any investment activities alongside any of our current or prospective investors.The Restricted Period will end on December 5, 2020 with respect to the DSO Parties.
Waiver of General Release Requirements
The Company agreed that Mr. Och is entering into a consent agreement and will not be executing a General Release (as defined in the limited partnership agreements of the Oz Operating Partnerships).
Escrow Arrangements
If the Company is prohibited from using any Designated Proceeds (as defined in the Governance Agreement) to redeem any of the New Preferred Securities pursuant to the terms of any of the New Preferred Unit Designations (any such prohibition, a “Designated Proceeds Use Prohibition” and any such Designated Proceeds, the “Restricted Designated Proceeds”), the Company shall cause such Restricted Designated Proceeds to be deposited in escrow as promptly as practicable. All or a portion of such amount of Restricted Designated Proceeds shall be used to redeem New Preferred Securities as promptly as practicable (and in no event later than five business days) to the extent such Designated Proceeds Use Prohibitions are no longer in effect. If any Designated Proceeds Use Prohibitions exist on March 31, 2022, all Restricted Designated Proceeds shall be applied to repay incremental loans pursuant to the Subordinated Credit Agreement (as defined below).
Class B Shareholders Agreement
We have entered into the Class B Shareholders Agreement with our executive managing directors, in their capacity as the holders of our Class B Shares, which provided for the establishment of a Class B Shareholder Committee. The terms of the Class B Shareholders Agreement currently in effect are summarized below. Under the Governance Agreement, the Class B Shareholders Agreement was amended to provide that the Class B Shareholder Committee will be disbanded and the Class B Shareholders Agreement will be terminated effective as of the Transition Date. Until the Transition Date, the terms of the Class B Shareholders Agreement will generally continue to apply except as specified below. The Company anticipates the Transition Date will occur before the Annual Meeting.
So long as our executive managing directors continue to own more than 40% of the total combined voting power of the Company, whether through ownership of our Class A Shares, Class B Shares or any other voting securities that we may issue in the future, the Class B Shareholder Committee has approval rights with respect to certain actions of the Board. Furthermore, so long as any Class B Shares remain outstanding, the Class B Shareholder Committee has the power and authority to exercise the rights granted to them under our Operating Agreement. The Class B Shareholder Committee currently has the right to designate five of the seven nominees for election to the Board, with such number of nominees decreasing as our executive managing directors’ ownership interest in our business decreases, as discussed below, and subject to the terms of the Governance Agreement. In addition, under the Class B Shareholders Agreement, each executive managing director holding Class B Shares has granted to the Class B Shareholder Committee an irrevocable proxy to vote all of such executive managing director’s Class B Shares as determined by such Committee in its sole discretion.
Class B Shareholder Committee; Proxy and Approval Rights
Class B Shareholder Committee.    The Class B Shareholder Committee currently consists solely of Daniel S. Och until his withdrawal, death or disability. Pursuant to the Governance Agreement, Mr. Och will continue to serve as the sole member of the Class B Shareholder Committee until the Transition Date. If applicable, upon Mr. Och’s withdrawal, death or disability, the Partner Management Committee shall act by majority vote to reconstitute the Class B Shareholder Committee either by: (i) appointing another executive managing director to serve as the sole member of the Committee; or (ii) appointing all of the members of the Partner Management Committee as the members of the Class B Shareholder Committee, in which event, the members will act by majority vote. Upon a reconstitution as provided by clause (i) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the sole member’s withdrawal, death, disability or removal by a majority vote of the Partner Management Committee. Upon a reconstitution as provided by clause (ii) above, the Class B Shareholder Committee shall thereafter be comprised of the members who from time to time constitute the Partner Management Committee.
Proxy.    Pursuant to the Class B Shareholders Agreement, each of our executive managing directors holding Class B Shares has granted to Mr. Och, as the current sole member of the Class B Shareholder Committee, an irrevocable proxy to vote all of the Class B Shares held by such executive managing director in such manner as Mr. Och shall determine, in his sole and absolute discretion, on any matter submitted to a vote of the holders of the Class B Shares. This proxy will survive until the later of: (i) Mr. Och’s withdrawal, death or disability; or (ii) such time as our executive managing directors no longer hold at least 40% of the total combined voting power of the Company. Accordingly, while Mr. Och remains the sole member of the Class B Shareholder Committee, he will have control over significant matters submitted to a vote of our Shareholders so long as the Class B Shares continue to represent 40% of the total combined voting power of the Company due to the approval rights discussed below.
Approval Rights.    The Class B Shareholders Agreement provides that, so long as our executive managing directors and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Shares, the Board shall not authorize, approve or ratify any action described below without the prior written approval of the Class B Shareholder Committee:

•
any incurrence of indebtedness, other than inter-company indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries or controlled affiliates in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•
any issuance by us or any of our subsidiaries or controlled affiliates, in any transaction or series of related transactions, of equity or equity-related shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of all our outstanding Shares other than: (i) pursuant to transactions solely among us and our wholly-owned subsidiaries; (ii) upon issuances of securities pursuant to the Och-Ziff Capital Management Group Inc. Amended and Restated 2007 Equity Incentive Plan; (iii) upon the exchange of Group A Units for Class A Shares pursuant to the Class A Unit Exchange Agreement; or (iv) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Class B Shareholders Agreement;

•
any equity or debt commitment or investment or series of related equity or debt commitments or investments by us or any of our subsidiaries or controlled affiliates in an unaffiliated entity or related group of entities in an amount greater than $250 million;

•	any entry by us, any subsidiary or controlled affiliate into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment or removal of a chief executive officer or co-chief executive officer of the Company (subject to the Governance Agreement, as described above); or

•
the termination without cause of the employment of an executive officer of the Company or the active involvement of an executive managing director with us or any of our subsidiaries or controlled affiliates.

In addition, our Operating Agreement requires that we obtain the consent of the Class B Shareholder Committee for specified actions relating to our legal structure so long as any Class B Shares remain outstanding. Generally, our structure is intended to ensure that we maintain exchangeability of Class A Shares and Group A Units on a one-for-one basis.
Board Representation
The Class B Shareholders Agreement requires that we take all reasonably necessary action to effect the following, so long as our executive managing directors and their permitted transferees beneficially own:

•	Shares representing more than 50% of the total combined voting power of all our outstanding Shares, then the Board shall nominate five individuals designated by the Class B Shareholder Committee;

•
Shares representing 40% or more and less than or equal to 50% of the total combined voting power of all our outstanding Shares, then the Board shall nominate three individuals designated by the Class B Shareholder Committee;

•
Shares representing 25% or more and less than 40% of the total combined voting power of our outstanding Shares, then the Board shall nominate two individuals designated by the Class B Shareholder Committee;

•
Shares representing 10% or more and less than 25% of the total combined voting power of our outstanding Shares, then the Board shall nominate one individual designated by the Class B Shareholder Committee; and

•
when our executive managing directors beneficially own less than 10% of the total combined voting power of our outstanding Shares, then the Board has no obligation to nominate any individual designated by the Class B Shareholder Committee.

The Operating Agreement provides that the size of the Board may not be expanded beyond seven members without the approval of the Class B Shareholder Committee.
Termination
Under the Governance Agreement, the Class B Shareholders Agreement terminates effective as of the Transition Date. Accordingly, effective as of the Transition Date, subject to certain survival provisions, all provisions of the Class B Shareholders Agreement shall be void and of no further force and effect, including that effective as of the Transition Date the Class B Shareholder Committee shall be disbanded and all authority granted to the Class B Shareholder Committee shall be extinguished.

Limited Partnership Agreements of the Oz Operating Group Entities

In connection with the Recapitalization, we amended and restated the Oz Operating Partnerships’ limited partnership agreements pursuant to Agreements and Plans of Merger, between OZ Management LP, OZ Advisors LP and OZ Advisors II LP and newly-formed subsidiaries of the Registrant, Orion Merger Sub I LP, Orion Merger Sub II LP and Orion Merger Sub III LP, respectively, pursuant to which such newly-formed subsidiaries of the Registrant merged with and into with the Oz Operating Partnerships, with the Oz Operating Partnerships as the surviving entities (such mergers, the “Mergers”). The material terms of the changes to the limited partnership agreements of the Oz Operating Partnerships are described below.

Group A Units and Group A-1 Units

The limited partnership agreements of the Oz Operating Partnerships set forth the terms of the Group A Units and Group A-1 Units into which Group A Units were recapitalized in the Mergers after giving effect to the Recapitalization. Among other things, the limited partnership agreements of the Oz Operating Partnerships provide that, upon any Group E Units or Additional Group E Units (as defined below), (i) vesting and achieving a book-up (as discussed below) or (ii) being canceled (except as provided in the limited partnership agreements of the Oz Operating Partnerships), an equal number of Group A-1 Units shall be automatically canceled, with each holder of Group A-1 Units bearing its pro rata share of such cancellation. Group A-1 Units are not eligible to receive distributions at any time; provided, however, that the holders of

Group A-1 Units shall participate in any sale, change of control or other liquidity event. The holders of the Group A Units shall retain the portion of their capital accounts attributable to the Group A Units outstanding immediately prior to the Mergers that were converted into Group A-1 Units in the Mergers, which shall not be affected by any future cancellation of such Group A-1 Units.From the closing of the Recapitalization until the end of the Distribution Holiday, without the prior written consent of (i) the holders of a majority of the then-outstanding Group A Units and (ii) until 100% of the then-outstanding Group A Units that were outstanding immediately following the Recapitalization Closing (such Group A Units, the “Post-Recap Group A Units”) have become eligible to be exchanged pursuant to the Class A Unit Exchange Agreement, the holders of a majority of the Post-Recap Group A Units and the Company are generally prohibited from: (A) taking any action that is adverse to the holders of Group A Units or Group A-1 Units in a manner disproportionate to the holders of the Class A Shares; (B) issuing any additional Group A Units or Group A-1 Units; (C) creating any new class of equity securities that would be senior or pari passu to the Group A Units or creating any equity securities in any subsidiary of any of the Oz Operating Partnerships (or amending the terms of an existing class of equity securities to become such equity securities) until the achievement of a book-up for all Group A Units following the end of the Distribution Holiday; or (D) amending the book-up provisions of the limited partnership agreements of the Oz Operating Partnerships in a manner that is adverse to the Group A Units or Group A-1 Units, except as required by a change in applicable law or upon the written advice of outside counsel to the Company. In connection with any such consents to be obtained from the holders of Group A Units, no consent fee or other consideration shall be offered to such holders.The limited partnership agreements of the Oz Operating Partnerships generally prohibit the Company, from the Recapitalization Closing until the end of the Distribution Holiday, without the consent of the holders of a majority of the Group A Units (excluding any Group A Units held by Mr. Och or his affiliates or related trusts that own Group A Units at the applicable time (the “DSO Group A Holders”)) (such holders the “Non-DSO Group A Holders”) from (i) amending the limited partnership agreements of the Oz Operating Partnerships if the impact of such amendment on the Non-DSO Group A Holders (solely in their capacity as holders of Group A Units or Group A-1 Units) is disproportionately adverse, in any material respect, relative to the impact to the DSO Group A Holders (solely in the DSO Group A Holders’ capacity as holders of Group A Units or Group A-1 Units, as applicable) or (ii) amending the immediately preceding consent rights.

Group D Units
The limited partnership agreements of the Oz Operating Partnerships provided the procedures for the Class D Election, pursuant to which each Group D Unit was converted into one Group E Unit. Such Group E Units issued in respect of Group D Units generally vest (i) with respect to Group E Units issued to former executive managing directors, on the date of grant and (ii) with respect to Group E Units issued to active executive managing directors that (a) were converted from vested Group D Units, on December 31, 2019, (b) were converted from unvested Group D Units that were scheduled to vest within 12 months of January 31, 2019, on December 31, 2019, or (c) were converted from any other unvested Group D Units, on the date such Group D Units would have vested; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service.

Group E Units
The limited partnership agreements of the Oz Operating Partnerships set forth the terms of the Group E Units of the Oz Operating Partnerships. Group E Units are only entitled to future profits and gains, and Group E Units issued to an executive managing director at the Recapitalization Closing (other than those issued in respect of Group D Units) generally vest (i) up to and including the number of Group A-1 Units held by such executive managing director immediately following the Recapitalization, on December 31, 2019 and (ii) with respect to all other such Group E Units held by such executive managing director, one-third on each of December 31, 2020, December 31, 2021, and December 31, 2022; provided that in each case the recipient remains in continuous service through each vesting date, subject to accelerated vesting or continued vesting, as applicable, upon the occurrence of certain liquidity events or a qualifying termination of service. The Oz Operating Partnerships will cause the Registrant to issue one Class B Share to each holder of Group E Units upon the vesting of each such Group E Unit.At the Recapitalization Closing, the Company conditionally issued (subject to certain vesting and forfeiture conditions) an aggregate of 9,655,232 Group E Units to certain active executive managing directors. The General Partners of the Oz Operating Partnerships may conditionally issue the Additional Group E Units to active executive managing directors, in an aggregate number not to exceed the amount described in the limited partnership agreements of the Oz Operating Partnerships, as specified by the Chief Executive Officer of the Registrant (with the approval of the Compensation Committee), if applicable).The limited partnership agreements of the Oz Operating Partnerships generally prohibit the Company without the consent of the holders of a majority of Group E Units (until Group E Units representing less than 10% of the Group E Units issued in connection with the Recapitalization remain outstanding), from: (A) taking any action that is adverse to the holders of Group E Units in a manner disproportionate to the holders of the Class A Shares; (B) creating any new class of equity securities that would be senior or pari passu to the Group E Units or creating any equity securities in any subsidiary of any of the Oz Operating Partnerships (or amending the terms of an existing class of equity securities to become such equity securities) until the achievement of book-up for all Group E Units following the end of the distribution holiday; or (C) amending the book-up provisions of the limited partnership agreements of the Oz Operating Partnerships in a manner that is adverse to the Group E Units, except as required by a change in applicable law or upon the written advice of outside counsel to the Company. In connection with any such consents to be obtained from the holders of Group E Units, no consent fee or other consideration shall be offered to such holders.

Liquidity Events
In the event of a drag-along sale, tag-along sale, change of control or other liquidity event, the consideration to which any limited partner holding Group A Units, Group A-1 Units, Group D Units or Group E Units shall be entitled with respect to any such unit that is to be sold in such liquidity event shall be in proportion to such limited partner’s capital account balance attributable to such unit, relative to the capital account balance attributable to all units participating (directly or indirectly) in such event including the Group B Units.

Book-Up Provisions
The limited partnership agreements of the Oz Operating Partnerships have been amended to provide for a book-up of the Group A Units, Group D Units, Group E Units and Group P Units to occur at any time upon a sale, liquidation, exchange in which such unit would actually participate or certain other liquidity events, or from time to time after the end of the Distribution Holiday. Such units generally would be fully booked-up (with the book-up of the Group A Units and Group E Units having priority over the Group D Units and Group P Units) when each such unit has the same capital account balance (disregarding Group A-1 Units and other units of junior priority).

Partner Management Committee and Partner Performance Committee
The limited partnership agreements of the Oz Operating Partnerships have been revised to reflect that, effective as of the Transition Date, (i) Mr. Och shall automatically cease to serve as Chairman, and shall also cease to be a member, of each of the Partner Management Committee (as defined in the limited partnership agreements of the Oz Operating Partnerships) and the Partner Performance Committee (as defined in the limited partnership agreements of the Oz Operating Partnerships) and (ii) the Chief Executive Officer of the Registrant shall replace Mr. Och as Chairman of each of the Partner Management Committee and the Partner Performance Committee.

Distribution Holiday
The limited partnership agreements of the Oz Operating Partnerships have been revised to provide for the Distribution Holiday, which shall terminate on the earlier of (x) 45 days after the last day of the first calendar quarter in which an aggregate of $600.0 million of Distribution Holiday Economic Income (as defined in the limited partnership agreements of the Oz Operating Partnerships) has been realized and (y) April 1, 2026. During the Distribution Holiday, (i) the Oz Operating Partnerships shall only make distributions with respect to Group B Units, (ii) the performance thresholds of Group P Units shall be adjusted to take into account performance and distributions during such period, (iii) RSUs will receive in-kind distributions in respect of dividends or distributions paid on the Registrant’s Class A Shares, in each of the foregoing clauses (i) and (ii) in an aggregate amount not to exceed $4.00 per Group P Unit or RSU (equivalent to $0.40 prior to adjustment for the Reverse Share Split), as applicable, cumulatively during the Distribution Holiday, and in accordance with their existing terms (provided that such $4.00 cap shall not apply to any RSUs held by non-executive managing director employees or executive managing directors who are not receiving Group E Units) and (iv) income shall be allocated for book and tax purposes to reflect the revised distribution entitlements of the Group A / B / D / E / P Units. Following the termination of the Distribution Holiday, Group A Units, Group D Units and Group E Units (whether vested or unvested) shall receive distributions even if such Group A Units, Group D Units and Group E Units, as applicable, have not been booked-up.

Withdrawal Rights
Upon no less than 30 days’ prior written notice to the applicable General Partner, any limited partner may elect to abandon and surrender to the relevant Oz Operating Partnership all of such limited partner’s units and other interests in such Oz Operating Partnership (including any capital account balance but, for the avoidance of doubt, excluding any indebtedness) for no consideration. Such election shall be effective from the last day of the calendar quarter in which the notice was provided.

Name
The Company may use and permit others to use the “Och,” “Ziff” and “Och-Ziff” names through December 31, 2019, following which the Company shall cease using such names, provided, that the Company may (i) continue to use such names as expressly required by applicable law, regulation or order and (ii) refer to its former name.

Amended and Restated Class A Unit Exchange Agreement
In connection with the Recapitalization, at the Recapitalization Closing, the Class A Unit Exchange Agreement was amended and restated to provide such limited partners with revised exchange rights and to effect certain other amendments. Pursuant to the revised Class A Unit Exchange Agreement and the related provisions of the limited partnership agreements of the Oz Operating Partnerships, prior to the expiration of the Distribution Holiday, the Exchange Committee (comprised of our Chief Executive Officer and Chief Financial Officer), in consultation with the Board, shall have the authority to permit exchanges of vested and booked-up Group A Units, which exchanges shall be made available to all holders of such vested and booked-up Group A Units on a pro rata basis. Beginning on the final day of the Distribution Holiday, each holder of Group A Units may exchange his or her vested and booked-up Group A Units over a period of two years in three equal installments commencing upon the final day of the Distribution Holiday and on each of the first and second anniversary thereof (or, for units that become vested and booked-up Group A Units after the final day of the Distribution Holiday, from the later of the date on which they would have been exchangeable in accordance with the foregoing and the date on which they become vested and booked-up Group A Units) (and thereafter such units will remain exchangeable), in each case, subject to certain restrictions (including, among other things, in connection with the Registrant’s insider trading policy in respect of affiliate holders and in certain circumstances where the exchange would be likely impact the Registrant’s ability to use net operating losses).
Class P Unit Exchange Agreement
Under the Class P Unit Exchange Agreement, which became effective as of March 1, 2017, the Registrant’s executive managing directors may become entitled to exchange any vested Group P Units they hold for the Registrant’s Class A Shares (or the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications, and provided that the Distribution Holiday has ended (or an earlier exchange date has been established by the Exchange Committee). Any such exchanges are subject to the satisfaction of certain service and performance conditions and the book-up condition, as described above under “—Limited Partnership Agreements of the Oz Operating Group Entities.” Once any Group P Units have become exchangeable, exchanges may generally occur quarterly on a date determined by the Exchange Committee. The Exchange Committee will consist of the members of the Partner Management Committee, with Mr. Och currently acting as Chairman. As Chairman, Mr. Och has the sole and exclusive right to take any action on behalf of the Exchange Committee. In the absence of a Chairman, the full Exchange Committee may act by majority vote.

Under the Class P Unit Exchange Agreement, each Group P Unit surrendered for exchange must simultaneously be exchanged for one Class A Share (or the cash equivalent, if so determined in the sole discretion of the Board). Upon any exchange of Group P Units, the exchanging person’s corresponding Class B Shares will be automatically canceled and the Registrant s interest in the Oz Operating Group, through its ownership of Group B Units (which are not exchangeable for any securities), will correspondingly increase. Upon the exchange of a Group P Unit for a Class A Share (or the cash equivalent thereof), the exchanging executive managing director will have a right to potential future payments owed to him or her under the Tax Receivable Agreement (described below) as a result of such exchange.

Registration Rights Agreements

In connection with the Recapitalization, at the Recapitalization Closing, the Registrant amended and restated its Registration Rights Agreement, dated as of August 1, 2012 (as amended, the “Registration Rights Agreement”), by and among the Registrant and the covered persons named therein (the “Covered Persons”). Pursuant to the Registration Rights Agreement, the Registrant will agree to file with the SEC a shelf registration statement or a prospectus supplement or other supplemental materials to an existing shelf registration statement, no later than the first “established exchange date” under the Class A Unit Exchange Agreement, providing for registration and resale of the Class A Shares that may be delivered in exchange for Och-Ziff Operating Group Units (as defined in the Registration Rights Agreement) or otherwise held from time to time by the Covered Persons (the “Registrable Securities”). The Registration Rights Agreement provides the Registrant with customary suspension rights. In addition, the Covered Persons have certain “piggyback” rights if the Registrant proposes to register any Class A Shares under the Securities Act of 1933, as amended. The Registrant also agreed, among other things, to indemnify the Covered Persons included in any registration statement from certain liabilities and to pay all fees and expenses incident to the Registrant’s performance of or compliance with the Registration Rights Agreement. The rights under the Registration Rights Agreement will continue until the Covered Persons hold less than 100,000 Registrable Securities in the aggregate.

We also entered into a registration rights agreement with DIC pursuant to which DIC has certain “piggyback” registration rights (“DIC Registration Rights Agreement”). The DIC’s registration rights generally are triggered at any time we file a registration statement pursuant to the Registration Rights Agreement. We agreed to indemnify DIC and certain of its affiliates against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell Class A Shares, unless such liability arose from their own misstatement or omission, and DIC, to the extent it has Class A Shares included in any registration statement or prospectus, has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the DIC Registration Rights Agreement.

Tax Receivable Agreement

We have made, and may in the future be required to make, payments under the tax receivable agreement that we entered into with our executive managing directors and the Ziffs (“Tax Receivable Agreement”). The purchase by the Oz Operating Group of Group A Units from our executive managing directors and the Ziffs with proceeds from the 2007 Offerings, and subsequent taxable exchanges by them of Group A Units (including Group A Units into which Group D Units or Group E Units may convert) or Group P Units for our Class A Shares on a one-for-one basis (or, at our option, a cash equivalent), resulted, and, in the case of future exchanges, are anticipated to result, in an increase in the tax basis of the assets of the Oz Operating Group that would not otherwise have been available. We anticipate that any such tax basis adjustment resulting from an exchange will be allocated principally to certain intangible assets of the Oz Operating Group, and we will derive our tax benefits principally through amortization of these intangibles over a 15-year period. Consequently, these tax basis adjustments will increase, for tax purposes, our depreciation and amortization expenses and will therefore reduce the amount of tax that Oz Corp and any other future corporate taxpaying entities that acquire Group B Units in connection with an exchange, if any, would otherwise be required to pay in the future. Accordingly, pursuant to the Tax Receivable Agreement, such corporate taxpaying entities (including Och-Ziff Capital Management Group Inc. once it is treated as a corporate taxpayer following the Corporate Classification Change) have agreed to pay our executive managing directors and the Ziffs a percentage of the amount of cash savings, if any, in federal, state and local income taxes in the United States that these entities actually realize related to their units as a result of such increases in tax basis. Such percentage was originally 85% of such annual cash savings under the Tax Receivable Agreement. In September 2016, we amended the Tax Receivable Agreement to provide that no amounts were due or payable under the agreement with respect to the 2015 and 2016 tax years. In connection with the Recapitalization, in February 2019, we amended the Tax Receivable Agreement to provide that, conditioned on Och-Ziff Capital Management Group Inc. electing to be classified as, or converting into, a corporation for U.S. tax purposes during 2019, (i) no amounts are due or payable with respect to the 2017 tax year, (ii) only partial payments (equal to the 2018 excess amount) are due and payable in respect of the 2018 tax year and (iii) the percentage of cash savings required to be paid with respect to the 2019 tax year and thereafter, as well as with respect to cash savings from subsequent exchanges, is reduced to 75%.

In connection with the departure of certain former executive managing directors since the 2007 Offerings, the right to receive payments under the Tax Receivable Agreement by those former executive managing directors was contributed to the Oz Operating Group. As a result, we expect to pay to the other executive managing directors and the Ziffs approximately 78% of the 2018 excess amount and 69% of the amount of cash savings, if any, in federal, state and local income taxes in the United States that we actually realize as a result of such increases in tax basis with respect to the 2019 tax year and future tax years. To the extent that we do not realize any cash savings, we would not be required to make corresponding payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement are anticipated to increase the tax basis adjustment of intangible assets resulting from a prior exchange, with such increase being amortized over the remainder of the amortization period applicable to the original basis adjustment of such intangible assets resulting from such prior exchange. It is anticipated that this will result in increasing annual amortization deductions in the taxable years of and after such increases to the original basis adjustments, and potentially will give rise to increasing tax savings with respect to such years and correspondingly increasing payments under the Tax Receivable Agreement.

As of December 31, 2018, assuming no material changes in the relevant tax law and that we generate sufficient taxable income to realize the full tax benefit of the increased amortization resulting from the increase in tax basis of our assets (without taking into account the effect of the February 2019 amendment of the Tax Receivable Agreement, the Recapitalization or the Corporate Classification Change), we expected to pay our executive managing directors and the Ziffs approximately $277.8 million over the next 15 years as a result of the cash savings to our intermediate holding companies from the purchase of Group A Units from our executive managing directors and the Ziffs with proceeds from the 2007 Offerings and the exchange of Group A Units for Class A Shares. Future cash savings and related payments to our executive managing directors under the Tax Receivable Agreement in respect of subsequent exchanges would be in addition to these amounts. The obligation to make payments under the Tax Receivable Agreement is an obligation of Oz Corp and any other intermediate corporate taxpaying entities that hold Group B Units and not of the Oz Operating Group entities. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent the Oz Operating Group does not distribute cash to our intermediate corporate tax paying entities in an amount sufficient to meet our obligations under the Tax Receivable Agreement.

The actual increase in tax basis of the Oz Operating Group assets resulting from an exchange or from payments under the Tax Receivable Agreement, as well as the amortization thereof and the timing and amount of payments under the Tax Receivable Agreement, will vary based upon a number of factors, including the following:

•
The amount and timing of our income of will impact the payments to be made under the Tax Receivable Agreement. To the extent that we do not have sufficient taxable income to utilize the amortization deductions available as a result of the increased tax basis in the Oz Operating Group assets, payments required under the Tax Receivable Agreement would be reduced.

•
The price of our Class A Shares at the time of any exchange will determine the actual increase in tax basis of the Oz Operating Group assets resulting from such exchange; payments under the Tax Receivable Agreement resulting from future exchanges, if any, will be dependent in part upon such actual increase in tax basis.

•
The composition of the Oz Operating Group assets at the time of any exchange will determine the extent to which we may benefit from amortizing the increased tax basis in such assets and thus will impact the amount of future payments under the Tax Receivable Agreement resulting from any future exchanges.

•
The extent to which future exchanges are taxable will impact the extent to which we will receive an increase in tax basis of the Oz Operating Group assets as a result of such exchanges, and thus will impact the benefit derived by us and the resulting payments, if any, to be made under the Tax Receivable Agreement.

•	The tax rates in effect at the time any potential tax savings are realized, which would affect the amount of any future payments under the Tax Receivable Agreement.

Depending upon the outcome of these factors, payments that we may be obligated to make to our executive managing directors and the Ziffs under the Tax Receivable Agreement in respect of exchanges could be substantial. In light of the numerous factors affecting our obligation to make payments under the Tax Receivable Agreement, the timing and amounts of any such actual payments are not reasonably ascertainable.
Expense Allocation Agreement
We have entered into an Expense Allocation Agreement with the Oz Operating Group entities pursuant to which substantially all of the Company’s ongoing expenses (other than: (i) income tax expenses of Och-Ziff Capital Management Group Inc. and the intermediate holding companies; (ii) obligations incurred under the Tax Receivable Agreement; and (iii) payments on any indebtedness incurred by Och-Ziff Capital Management Group Inc. and the intermediate holding companies), including substantially all the ongoing expenses incurred by or attributable solely to Och-Ziff Capital Management Group Inc., will be accounted for as expenses of the Oz Operating Group.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide for, among other things, indemnification to the fullest extent permitted by law and our Operating Agreement against: (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval, and counsel fees and disbursements; (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness; and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan, if such director or executive officer acted in a manner not constituting fraud, gross negligence or willful misconduct. The indemnification agreements provide for the advancement or payment of all expenses to the director or executive officer and for reimbursement to us if it is found that such director or executive officer is not entitled to such indemnification under applicable law and our Operating Agreement. The Operating Group Limited Partnership Agreements also require the Oz Operating Group entities to indemnify and exculpate our executive managing directors, including those who are our executive officers.
Relinquishment Agreement
The intermediate holding companies entered into the Relinquishment Agreement with Daniel S. Och and the Och Trusts effective as of March 1, 2017. Pursuant to the Relinquishment Agreement, Mr. Och and the Och Trusts agreed to cancel, in the aggregate, 3.0 million of their vested Group A Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split). The Company accounted for the transaction as a repurchase of Group A Units for no consideration. A corresponding number of Class B Shares were also canceled.
The Relinquishment Agreement also provided that if any of the Group D Units granted to James S. Levin on March 1, 2017 were forfeited, such forfeited units would be reallocated to Mr. Och and the Och Trusts pursuant to the terms of the limited partnership agreements of the Operating Partnerships, up to an aggregate amount of 3.0 million Group D Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split); however, in February 2018, Mr. Levin forfeited these Group D Units in connection with entering into a new employment agreement (see “—Executive and Director Compensation—Partner Agreements, Severance Benefits and Change in Control Provisions”). The Company and the parties to the Relinquishment Agreement have entered into the Reallocation Agreement, dated March 28, 2018 and effective as of February 16, 2018, which replaced and superseded the Relinquishment Agreement in its entirety. Pursuant to the Reallocation Agreement, Mr. Och and the Och Trusts relinquished their rights to receive the 3.0 million Group D Units (equivalent to 30.0 million prior to adjustment for the Reverse Share Split) forfeited by Mr. Levin described above, which have been canceled, and Mr. Och will instead have the right to direct the General Partners to issue, for strategic hires and/or other business initiatives, Reallocable Group Units, i.e., up to 2.7 million Group D Units (equivalent to 27.0 million prior to adjustment for the Reverse Share Split). Under the Reallocation Agreement, as an alternative to making grants of any number of such Reallocable Group Units, Mr. Och may determine to make awards of an equivalent number of RSUs under the Company’s 2013 Incentive Plan. To the extent that the Compensation Committee does not approve any such issuances or awards, an equal number of Group Units shall be reallocated to Mr. Och and the Och Trusts.  Subsequently, as part of the Recapitalization, Mr. Och waived his right to reallocate (and, under certain circumstances, be reissued) the Reallocable Group Units.

Distribution Holiday Agreements

In connection with the Distribution Holiday, at the Recapitalization Closing, the Company entered into (i) a letter agreement with Robert Shafir, the Company’s Chief Executive Officer, and (ii) letter agreements with each of the independent directors of the Board who holds RSUs, in each case, to provide that the Distribution Holiday applies to the RSUs owned by Mr. Shafir and the independent directors of the Board, respectively.

Consents and Approvals
The Nominating, Corporate Governance and Conflicts Committee unanimously approved the terms of the Recapitalization and the Implementing Agreements and unanimously recommended that the Board approve the same. The Board, acting on the unanimous recommendation of the Nominating, Corporate Governance and Conflicts Committee, approved the Recapitalization, including the Implementing Agreements. The Nominating, Corporate Governance and Conflicts Committee serves as the “Conflicts Committee” (as defined in our Operating Agreement) for purposes of evaluating the Recapitalization, including the Implementing Agreements. In such capacity, the Nominating, Corporate Governance and Conflicts Committee determined that (i) each member thereof is independent and disinterested with respect to (A) the management of the Company and (B) the transactions contemplated by the Recapitalization, including the Implementing Agreements, and (ii) the Nominating, Corporate Governance and Conflicts Committee’s approval of the Recapitalization, including the Implementing Agreements, constitutes a Special Approval (as defined in our Operating Agreement) for purposes of Section 5.20 of our Operating Agreement.
In connection with the Recapitalization, (i) the holders of a majority of the minority of the holders of Group A Units (i.e., holders of Group A Units other than Mr. Och or any holders of Group A Units that received Group E Units in the

Recapitalization) executed agreements consenting to the Recapitalization, (ii) the amendment to the Tax Receivable Agreement was approved by the requisite beneficiaries under the Tax Receivable Agreement and (iii) the requisite lenders under the Senior Credit Agreement (as defined below) entered into Amendment No. 1 (the “Senior Credit Agreement Amendment”) to the Senior Credit Agreement (the Senior Credit Agreement as amended by the Senior Credit Agreement Amendment, the “Amended Credit Agreement”), among the Oz Operating Partnerships, the other guarantors party thereto, the several banks and other financial institutions or entities party thereto, as lenders, and the administrative agent, permitting the consummation of the Recapitalization.

New Preferred Unit Designations
In connection with the Recapitalization, effective as of the Recapitalization Closing, pursuant to the amendment and restatement of the limited partnership agreements of the Oz Operating Partnerships pursuant to the Mergers, the limited partnership agreements of the Oz Operating Partnerships include the New Preferred Unit Designations. As part of the Existing Preferred Restructuring, pursuant to the New Preferred Unit Designations, the Oz Operating Partnerships issued New Preferred Securities with an aggregate liquidation preference of $200.0 million, in exchange for $200.0 million of the Existing Preferred. The New Preferred Securities are held by certain of our active and former executive managing directors. Mr. Och holds approximately $175.0 million of the New Preferred Securities, and certain of our executive officers hold approximately 1.25% of the outstanding New Preferred Securities in the aggregate.
Other than following the occurrence of a Discount Termination Event (as defined in the New Preferred Unit Designations), the Oz Operating Partnerships will have the option to redeem the New Preferred Securities at a 25% discount until March 31, 2021 and then at a 10% discount at any time between April 1, 2021 and the day prior to March 31, 2022, and any mandatory payments as a result of the Cash Sweep (as defined below) will be entitled to the same discount. To the extent that the New Preferred Securities are not repaid in full prior to March 31, 2022, at the option of the holder thereof, all or any portion of the New Preferred Securities will be converted into Debt Securities in an aggregate principal amount equal to the Liquidation Value of such New Preferred Securities, with such Debt Securities having the same terms as the initial $200.0 million of Debt Securities described below.
Subject to certain exceptions, unless distributions on the New Preferred Securities are declared and paid in cash for the then current distribution period and all preceding periods, the Operating Group Entities (as defined in the New Preferred Unit Designations) may not declare or pay distributions on or repurchase any of their equity securities that rank equal with or junior to the New Preferred Securities.
The New Preferred Unit Designations include a cash sweep arrangement during the Distribution Holiday under which, on a quarterly basis, 100% of all Economic Income (as defined therein) will be applied to repay the Amended Credit Agreement and then to redeem the New Preferred Securities, in each case, together with accrued interest. The Cash Sweep will not apply to the extent that it would result in the Company having a minimum free cash balance of less than $200.0 million except in certain specified circumstances. In the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance (as defined in the New Preferred Unit Designations) as of December 31 of the applicable fiscal year over the minimum free cash balance of $200.0 million, will be used to repay the Amended Credit Agreement and redeem the New Preferred Securities. In addition, without duplication of the Cash Sweep, (i) certain of the proceeds resulting from the realization of Designated Accrued Unrecognized Incentive (as defined in the New Preferred Unit Designations) and (ii) 85% of the Net Cash Proceeds (as defined in the New Preferred Unit Designations) from any Asset Sales (as defined in the New Preferred Unit Designation), will be used to repay the Amended Credit Agreement and redeem the New Preferred Securities. As long as the Cash Sweep is in effect, the Company may only use funds from a cumulative discretionary one-time basket of up to $50.0 million in the aggregate, or reserve up to $17.0 million in the aggregate (the “Discretionary Basket”), to engage in certain Restricted Activities (as defined below) or any other activities related to the strategic expansion of the Company, and may not use any other funds of the Company to fund such activities, subject to certain exceptions. The Discretionary Basket will not be subject to the Distribution Holiday or the Cash Sweep and, subject to certain exceptions, may only be used to fund new firm investments or new firm products or to fund share buybacks (including RSU cash settlements in excess of permitted amounts) in an aggregate amount not to exceed $25.0 million (the “Restricted Activities”). The Discretionary Basket may not be used to fund employee compensation payments.
Pursuant to the New Preferred Unit Designations, distributions on the New Preferred Securities will be payable on the liquidation preference amount on a cumulative basis at an initial distribution rate of 0% per annum until February 19, 2020 (the Step Up Date), after which the distribution rate will increase in stages thereafter to a maximum of 10% per annum on and after the eighth anniversary of the Step Up Date. In addition, following the occurrence of a change of control event, the Operating Group Entities will redeem the New Preferred Securities at a redemption price equal to the Liquidation Value. If the Operating

Group Entities fail to redeem all of the outstanding New Preferred Securities after such change of control event, the distribution rate will increase by 7.00% per annum, beginning on the 31st day following such event. Pursuant to the New Preferred Unit Designations, the Operating Group Entities will not be required to effect such redemption until the earlier of (i) the date that is 20 days following such change of control event and (ii) the payment in full of all loans and other obligations and the termination of all commitments under the Amended Credit Agreement.
In addition, from and after March 31, 2022, if the amounts that were distributed to partners of the Operating Group Entities in respect of their equity interests in the Operating Group Entities (other than amounts distributed in respect of tax distributions or certain other distributions) or utilized for repurchase of units by such entities (or which were available but not used for such purposes) for the immediately preceding fiscal year were in excess of $100.0 million in the aggregate, then an amount equal to 20% of such excess shall be utilized to redeem the New Preferred Securities on a pro rata basis at a redemption price equal to the Liquidation Value. Furthermore, if the average closing price of the Registrant’s Class A Shares exceeds $150 per share for the previous 20 trading days from and after the Recapitalization Closing, the Operating Group Entities have agreed to use their reasonable best efforts to redeem all of the outstanding New Preferred Securities as promptly as practicable. If such event occurs prior to the maturity date of the Amended Credit Agreement and all obligations under the Amended Credit Agreement have not been prepaid in accordance with the terms thereof, the Registrant has agreed to use its reasonable best efforts to obtain consents from its lenders in order to redeem the New Preferred Securities as promptly as practicable.
Under the terms of the New Preferred Securities, so long as any New Preferred Securities are outstanding, without the consent of the holders’ committee of the New Preferred Securities (to be comprised of Mr. Och as sole member initially and additional or replacement members) (the “Holders’ Committee”), the Company will not create any new class of equity securities or issue any equity securities in any existing class that would be senior or pari passu to the New Preferred Securities (or amend the terms of an existing class of equity securities to become senior or pari passu to the New Preferred Securities). In addition, under the New Preferred Unit Designations, without the prior written consent of the Holders’ Committee, the Company is restricted from incurring certain indebtedness and liens, in each case subject to the exceptions set forth therein. Certain subsidiaries of the Registrant, including, but not limited to, funds and other investment vehicles owned or managed by the Registrant and its subsidiaries, are excluded from such restrictions.
The New Preferred Securities do not have voting rights, except that the consent of the Holders’ Committee is required to effect (i) any amendment to or waiver of the terms of the New Preferred Securities; or (ii) any amendment to the limited partnership agreement of an Operating Group Entity that would have an adverse effect on any holder of the New Preferred Securities.
Under the terms of the New Preferred Securities, the Registrant, the Operating Group Entities and the Och-Ziff funds are, subject to limited exceptions, prohibited from issuing to any individual who is a “Named Executive Officer” of the Registrant or the related parties of such “Named Executive Officer” (other than Mr. Och and his related parties) (collectively, the “Designated Officers”) or, in the event that the Registrant is not required to file reports with the SEC, any individual who would have been a Designated Officer if the Registrant was required to file such reports, new equity interests in any of the Operating Group Entities (“New NEO Units”) or make any distributions in respect of such New NEO Units, unless (i) so long as the Registrant’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Registrant’s compensation committee; or (ii) to the extent the Registrant’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee.
Pursuant to the New Preferred Unit Designations, the Registrant, the Operating Group Entities and the Registrant funds are also prohibited from engaging in any transaction with any Designated Officer, any holder of at least 10% of the outstanding equity of the Registrant, the Operating Group Entities, their respective subsidiaries or their respective affiliates (other than Mr. Och or his related parties) other than transactions in the ordinary course of business with any person (other than a Designated Officer) relating to such person’s service to any Operating Group Entity or consistent with past practice as of the date of the Recapitalization Closing, including in connection with granting any direct or indirect carry or capital interest in the Registrant funds to such person, which matters shall be determined by the Board or Compensation Committee. Without the consent of the Holders’ Committee, the Operating Group Entities, their respective subsidiaries and the other subsidiaries of the Registrant may not, subject to limited exceptions, sell or otherwise dispose of any businesses, business lines or divisions (including the Operating Group Entities’ respective multi-strategy, credit and real estate business) or any significant assets thereof.
Subject to limited exceptions, the New Preferred Securities may not be sold or otherwise transferred without the consent of the Holders’ Committee and, in the case of a holder other than Mr. Och or his related parties, the applicable General Partner.

If a holder receives an offer for the sale of any or all of such holder’s New Preferred Securities, such holder must first offer the New Preferred Securities to Mr. Och and his related parties. If Mr. Och and his related parties decline the offer, the holder must then offer the New Preferred Securities to the applicable General Partner on behalf of the applicable Operating Group Entity. If such General Partner declines the offer, the holder will have the right to sell the New Preferred Securities to the original offeror.
The Registrant and the Oz Operating Partnerships shall reimburse the holders of the New Preferred Securities with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the New Preferred Securities.

New Senior Subordinated Term Loan Credit and Guaranty Agreement
In connection with the Recapitalization, at the Recapitalization Closing, and as part of the Existing Preferred Restructuring, the Oz Operating Partnerships, each as a borrower, entered into an unsecured senior subordinated term loan credit and guaranty agreement (the “Subordinated Credit Agreement”) under which the Debt Securities were issued with certain parties thereto, as lenders, and Wilmington Trust, National Association, as administrative agent (the “Subordinated Credit Agreement Administrative Agent”). The Debt Securities are held by certain of our active and former executive managing directors. Mr. Och holds approximately $175.0 million of the Debt Securities, and certain of our executive officers hold approximately 1.25% of the aggregate Debt Securities. The Debt Securities mature on the earlier of (i) the fifth anniversary of the date on which all obligations under the New Preferred Unit Designations have been in paid in full and (ii) April 1, 2026.
Pursuant to the terms of the New Preferred Unit Designations and the Governance Agreement to the extent that the New Preferred Securities are not repaid in full prior to March 31, 2022, then, at the option of the holder thereof, all or any portion of the liquidation preference of such New Preferred Securities shall be automatically converted into incremental Debt Securities without any further action by the Oz Operating Group entities. Except as otherwise provided in the Subordinated Credit Agreement, any such incremental Debt Securities of any class will have terms and conditions identical to those of the initial Debt Securities of such class under the Subordinated Credit Agreement.
Commencing February 1, 2020, the Debt Securities will bear interest at a per annum rate equal to, at the borrower’s option, one, three or six-month (or twelve-month with the consent of each lender) London Interbank Offered Rate (LIBOR) plus a margin of 4.75%, or a base rate plus a margin of 3.75%. Commencing on the earlier to occur of (i) the first anniversary of the date on which all Existing Preferred are paid in full and (ii) March 31, 2022, the Debt Securities amortize in quarterly installments each in a principal amount equal to 5% of the aggregate principal amount of the Debt Securities of the applicable borrower on the effective date of the Subordinated Credit Agreement or, in the case of incremental Debt Securities of such borrower, the date New Preferred Securities are exchanged for incremental Debt Securities pursuant to the terms of the New Preferred Unit Designations and the Governance Agreement; provided that in no event shall amortization payments in any fiscal year be required to exceed $40.0 million.
 For a period of nine months after the repayment of the New Preferred Securities, the borrowers will have the option to voluntarily repay up to $200.0 million of the initial Debt Securities at a 5% discount.
The Subordinated Credit Agreement requires that certain sister advisor companies and material domestic subsidiary advisors formed or acquired after the Recapitalization Closing and that are “Investment Advisers” or “Relying Advisers” (as defined in the Advisers Act) guarantee the obligations of the Oz Operating Partnerships and the other guarantors under the Subordinated Credit Agreement.
The Subordinated Credit Agreement contains customary representations and warranties and covenants for a transaction of this type, including two financial maintenance covenants. The first financial maintenance covenant prohibits the total fee-paying assets under management of the Oz Operating Partnerships and their consolidated subsidiaries to be less than $20.0 billion as of the last day of any fiscal quarter, and the second prohibits the total net secured leverage ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending on December 31, 2018, to exceed (i) 3.00 to 1.00, or (ii) following the third anniversary of the Recapitalization Closing, 2.50 to 1.00. The Subordinated Credit Agreement also includes a covenant requiring compliance with the provisions of the Implementing Agreements that will impose restrictions on distributions, including certain tax distributions, during the Distribution Holiday, requiring prepayment of loans under the Amended Credit Agreement and thereafter, New Preferred Securities, in each case with excess cash above a certain threshold, and restricting the incurrence of indebtedness for borrowed money and certain liens, in each case subject to exceptions set forth in the Implementing Agreements. Certain subsidiaries of the Registrant, including, but not limited to, funds and other investment vehicles owned or managed by the Registrant and its subsidiaries, are excluded from the representations and warranties and the restrictions contained in certain of the foregoing covenants.
The Subordinated Credit Agreement contains customary events of default for a transaction of this type and is based on substantially the same terms as the Amended Credit Agreement. If an event of default under the Subordinated Credit Agreement occurs and is continuing, then, at the request (or with the consent) of the lenders holding a majority of the Debt Securities, upon notice by the Subordinated Credit Agreement Administrative Agent to the borrowers, the obligations under the Subordinated Credit Agreement shall become immediately due and payable. In addition, if the Oz Operating Partnerships or any of their material subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Subordinated Credit Agreement will automatically become immediately due and payable.

MISCELLANEOUS INFORMATION
Shareholder Proposals and Director Nominations
To be considered for inclusion in our proxy statement for the 2020 Annual Meeting, Shareholder proposals must be received at our offices no later than January 16, 2020 (as calculated pursuant to Rule 14a-8 under the Exchange Act). Proposals must comply with Rule 14a-8 and must be submitted in writing to Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.
As more specifically provided for in our Operating Agreement, in order for a Shareholder to introduce a Shareholder proposal or nominate a director candidate from the floor of the 2020 Annual Meeting, the Shareholder must deliver such proposal or nomination in writing to our Secretary at the above address not earlier than January 16, 2020, and no later than February 15, 2020. If the date of the 2020 Annual Meeting is held on a date that is more than 30 days from the anniversary of the 2019 Annual Meeting, then any such proposal or nomination must be received no later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made. In addition, if the number of directors to be elected to the Board of Directors at the 2020 Annual Meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board by at least February 15, 2020, then any nomination with respect to nominees for any new positions created by such increase must be received by the close of business on the 10th day following the day on which public announcement of the increase is first made. The Shareholder’s submission must be made by a registered Shareholder on his or her behalf or on behalf of the beneficial owner of the Shares, and must include information specified in our Operating Agreement.
Householding
The broker, trustee or other nominee for any shareholder who is a beneficial owner of the Shares may deliver only one copy of our proxy statement and annual report to multiple shareholders who share the same address, unless that broker, trustee or other nominee has received contrary instructions from one or more of the shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a written request to Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary or by calling (212) 790-0000. You may also obtain a copy of the proxy statement and annual report on the “Public Investors—Filings & Financials” section of our website (www.ozm.com). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, trustee or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Annual Report
Our Annual Report on Form 10-K for the year ended December 31, 2018, is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company’s website (www.ozm.com) or upon written request to Och-Ziff Capital Management Group Inc., 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.

By Order of the Board of Directors,

Katrina Paglia
Secretary
May 15, 2019
New York, New York

Annex A
Och-Ziff Capital Management Group Inc. (the “Company”)
Board of Directors’ Independence Standards
An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly or indirectly.
To assist it in making determinations of director independence, the Board has determined that each of the relationships below is categorically immaterial and therefore, by itself, does not preclude a director from being independent:
1. the director has an immediate family member who is, or has been within the last three years, employed by the Company other than as an executive officer;
2. the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, $120,000 or less in direct compensation from the Company, not including board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
3. (A) the director has an immediate family member who is a current employee (but not a partner) of a firm that is the Company’s internal or outside auditor, but does not personally work on (and has not personally worked on in the last three years) the Company’s audit; or (B) the director or an immediate family member was, within the last three years, a partner or employee of a firm that is the Company’s internal or outside auditor but no longer works at the firm and did not personally work on the Company’s audit within that time;
4. the director or an immediate family member is, or has been within the last three years, employed at another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee, but the director or the director’s immediate family member is (or was) not an executive officer of the other company and his or her compensation is not (or was not) determined or reviewed by that company’s compensation committee;
5. the director or an immediate family member is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, was less than $1 million or 2% of the other company’s consolidated gross revenues, whichever is greater; and
6. the director or an immediate family member is an employee (other than an executive officer) of a non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, were less than $1 million or 2% of the non-profit organization’s consolidated gross revenues, whichever is greater.
An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

OCH-ZIFF CAPITAL MANAGEMENT GROUP INC
OFFICE OF THE SECRETARY
9 WEST 57TH STREET
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OZM2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E80232-P24554 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors as Class III directors to serve for a term of three years and until their successors are duly elected or appointed and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard G. Ketchum
02) J. Morgan Rutman

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E80233-P24554

Proxy Card
Annual Meeting of Shareholders
to be held on July 2, 2019
OCH-ZIFF CAPITAL MANAGEMENT GROUP INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledge(s) receipt of a Notice of the Annual Meeting of Shareholders to be held on July 2, 2019, the accompanying Proxy Statement and the Annual Report for the year ended December 31, 2018. The undersigned further hereby appoint(s) David Levine with full power of substitution, as proxy and attorney-in-fact and hereby authorize(s) him to represent and vote, as provided on the other side, all the voting shares of Och-Ziff Capital Management Group Inc. that the undersigned is entitled to vote, and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side